UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

Motorola Solutions, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRINCIPAL EXECUTIVE OFFICES:	PLACE OF MEETING:
1303 East Algonquin Road Schaumburg, Illinois 60196	Capital Hilton 1001 16th Street NW Washington, DC 20036

March 15, 2011

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

Our Annual Meeting will be held at the Capital Hilton, 1001 16th Street NW, Washington, DC 20036 on Monday, May 2, 2011 at 5:00 P.M., EDT.

The purpose of the meeting is to:

1.	elect eight directors for a one-year term;

2.	hold a stockholder advisory vote on executive compensation;

3.	hold a stockholder advisory vote on the frequency of advisory voting to approve executive compensation;

4.	reapprove the material terms of performance-based awards under the Motorola Solutions Omnibus Incentive Plan of 2006;

5.	ratify the appointment of KPMG LLP as Motorola Solutions’ independent registered public accounting firm for 2011;

6.	consider and vote upon a stockholder proposal, if properly presented at the meeting; and

7.	act upon such other matters as may properly come before the meeting.

Only Motorola Solutions stockholders of record at the close of business on March 7, 2011 (the “record date”) will be entitled to vote at the meeting. Please vote in one of the following ways:

•	visit the website shown on your Motorola Solutions Notice of Internet Availability of Proxy Materials for the 2011 Annual Meeting (your “Notice”) or proxy card to vote via the Internet;

•	use the toll-free telephone number shown at the website address listed on your Notice or on your proxy card;

•	if you received a printed copy of the proxy card, mark, sign, date and return the enclosed proxy card using the postage-paid envelope provided; or

•	in person at the Annual Meeting.

PLEASE NOTE THAT ATTENDANCE AT THE MEETING WILL BE LIMITED TO STOCKHOLDERS OF MOTOROLA SOLUTIONS AS OF THE RECORD DATE (OR THEIR AUTHORIZED REPRESENTATIVES). YOU WILL BE REQUIRED TO PROVIDE THE ADMISSION TICKET THAT IS DETACHABLE FROM YOUR NOTICE OR PROXY CARD OR PROVIDE OTHER EVIDENCE OF OWNERSHIP. IF YOUR SHARES ARE HELD BY A BANK OR BROKER, PLEASE BRING TO THE MEETING YOUR BANK OR BROKER STATEMENT EVIDENCING YOUR BENEFICIAL OWNERSHIP OF MOTOROLA SOLUTIONS STOCK ON THE RECORD DATE TO GAIN ADMISSION TO THE MEETING.

By order of the Board of Directors,

Lewis A. Steverson Secretary

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 2, 2011

March 15, 2011

Dear Fellow Motorola Solutions Stockholders:

You are cordially invited to attend Motorola Solutions’ 2011 Annual Stockholders Meeting. The meeting will be held on Monday, May 2, 2011 at 5:00 P.M., EDT, at the Capital Hilton, 1001 16th Street NW, Washington, DC 20036. Given the importance of government and public safety markets to the Motorola Solutions business, in particular our federal government customers, we have decided to hold this year’s Annual Meeting of Stockholders in Washington DC.

We encourage you to vote your shares through one of the three convenient methods described in the enclosed Proxy Statement and, if your schedule permits, to attend the meeting. We would appreciate your support on the following management proposals:

•	the election of the eight nominated directors;

•	the advisory approval of the Company’s executive compensation;

•	the advisory approval of the Company’s frequency of advisory voting on executive compensation;

•	the reapproval of the material terms of performance-based awards under the Company’s Omnibus Incentive Plan of 2006; and

•	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

Your vote is important, so please act at your first opportunity.

On behalf of your Board of Directors, thank you for your continued support of Motorola Solutions.

Gregory Q. Brown President and CEO
Motorola Solutions, Inc.

PROXY STATEMENT

PROXY STATEMENT	1

PROXY STATEMENT

ABOUT THE 2011 ANNUAL MEETING

This proxy statement (the “Proxy Statement”) is being furnished to holders of common stock, $0.01 par value per share (the “Common Stock”), of Motorola Solutions, Inc. (“Motorola Solutions,” or the “Company”). Proxies are being solicited on behalf of the Board of Directors of the Company (the “Board”) to be used at the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Capital Hilton, 1001 16th Street NW, Washington, DC 20036 on Monday, May 2, 2011 at 5:00 P.M., EDT, for the purposes set forth in the Notice of 2011 Annual Meeting of Stockholders.

All stockholders may view and print Motorola Solutions’ Proxy Statement and the 2010 Annual Report at the Company’s website at www.MotorolaSolutions.com/investor. The information contained on Motorola Solutions’ website is not a part of this Proxy Statement and is not deemed incorporated by reference into this Proxy Statement or any other public filing made with the Securities and Exchange Commission.

VOTING PROCEDURES

Who Is Entitled to Vote?

Only stockholders of record at the close of business on March 7, 2011 (the “record date”) will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. On the record date, there were issued and outstanding 337,550,408 shares of Common Stock entitled to vote at the Annual Meeting. The Common Stock is the only class of voting securities of the Company.

A list of stockholders entitled to vote at the meeting will be available for examination at the corporate offices of Motorola Solutions, Inc., 1303 E. Algonquin Road, Door 51, Schaumburg, Illinois 60196 for ten days before the Annual Meeting and at the Annual Meeting.

Why Did I Receive a Notice of Internet Availability?

The Securities and Exchange Commission (the “SEC”) has adopted rules for the electronic distribution of proxy materials. We have elected to provide our stockholders access to our proxy materials and 2010 Annual Report on the Internet instead of sending a full set of printed proxy materials to all of our stockholders. This enables us to reduce costs, provide ease and flexibility for our stockholders and lessen the environmental impact of our Annual

Meeting by mailing most of our stockholders a Notice of Internet Availability of Proxy Materials (a “Notice”). If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request it. Instead, the Notice instructs you on how to access and review all of the important information contained in the 2011 Proxy Statement and 2010 Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

The Notice, which contains instructions on how to access this Proxy Statement, the form of proxy and the Company’s 2010 Annual Report, is being mailed to stockholders on or about March 15, 2011.

How Can I Vote Without Attending the Annual Meeting?

There are three convenient methods for registered stockholders to direct their vote by proxy without attending the Annual Meeting. Stockholders can:

•

Vote by Internet. You can vote via the Internet. The website address for Internet voting is provided on your Notice or proxy card. You will need to use the control number appearing on your Notice or proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until 11:59 P.M. EDT on Sunday, May 1, 2011. Internet voting is available 24 hours a day. If you vote via the Internet you do NOT need to vote by telephone or return a proxy card.

•

Vote by Telephone. You can also vote by telephone by calling the toll-free telephone number provided on your Notice or on your proxy card. You will need to use the control number appearing on your Notice or proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until 11:59 P.M. EDT on Sunday, May 1, 2011. Telephone voting is available 24 hours a day. If you vote by telephone you do NOT need to vote over the Internet or return a proxy card.

•

Vote by Mail. If you received a printed copy of the proxy card, you can vote by marking it, dating it and signing it, and returning it in the postage-paid envelope provided. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Annual Meeting.

2	PROXY STATEMENT

If you are a beneficial owner, or you hold your shares in “street name,” please check your voting instruction card or contact your bank, broker or nominee to determine whether you will be able to vote by Internet or telephone.

How Can I Change My Vote?

Registered stockholders can revoke their proxy at any time before it is voted at the Annual Meeting by either:

•	Submitting another timely, later-dated proxy by Internet, telephone or mail;

•	Delivering timely written notice of revocation to the Secretary, Motorola Solutions, Inc., 1303 East Algonquin Road, Schaumburg, Illinois 60196; or

•	Attending the Annual Meeting and voting in person.

If your shares are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record (that is, your bank, broker or nominee) to be able to vote at the Annual Meeting.

How Many Votes Must be Present to Conduct Business at the Annual Meeting?

In order for business to be conducted, a quorum must be represented in person or by proxy at the Annual Meeting. A quorum is a majority of the shares entitled to vote at the Annual Meeting. Shares represented by a proxy marked “abstain” will be considered present at the Annual Meeting for purposes of determining a quorum.

How Many Votes Am I Entitled to Cast?

You are entitled to cast one vote for each share of Common Stock you own on the record date. Stockholders do not have the right to vote cumulatively in electing directors.

Will My Shares be Voted if I Do Not Provide Instructions to My Broker?

If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will be entitled to vote the shares with respect to “discretionary” items, but will not be permitted to vote the shares with respect to “non-discretionary” items (resulting in a “broker non-vote”). The ratification of the appointment of KPMG LLP is a “discretionary” item. The election of directors, the advisory votes on executive compensation and the frequency of such voting, the reapproval of the material terms of performance-based awards and the stockholder proposal are “non-discretionary” items.

Who Represents My Proxy at the Annual Meeting?

If you do not vote in person at the Annual Meeting, but have voted your shares over the Internet, by telephone or by signing and returning your proxy card, you have authorized certain members of Motorola Solutions’ senior management designated by the Board and named in your proxy to represent you and to vote your shares as instructed.

What if I Return a Proxy But Do Not Provide Specific Voting Instructions For Some or All of the Items?

All shares that have been properly voted—whether by Internet, telephone or mail—and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign your proxy but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board. The Board recommends a vote: (1) “For” the election of the eight director nominees named in this Proxy Statement, (2) “For” the advisory approval of the Company’s executive compensation, (3) “For” the recommended frequency of annual advisory voting on executive compensation, (4) “For” the reapproval of the material terms of performance-based awards, (5) “For” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2011, and (6) “Against” the stockholder proposal.

What if Other Matters Are Voted on at the Annual Meeting?

If any other matters are properly presented at the Annual Meeting for consideration and if you have voted your shares by Internet, telephone or mail, the persons named as proxies in your proxy will have the discretion to vote on those matters for you. At the date we filed this Proxy Statement with the SEC, the Board did not know of any other matter to be raised at the Annual Meeting.

PROXY STATEMENT	3

How Do I Vote if I Participate in the Company’s 401(k) Plan?

If you own shares of Common Stock through the Motorola Solutions 401(k) Plan (the “401(k) Plan”), the Notice or proxy card includes the shares you hold in the 401(k) Plan as well as the shares you hold outside of the 401(k) Plan. Under the 401(k) Plan, participants are “named fiduciaries” to the extent of their authority to direct the voting of shares of Common Stock credited to their 401(k) Plan accounts and their proportionate share of allocated shares for which no direction is received and unallocated shares, if any (together, “Undirected Shares”). The trustee of the 401(k) Plan will vote Undirected Shares in the same proportion as the shares for which directions are received, except as otherwise provided in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). By submitting voting instructions by Internet, telephone, or if hardcopies are requested, by signing, dating and returning the proxy card, you direct the trustee of the 401(k) Plan to vote these shares, in person or by proxy, as designated therein, at the Annual Meeting.

How Many Votes Are Required to Elect Directors?

The Company has adopted a majority vote standard for non-contested director elections. Because the number of nominees properly nominated for the 2011 Annual Meeting is the same as the number of directors to be nominated for election at the Annual Meeting, the election of directors is a non-contested election. As set forth in the Company’s bylaws, to be elected in a non-contested election, a director nominee must receive more “For” votes than “Against” votes. Abstentions will have no effect on the director election since only votes “For” and “Against” a nominee will be counted.

How Many Votes Are Required for Advisory Approval of Executive Compensation?

With regard to the stockholder advisory vote on executive compensation, the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting will be required to approve the executive compensation. Abstentions will have the same effect as a vote “Against” the advisory resolution. Broker non-votes will have no effect on the outcome of the advisory vote. The results of this vote are not binding on the Board.

How Many Votes Are Required to Approve the Frequency of the Advisory Vote on Executive Compensation?

The advisory vote on the frequency of advisory votes on executive compensation will be determined based on a plurality of the votes cast. This means that the option that receives the most votes will be recommended by the stockholders to the Board of Directors. Abstentions and broker non-votes are not counted for the advisory vote on frequency of advisory votes on executive compensation and, therefore, will have no effect on the outcome of the proposal. The results of this vote are not binding on the Board.

How Many Votes Are Required to Reapprove the Company’s Material Terms of Performance-Based Awards Under the Motorola Solutions Omnibus Incentive Plan of 2006?

The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting will be required to reapprove the material terms of performance-based awards. Abstentions will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

How Many Votes Are Required to Ratify the Appointment of KPMG LLP as Motorola Solutions’ Independent Registered Public Accounting Firm?

The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP. Abstentions will have the same effect as a vote “Against” the proposal.

How Many Votes Are Required to Pass the Stockholder Proposal?

In order to recommend that the Board consider adoption of any stockholder proposal, the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required. Abstentions will have the same effect as a vote “Against” the proposal. Broker non-votes will have no effect on the outcome of the stockholder proposal.

4	PROXY STATEMENT

PROPOSAL NO. 1

ELECTION OF DIRECTORS FOR A ONE-YEAR TERM

How Many Directors Are Standing For Election and For What Term?

The number of directors of the Company to be elected at the Annual Meeting is eight. The directors elected at the Annual Meeting will serve until their respective successors are elected and qualified or until their earlier death or resignation.

NOMINEES

Who Are the Nominees?

Each of the nominees named below is currently a director of the Company. Nominees Gregory Q. Brown, David W. Dorman, Samuel C. Scott, and Dr. John A. White were elected at the Annual Meeting of Stockholders held on May 2, 2010. Nominees William J. Bratton, Michael V. Hayden, Vincent J. Intrieri and Judy C. Lewent were elected at a Special Meeting of the Board of Directors held on November 30, 2010, with such elections effective January 4, 2011. The ages shown are as of January 1, 2011. Douglas A. Warner III is not standing for re-election.

GREGORY Q. BROWN, Principal Occupation: President and Chief Executive Officer, Motorola Solutions, Inc.

Director since 2007; Age—50

Mr. Brown joined the Company in 2003 and since January 2011 has served as President and Chief Executive Officer of Motorola Solutions, Inc. He was Co-Chief Executive Officer of Motorola, Inc. and Chief Executive Officer of Broadband Mobility Solutions from August 2008 until January 2011, and President and Chief Executive Officer of Motorola, Inc. from January 2008 until August 2008. From March 2007 through December 2007, Mr. Brown served as President and Chief Operating Officer of Motorola, Inc. From January 2003 through March 2007, Mr. Brown served as Executive Vice President of Motorola, Inc. and President of various businesses within Broadband Mobility Solutions. Prior to joining the Company, Mr. Brown was Chairman and Chief Executive Officer of Micromuse, Inc., a network management software company. Before that, he was President of Ameritech Custom Business Services and Ameritech New Media, Inc. Mr. Brown is a member of The Business Council, Business Roundtable, Northwestern Memorial Hospital board and the Technology CEO Council. He is also on the executive committee of the U.S.—China Business Council (USCBC) and is a member of the U.S.—Brazil CEO Forum. He was also recently appointed by President Obama to the President’s Management Advisory Board. Mr. Brown received a B.A. degree in Economics from Rutgers University.

PROXY STATEMENT	5

WILLIAM J. BRATTON, Principal Occupation: Chairman of Kroll, a business of Altegrity, Inc.

Director since 2011; Age—63

Mr. Bratton was appointed as the Chairman of Kroll, a global risk company and business of Altegrity, Inc,. in September 2010 following Altegrity’s acquisition of Kroll. Mr. Bratton joined Altegrity, a global security solutions and specialized law enforcement training company, in November 2009 as Chairman of Altegrity Risk International where he consulted on security for criminal justice agencies worldwide. Prior to joining Altegrity Mr. Bratton served as Chief of the Los Angeles Police Department (LAPD) from October 2002 until October 2009. From 1994 to 1996 Mr. Bratton served as the Commissioner of the New York City Police Department. Prior to the NYPD appointment, Mr. Bratton served as head of a number of other agencies including Commissioner of the Boston Police Department, Chief of Police of the New York City Transit Police Department, Superintendent of the Massachusetts Metropolitan District Commission of Police and Chief of Police for the Massachusetts Bay Transportation Authority. From 1996 until his appointment as LAPD Chief, Mr. Bratton worked in the private sector and in 2000 formed the Bratton Group, LLC, which consulted extensively in the United States and Latin America on policing, public safety, and rule of law initiatives. During this period Mr. Bratton also served as a Senior Consultant to Kroll’s Public Services Safety Group and Crisis and Consulting Management Group. Mr. Bratton is currently the Vice Chairman of the Homeland Security Advisory Council. Mr. Bratton holds a Bachelor of Science degree from Boston State College, is a graduate of the FBI National Executive Institute, and the Senior Executive Fellows Program at Harvard’s John F. Kennedy School of Government.

DAVID W. DORMAN, Principal Occupation: Non-Executive Chairman of the Board, Motorola Solutions, Inc.

Director since 2006; Age—56

Mr. Dorman is the Non-Executive Chairman of the Board of Motorola Solutions, Inc. Previously he was a Managing Director and Senior Advisor with Warburg Pincus, a global leader in private equity from September 2006 to April 2008. He was Chairman and Chief Executive Officer of AT&T, a provider of internet and transaction-based voice and data services, from November 2002 until the completion of the AT&T Corp. and SBC Communications merger in November 2005. Mr. Dorman joined AT&T as President in December 2000. He began his career in the telecommunications industry at Sprint Corp. in 1981. Mr. Dorman serves on the boards of CVS Caremark Corporation, YUM! Brands, Inc., and the Georgia Tech Foundation. In the last five years, Mr. Dorman previously served on the boards of Scientific Atlanta and Phorm, Inc. Mr. Dorman received a B.S. degree in Industrial Management with high honors from the Georgia Institute of Technology.

6	PROXY STATEMENT

MICHAEL V. HAYDEN, Principal Occupation: Principal, Chertoff Group

Director since 2011; Age—65

General Hayden is currently a principal at the Chertoff Group, a security consultancy company. General Hayden’s distinguished career includes several leadership positions with the U.S. Federal Government. General Hayden served as the director of the Central Intelligence Agency from May 2006 until his retirement from federal service in February 2009. From May 2005 to May 2006 General Hayden served as Principal Deputy Director of National Intelligence. He was also the director of National Security Agency from 1999 until 2005. General Hayden is a retired United States Air Force four-star general who entered active duty in the U.S. Air Force in 1969 and retired in July 2008. General Hayden also serves on the board of Alion Science and Technology and serves as a distinguished Visiting Professor at George Mason University School of Public Policy. General Hayden received a B.A. degree in History and a M.A. degree in modern American History, both from Duquesne University. He is a graduate of the Air Force ROTC program.

VINCENT J. INTRIERI, Principal Occupation: Director of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P

Director since 2011; Age—54

Mr. Intrieri has served as a director of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment management, automotive, metals, real estate, railcar and home fashion since July 2006. Since November 2004, Mr. Intrieri has also served as a Senior Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages third party private investment funds. Since January 2005, Mr. Intrieri has been Senior Managing Director of Icahn Associates Corp. and High River Limited Partnership, entities primarily engaged in the business of holding and investing in securities. From April 2005 through September 2008, Mr. Intrieri served as the President and Chief Executive Officer of Philip Services Corporation, a metal recycling and industrial services company. Since December 2007, Mr. Intrieri has been the Chairman of the Board and a director of PSC Metals, Inc., a metals recycling company. Since August 2005, Mr. Intrieri has served as a director of American Railcar Industries, Inc. (“ARI”), a company primarily engaged in manufacturing covered hopper and tank railcars. He also served as the Senior Vice President, Treasurer and Secretary of ARI from March 2005 to December 2005. Mr. Intrieri is the Chairman of the board of directors of Viskase Companies, Inc. and also serves as a director of WestPoint International, Inc., Federal-Mogul Corporation of National Energy Group and XO Holdings, Inc. In the past five years, Mr. Intrieri has served as a director of XO Communications, Inc., WCI Communities, Inc. and Lear Corporation. With respect to each company mentioned above, Carl C. Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities. Mr. Intrieri was a certified public accountant and received a B.S. in Accounting with distinction from The Pennsylvania State University.

PROXY STATEMENT	7

JUDY C. LEWENT, Principal Occupation: Retired; Formerly Executive Vice President & Chief Financial Officer, Merck & Co., Inc.

Director since 2011; Age—61

Ms. Lewent joined Merck & Co., a pharmaceutical company, in 1980 and was chief financial officer from 1990 until her retirement in 2007, where she was responsible for worldwide financial, corporate development and licensing matters as well as for strategic planning. Ms. Lewent also served as president, Human Health Asia from January 2003 until July 2005. Ms. Lewent currently is a director of Dell Inc. and Thermo Fisher Scientific, Inc. She served on Motorola, Inc.’s board of directors from May 1995 to May 2010. She is a trustee of the Rockefeller Family Trust, is a life member of the Massachusetts Institute of Technology Corporation, and is a member of the American Academy of Arts and Sciences. Ms. Lewent received a bachelor’s degree from Goucher College and a master’s degree from the MIT Sloan School of Management.

SAMUEL C. SCOTT III, Principal Occupation: Retired; Formerly Chairman, President and Chief Executive Officer, Corn Products International

Director since 1993; Age—66

Mr. Scott was Chairman, President and Chief Executive Officer of Corn Products International, a corn refining business, from February 2001 until his retirement in May 2009. Prior to that Mr. Scott was President and Chief Operating Officer of Corn Products International from January 1998 to February 2001. Mr. Scott serves on the Board of Directors of Bank of New York Mellon, Abbott Laboratories, the Chicago Council on Global Affairs, and the Chicago Urban League. He also serves on the Board of Northwestern Memorial HealthCare and as Chairman of Chicago Sister Cities. Mr. Scott received a B.S. degree in Engineering and an M.B.A. from Fairleigh Dickinson University.

DR. JOHN A. WHITE, Principal Occupation: Distinguished Professor of Industrial Engineering, University of Arkansas

Director since 1995; Age—71

Dr. White is a Distinguished Professor of Industrial Engineering at the University of Arkansas. Previously, he was Chancellor of the University of Arkansas from 1997 until he retired in June 2008. Dr. White served as Dean of Engineering at Georgia Institute of Technology from 1991 to early 1997, having been a member of the faculty since 1975. He is also a director of J.B. Hunt Transport Services, Inc. In the last five years, Dr. White previously served on the boards of Logility, Inc. and Russell Corp. A member of the National Academy of Engineering, Dr. White received a B.S.I.E. from the University of Arkansas, an M.S.I.E. from Virginia Polytechnic Institute and State University and a Ph.D. from The Ohio State University.

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE EIGHT NOMINEES NAMED HEREIN AS DIRECTORS. UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF SUCH EIGHT NOMINEES AS DIRECTORS.

What if a Nominee is Unable to Serve as Director?

If any of the nominees named above is not available to serve as a director at the time of the Annual Meeting (an event which the Board does not now anticipate), the proxies will be voted for the election of such other person or persons as the Board may designate, unless the Board, in its discretion, reduces the number of directors.

8	PROXY STATEMENT

CORPORATE GOVERNANCE MATTERS

What Are the Board’s Corporate Governance Principles?

The Board has long adhered to governance principles designed to assure the continued vitality of the Board and excellence in the execution of its duties. The Board has responsibility for management oversight and providing strategic guidance to the Company. The Board believes that it must continue to renew itself to ensure that its members understand the industries and the markets in which the Company operates, as evidenced by our recent appointments to our Board. The Board also believes that it must remain well-informed about the positive and negative issues, problems and challenges facing Motorola Solutions and its industries and markets so that the Board members can exercise their fiduciary responsibilities to Motorola Solutions stockholders.

What Are Some of the Major Corporate Governance Initiatives the Board Has Adopted in Recent Years?

The Board recognizes the importance of evolving the Company’s corporate governance practices and is committed to regularly reviewing specific elements of the Company’s corporate governance and making changes when the Board deems them in the best interests of the Company and stockholders. As a result, Motorola Solutions is a leader in adopting many corporate governance best-practices. Motorola Solutions was an early adopter of the “say-on-pay” vote, having held a stockholder advisory vote on the Company’s compensation of our named executive officers for the past two years, before such a vote was required. We will again hold an advisory vote, as now required, to seek stockholder approval of our named executive officers’ compensation. We are also recommending an annual advisory vote on this topic. We elect all of our directors annually and in 2006 adopted a majority voting standard for non-contested director elections. The same year, we eliminated our shareholder rights plan (commonly known as a “poison pill”). Recently, we provided holders of 20% or more of Motorola Solutions’ Common Stock the ability to request a special meeting of stockholders. We also have a recoupment policy to recover certain executive pay in the event of misconduct leading to a financial restatement (commonly known as a “clawback policy”). Further, in January 2011, the Board adopted a new change in control plan which covers our named executive officers and other members of our senior executive team. This new plan replaces the change in control plan for existing senior executives after the notice period expires and is currently in effect for any new senior executives. The new plan limits the participants in the plan, eliminates excise tax gross up provisions, reduces the cash severance multiple and makes certain other changes, all as more fully described in the “Compensation Discussion and Analysis” and in “Change in Control Agreements.”

What Are Our Directors’ Qualifications to Serve on the Motorola Solutions Board?

The Board believes it should be comprised of individuals with appropriate skills and experiences to meet its board governance responsibilities and contribute effectively to the Company. Our Governance and Nominating Committee carefully considers the skills and experiences of current directors and new nominee candidates to ensure that they meet the needs of the Company before nominating directors for election to the Board. All of our non-employee directors serve on Board committees, further supporting the Board by providing expertise to those committees. The needs of the committees also are reviewed when considering nominees to the Board.

The Board is comprised of active and former CEOs and CFOs of major corporations and individuals with experience in high-tech fields, government, law enforcement, investment banking and academia. As such, they have a deep working knowledge of matters common to large companies, generally including experience with financial statement preparation, compensation determinations, regulatory compliance, corporate governance, public affairs and legal matters. The following is a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that each director should serve on the Board:

•	Mr. Bratton’s significant experience in law enforcement both in the U.S. and abroad and his insight in criminal justice system operations;

•	Mr. Brown’s leadership experience as CEO of Motorola Solutions and his significant global business experience within the telecommunications industry;

•	Mr. Dorman’s experience in private equity and as the chief executive officer of a global public company in the telecommunications industry;

PROXY STATEMENT	9

•	General Hayden’s experience as a career soldier, as the nation’s top military intelligence officer and his background in national security;

•	Mr. Intrieri’s significant business and leadership experience as a director of various companies;

•	Ms. Lewent’s experience as the chief financial officer of a global public company in the pharmaceutical industry;

•	Mr. Scott’s experience as the chairman and chief executive officer of a global public company in the corn refining industry; and

•	Dr. White’s experience as the chancellor of a university, as the dean of an engineering college and as an author of financial text books.

Many of our directors also serve on the boards of one or more other publicly traded companies. Our Board Governance Guidelines limit the number of public company boards our directors can serve on to three or less (not including our Board) without approval of the Board. We believe Motorola Solutions benefits from the experience and expertise our directors gain from serving on those boards.

The Board also believes that it is important to effective board governance and collaboration to have the CEO serve on the Board.

Which Directors Are Independent?

On February 15, 2011, the Board made the determination, based on the recommendation of the Governance and Nominating Committee and in accordance with the Motorola Solutions, Inc. Director Independence Guidelines, that each of the former directors, Mr. Hambrecht, Mr. Meister, Mr. Meredith, Mr. Stengel, and Mr. Vinciquerra, and the current directors, Mr. Bratton, Mr. Dorman, Mr. Hayden, Mr. Intrieri, Ms. Lewent, Mr. Scott, Mr. Warner, and Dr. White, were independent during the periods in 2010 and 2011 that they were members of the Board. Mr. Brown and Dr. Jha do not qualify as independent directors since they are, or were, employees of the Company. See “What is Motorola Solutions’ Relationship with Entities Associated with Independent Directors?” for further details.

How Was Independence Determined?

The Motorola Solutions, Inc. Director Independence Guidelines include both the NYSE independence standards and categorical standards the Board has adopted to determine if a relationship that a Board member has with the Company is material. The categorical standards adopted by the Board are as follows:

•

Contributions or payments (including the provision of goods or services) from Motorola Solutions to a charitable organization (including a foundation), a university, or other not-for-profit organization, of which a director or an immediate family member of a director (defined to include a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares the director’s home) is an officer, director, trustee or employee, will not impair independence unless the contribution or payment (excluding Motorola Solutions matches of charitable contributions made by employees or directors under Motorola Solutions’ or the Motorola Solutions Foundation’s matching gift programs):

(i) is to an entity of which the director or the director’s spouse currently is an officer, director or trustee, and such person held such position at the time of the contribution,

(ii) was made within the previous three years, and

(iii) was in an amount which, in the entity’s last fiscal year prior to the year of the contribution or payment, exceeded the greater of $300,000 or 5% of such entity’s consolidated gross revenues (or equivalent measure).

•

Indebtedness of Motorola Solutions to a bank or similar entity of which a director or a director’s immediate family member is a director, officer, employee or 10% Owner (as defined below) will not impair independence unless the following are applicable:

(i) the director or the director’s spouse is an executive officer of such entity or an owner who directly or indirectly has a 10% or greater equity or voting interest in such entity (a “10% Owner”) and he or she held that position at any time during the previous twelve months, and

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(ii) the total amount of Motorola Solutions’ indebtedness during the previous twelve months is more than 5% of the total consolidated assets of such entity in its last fiscal year.

•

Other business relationships between a director or a director’s immediate family member, such as consulting, legal or financial advisory services provided to Motorola Solutions, will not impair independence unless the following are applicable:

(i) the director or the director’s spouse is a partner, officer or 10% Owner of the company or firm providing such services, and he or she held such position at any time during the previous twelve months, and

(ii) the services that were provided during the previous twelve months were in an amount which, in the company’s or firm’s last fiscal year, exceeded the greater of $1 million or 2% of such company’s or firm’s consolidated gross revenues.

This categorical standard does not include business relationships with Motorola Solutions’ independent registered public accounting firm because those relationships are covered by the NYSE independence standards.

•

Motorola Solutions’ ownership of voting stock of a company of which the director or the director’s immediate family member is a director, officer, employee or 10% Owner will not impair independence unless the following are applicable:

(i) the director or the director’s spouse is an executive officer of that company, and

(ii) Motorola Solutions is currently a 10% Owner of that company.

The ownership of Motorola Solutions common stock by a director or a director’s immediate family member will not be considered to be a material relationship that would impair a director’s independence.

When applying the NYSE independence standards and the categorical standards set forth above, “Motorola Solutions” includes Motorola Solutions, Inc. and any of its subsidiaries and the

Motorola Solutions Foundation. A complete copy of the Motorola Solutions, Inc. Director Independence Guidelines is available on the Company’s website at www.MotorolaSolutions.com/investor. The information contained on Motorola Solutions’ website is not a part of this Proxy Statement and is not deemed incorporated by reference into this Proxy Statement or any other public filing made with the Securities and Exchange Commission.

What is Motorola Solutions’ Relationship with Entities Associated with Independent Directors?

As previously disclosed, Mr. Meredith’s term as Acting Chief Financial Officer and Executive Vice President of Motorola, Inc. ended on March 1, 2008 and, under the terms of his agreement, his employment ended on March 31, 2008. In February 2008, the Board determined that after the end of his employment Mr. Meredith’s independence under the Motorola Solutions, Inc. Independence Guidelines and the NYSE independence requirements was not impaired by his status as an employee of the Company from April 1, 2007 through March 31, 2008, because he was serving as an interim employee of the Company at the request of the Board while the Company conducted a search for a permanent chief financial officer.

All independent directors, other than Messrs. Meister, Intrieri and Warner, had relationships with entities that were reviewed by the Board under the NYSE’s independence standards and/or the Board’s categorical standards described above covering contributions or payments to charitable or similar not-for-profit organizations. In each case, the payments or contributions were significantly less than the NYSE independence standards or the categorical standards and were determined by the Board to be immaterial. Relationships with entities related to Messrs. Bratton, Hayden, Meredith, Stengel and Vinciquerra and Ms. Lewent, were also reviewed under “Other Relationships” of the categorical standards and each were determined by the Board to be immaterial.

Are the Members of the Audit and Legal, Compensation and Leadership and Governance and Nominating Committees Independent?

Yes. The Board has determined that all of the current members of the Audit and Legal Committee, the Compensation and Leadership Committee and the Governance and Nominating Committee are independent within the meaning of the Motorola Solutions, Inc. Director Independence Guidelines,

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applicable rules of the SEC and the NYSE listing standards for independence.

Where Can I Receive More Information About Motorola Solutions’ Corporate Governance Practices?

Motorola Solutions maintains a corporate governance page on its website at www.MotorolaSolutions.com/investor that includes information about its corporate governance practices. The following documents are currently included on the website:

•	The Motorola Solutions, Inc. Board Governance Guidelines, the current version of which the Board adopted on March 14, 2011;

•	The Motorola Solutions, Inc. Director Independence Guidelines, the current version of which the Board adopted on September 11, 2008;

•	The Principles of Conduct for Members of the Motorola Solutions, Inc. Board of Directors, the current version of which the Board adopted on November 10, 2009;

•	The Motorola Solutions, Inc. Code of Business Conduct, which applies to all employees;

•

The charters of the Audit and Legal Committee, Compensation and Leadership Committee and Governance and Nominating Committee, the current versions of each of which the Board adopted on January 26, 2010;

•	The Motorola Solutions, Inc. Restated Certificate of Incorporation, as amended through January 4, 2011; and

•	The Motorola Solutions, Inc. Amended and Restated Bylaws, the current version of which the Board adopted on November 11, 2009.

The Company intends to disclose amendments to the above documents, or waivers applicable to its directors, chief executive officers, chief financial officer or corporate controller from certain provisions of its ethical policies and standards for directors and its employees, on the Motorola Solutions website within four business days following the date of the amendment or waiver.

What Important Recent Events have occurred at Motorola Solutions?

On January 4, 2011, the separation of Motorola Mobility Holdings, Inc. (“Motorola Mobility”) from

Motorola, Inc. (the “Separation”) was completed. Motorola Mobility is now an independent public company, trading under the symbol “MMI” on the New York Stock Exchange. Pursuant to the Separation, on January 4, 2011, the stockholders of record as of the close of business on December 21, 2010 received one (1) share of Motorola Mobility common stock for each eight (8) shares of Motorola, Inc. common stock held as of December 21, 2010. Immediately following the distribution of Motorola Mobility common stock, Motorola, Inc. completed a 1-for-7 reverse stock split (the “Reverse Stock Split”) and changed its name to Motorola Solutions, Inc. Stockholders received cash in lieu of fractional shares produced by the Separation and the Reverse Stock Split.

Motorola Mobility Employees and Directors:

All outstanding stock options or unvested restricted stock units held by individuals becoming employees or directors of Motorola Mobility were substituted with options or restricted stock units, as applicable, of Motorola Mobility. The substitute award of Motorola Mobility stock options was calculated by:

•	multiplying the number of shares subject to each such stock option grant by 0.277682 (the “Motorola Mobility Adjustment Factor”) and rounding down; and

•	dividing the exercise price per share for each such stock option grant by the Mobility Adjustment Factor and rounding up.

The substitute award of restricted stock units was calculated by multiplying the number of shares subject to each such grant by the Motorola Mobility Adjustment Factor and rounding down.

The “Motorola Mobility Adjustment Factor” of 0.277682 was calculated by dividing (1) the “regular way” closing price per share of Motorola, Inc. common stock on January 3, 2011 ($9.11), by (2) the volume-weighted average price per share of Motorola Mobility common stock trades as published by Bloomberg on January 4, 2011 ($32.8072).

Motorola Solutions Employees and Directors:

With respect to all individuals remaining as employees or directors of Motorola Solutions, all outstanding stock options and unvested restricted stock units were adjusted to reflect the Separation and the Reverse Stock Split. The number of shares covered by, and the exercise price of, all vested and unvested stock options was adjusted to reflect the change in the

12	PROXY STATEMENT

Motorola stock price immediately following the Separation and Reverse Stock Split by:

•	multiplying the number of shares subject to each such stock option grant by 0.238089 (the “Motorola Adjustment Factor”) and rounding down; and

•	dividing the exercise price per share for each such stock option grant by the Motorola Adjustment Factor and rounding up.

The number of restricted stock units immediately following the Separation and Reverse Stock Split was calculated by multiplying the number of shares subject to each such grant by the Motorola Adjustment Factor and rounding down.

The “Motorola Adjustment Factor” of 0.238089 was calculated by dividing (1) the “regular way” closing price per share of Motorola, Inc. common stock on January 3, 2011 ($9.11) by (2) the volume-weighted average price per share of Motorola Solutions common stock trades as published by Bloomberg on January 4, 2011 ($38.2629).

Board of Directors:

Directors who owned deferred stock units are entitled to dividend equivalents and therefore were treated in the same manner as shares of Motorola, Inc. common stock, as described above. However, cash in lieu of fractional shares was not paid. Rather, the distribution ratio (1-for-8) and reverse stock split ratio (1-for-7) was applied and then rounded down to the nearest whole share.

In addition, instead of receiving a distribution of shares of Motorola Mobility common stock, each director received a distribution of Motorola Mobility deferred stock units. We will be responsible for settling the Motorola Solutions deferred stock units as well as the Motorola Mobility deferred stock units for our directors following their termination of service from our Board. We will do this by purchasing shares of Motorola Mobility’s common stock on the open market.

BOARD OF DIRECTORS MATTERS

How Often Did the Board Meet in 2010?

The Board held 12 meetings during 2010. Overall attendance at Board and committee meetings was 96%. Each incumbent director attended 85% or more of the combined total meetings of the Board and the committees on which he or she served during 2010.

How Many Directors will Comprise the Board?

The Board is currently comprised of nine directors. Immediately following the Annual Meeting, the Board will consist of eight directors. The Board has the authority under the Company’s Bylaws to increase or decrease the size of the Board and to fill vacancies between Annual Meetings.

How Many Executive Sessions of the Board Were Held in 2010?

Independent directors of the Company meet regularly in executive session without management as required by the Motorola Solutions, Inc. Board Governance Guidelines and NYSE listing standards. Generally, executive sessions are held in conjunction with regularly-scheduled meetings of the Board. In 2010, the non-employee independent members of the Board met in executive session seven times.

What is the Leadership Structure of the Board? Why was that Structure Chosen? Who Serves as Chairman of the Board?

During 2010, and through the date of the Annual Meeting, the Board has been led by David Dorman, a non-executive, independent Chairman who has never been an employee of the Company. Mr. Dorman became the Company’s first non-executive chairman in May 2008. At that time, the Board decided to elect a non-executive chairman because it believed that structure supported our plan to separate the Company into two independent, publicly traded companies. As Chairman, Mr. Dorman had a significant role in hiring Dr. Jha as Co-CEO of the Company and CEO of the Mobile Devices business.

The Board has the flexibility to make the determination whether the roles of Chairman and Chief Executive Officer should be separate or whether the same person should serve in both roles. The Board makes this determination based on what it believes is best to provide appropriate leadership for the Company at the time. Now that the Separation is complete, the Board has indicated an intent to combine the roles of Chairman and Chief Executive Officer and appoint Gregory Q. Brown to serve as both Chief Executive Officer and Chairman of the Board and Mr. Dorman to serve as Lead Independent Director. Mr. Brown’s in-depth knowledge of the Motorola Solutions businesses and the issues, opportunities and challenges such businesses face, as well as his understanding of their day-to-day operations, make him well positioned to chair regular Board meetings

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and to bring key business and stakeholder issues to the Board’s attention. As Lead Independent Director, Mr. Dorman would be asked to chair executive sessions of the Board and act as a liaison between our Chairman and independent directors.

In the past, the Company has combined the functions of Chairman with those of Chief Executive Officer. Throughout, the Board has been and remains committed to maintaining strong corporate governance and appropriate independent oversight of management, and, given that each of the members of the Board, other than Mr. Brown, are independent we believe that the leadership structure ultimately chosen by the Board will provide effective independent board leadership and oversight.

Will the Directors Attend the Annual Meeting?

Board members are expected to attend the Annual Meeting as provided in the Motorola Solutions, Inc. Board Governance Guidelines. All of our directors who stood for election at the 2010 Annual Meeting attended that meeting.

What is the Board’s Role in the Oversight of Risks?

The Board oversees the business of the Company, including CEO and senior management performance and risk management, to assure that the long-term interests of the stockholders are being served. Each committee of the Board is also responsible for reviewing the risk exposure of the Company related to the committee’s areas of responsibility and providing input to management on such risks.

Management and our Board have a robust process embedded throughout the Company to identify, analyze, manage and report all significant risks facing the Company. The Company’s CEO and other senior managers regularly report to the Board on significant risks facing the Company, including financial, operational and strategic risks. Each of the Board committees reviews with management significant risks related to the committee’s area of responsibility and reports to the Board on such risks, which includes the Compensation and Leadership Committee’s review of Company-wide compensation-related risks. While each committee is responsible for reviewing significant risks in the committee’s area of responsibility, the entire Board is regularly informed about such risks through committee reports. The oversight of specific risks by Board committees enables the entire Board, under the leadership of the Chairman or, if the roles of Chairman and Chief Executive Officer are combined, the Chairman and the Lead Independent Director, to oversee risks facing the Company more effectively and develop strategic direction taking into account the effects and magnitude of such risks. The independent Board members also discuss the Company’s significant risks when they meet in executive session without management.

Our Audit Services department has a very important role in the risk management program. The role of the department is to provide management and the Audit and Legal Committee with an overarching and objective view of the risk management activity of the enterprise. The department’s engagements span financial, operational, strategic and compliance risks and the engagement results assist management in maintaining tolerable risk levels. The department conducts engagements utilizing an enterprise risk management model. The director of the department reports directly to the Audit and Legal Committee and meets regularly with the committee, including in executive session.

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What Are the Committees of the Board?

To assist it in carrying out its duties, the Board has delegated certain authority to several committees. The Board currently has the following committees: (1) Audit and Legal, (2) Compensation and Leadership, (3) Governance and Nominating, and (4) Executive. In 2010, the Board also had a Finance Committee. Committee membership as of December 31, 2010 and the number of meetings of each committee during 2010 are described below:

Non-Employee Directors	Audit & Legal	Compensation & Leadership	Governance & Nominating	Finance	Executive
David W. Dorman			X	X	X
William R. Hambrecht		X	Chair		X
Keith A. Meister	X			X
Thomas J. Meredith	X			X
Samuel C. Scott III		Chair			X
James R. Stengel		X
Anthony J. Vinciquerra	X
Douglas A. Warner III			X	Chair	X
John A. White	Chair				X
Employee Directors
Gregory Q. Brown					Co-Chair
Sanjay K. Jha					Co-Chair
Number of Meetings in 2010	11	13	7	6	0

The committee composition as of January 4, 2011, after the Separation, is described below:

Non-Employee Directors	Audit & Legal	Compensation & Leadership	Governance & Nominating	Executive
David W. Dorman		X	Chair	X
William J. Bratton		X
Michael V. Hayden			X
Vincent J. Intrieri	X
Judy C. Lewent	X		X
Samuel C. Scott III		Chair		X
Douglas A. Warner III	X
John A. White	Chair			X
Employee Director
Gregory Q. Brown				Chair

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Where Can I Locate the Current Committee Charters?

Current versions of the Audit and Legal Committee charter, Compensation and Leadership Committee charter and Governance and Nominating Committee charter are available on our website at www.MotorolaSolutions.com/investor. The information contained on Motorola Solutions’ website is not a part of this Proxy Statement and is not deemed incorporated by reference into this Proxy Statement or any other public filing made with the Securities and Exchange Commission.

What Are the Functions of the Audit and Legal Committee?

•

Assist the Board in fulfilling its oversight responsibilities as they relate to the Company’s accounting policies, internal controls, disclosure controls and procedures, financial reporting practices and legal and regulatory compliance.

•	Hire the independent registered public accounting firm.

•	Monitor the qualifications, independence and performance of the Company’s independent registered public accounting firm and the performance of the Company’s internal auditors.

•	Maintain, through regularly scheduled meetings, a line of communication between the Board and the Company’s financial management, internal auditors and independent registered public accounting firm.

•	Oversee compliance with the Company’s policies for conducting business, including ethical business standards.

•	Prepare the report of the Audit and Legal Committee included in this Proxy Statement.

What Are the Functions of the Compensation and Leadership Committee?

•	Assist the Board in overseeing the management of the Company’s human resources, including:

•	compensation and benefits programs;

•	CEO performance and compensation; and

•	executive development and succession and diversity efforts.
•	Oversee the evaluation of the Company’s senior management.

•	Review and discuss the Compensation Discussion and Analysis (“CD&A”) with management and make a recommendation to the Board on the inclusion of the CD&A in this Proxy Statement.

•	Prepare the report of the Compensation and Leadership Committee included in this Proxy Statement.

What Are the Functions of the Governance and Nominating Committee?

•	Identify individuals qualified to become Board members, consistent with the criteria approved by the Board.

•	Recommend director nominees and individuals to fill vacant positions.

•	Assist the Board in interpreting the Company’s Board Governance Guidelines, the Board’s Principles of Conduct and any other similar governance documents adopted by the Board.

•	Oversee the evaluation of the Board and its committees.

•	Generally oversee the governance and compensation of the Board.

What Were the Functions of the Finance Committee in 2010?

•	Review the Company’s overall financial posture, asset utilization and capital structure.

•	Review the need for equity and/or debt financing and specific outside financing proposals.

•	Review and approve major transactions, such as restructurings, acquisitions, divestitures, joint ventures and equity investments.

•	Monitor the performance and investments of employee retirement and related funds.

•	Review the Company’s dividend payment plans and practices.

In 2011, the Audit and Legal Committee assumed the functions of the Finance Committee listed above.

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What Are the Functions of the Executive Committee?

•	Act for the Board between meetings on matters already approved in principle by the Board.

•	Exercise the authority of the Board on specific matters assigned by the Board from time to time.

What is the Decision-Making Process to Determine Executive Compensation?

The Board has delegated to the Compensation and Leadership Committee the responsibility to oversee the programs under which compensation is paid or awarded to Motorola Solutions’ executives and to evaluate the performance of Motorola Solutions’ senior management. The Compensation and Leadership Committee is responsible for bringing recommended compensation actions involving the CEO to the Board for its concurrence. The specific functions of the Compensation and Leadership Committee are described in this Proxy Statement under “What Are the Functions of the Compensation and Leadership Committee?” and in the Compensation and Leadership Committee’s charter, which the Compensation and Leadership Committee and the Board annually review and revise as necessary.

Motorola Solutions’ Human Resources organization supports the Compensation and Leadership Committee in its work and, in some cases, acts pursuant to delegated authority from the Compensation and Leadership Committee to fulfill various functions in administering Motorola Solutions’ compensation programs.

In carrying out its duties, the Compensation and Leadership Committee has direct access to outside advisors, independent compensation consultants and others to assist them in their review of the compensation for Motorola Solutions’ executive officers. Since 2009, the committee has retained Compensation Advisory Partners, LLC (“Compensation Advisory Partners”) as its independent compensation consultant. During 2010, the Committee also engaged Deloitte Consulting LLP and Compensia on specific compensation matters.

For more information on the decisions made by the Compensation and Leadership Committee, see the “Compensation Discussion and Analysis.”

What is the Decision-Making Process to Determine Director Compensation?

The Governance and Nominating Committee recommends to the Board the compensation for non-employee directors, which is to be consistent with market practices of other similarly situated companies and takes into consideration the impact on non-employee directors’ independence and objectivity. The Board has asked the Compensation and Leadership Committee to assist the Governance and Nominating Committee in making such recommendations. The charter of the Governance and Nominating Committee does not permit it to delegate director compensation matters to management, and management has no role in recommending the amount or form of director compensation.

What is the Role of Independent Compensation Consultants in Executive and Director Compensation Determinations?

In accordance with the Compensation and Leadership Committee’s charter, this committee has the sole authority, to the extent deemed necessary and appropriate, to retain and terminate any compensation consultants, outside counsel or other advisors, including the sole authority to approve the firm’s fees and retention terms.

In accordance with this authority, since 2009, the Compensation and Leadership Committee has retained Compensation Advisory Partners as its independent consultant firm. Compensation Advisory Partners provides insight and advice on matters regarding trends in executive compensation, relative executive pay and benefits practices, assessment of pay of Motorola Solutions executives relative to performance and other measures as the Compensation and Leadership Committee deems appropriate. See “Independent Consultant Engagement” in the “Compensation Discussion and Analysis” for further details on the compensation-related elements the Compensation and Leadership Committee requested to be reviewed by Compensation Advisory Partners.

In January 2010 and November 2010, the Committee engaged Compensation Advisory Partners to independently review Motorola Solutions’ executive rewards program and the compensation of Motorola Solutions’ senior leadership team, including the named executive officers. Compensation Advisory Partners’ 2010 executive compensation reviews studied: (1) the relationship between Motorola Solutions’ actual 2009 and 2010 senior executive compensation levels and the Company’s performance using available proxy data at that time, (2) the competitiveness of Motorola Solutions’ target executive pay program for 2009 and 2010 in light of Motorola Solutions’ executive compensation strategy and (3) the competitiveness of Motorola Solutions’

PROXY STATEMENT	17

overall pay mix, long-term incentive (“LTI”) compensation mix, equity grants and LTI performance metrics compared to the market. The following compensation components were included in the competitive assessment: base salary; annual bonus (target annual bonus opportunity); total cash compensation (base salary plus target annual bonus opportunity); LTI (long-range incentive compensation target opportunity plus equity compensation) and total direct compensation (total cash compensation plus LTI).

Based on its independent review, Compensation Advisory Partners determined that Motorola Solutions’ current executive compensation programs are fundamentally competitive and sound. The Compensation and Leadership Committee agreed with this conclusion that no substantive revisions to the compensation programs are required at this time.

The Compensation and Leadership Committee intends to engage its external independent consultant to complete an exhaustive evaluation of the Company’s executive rewards program on a periodic basis. The Compensation and Leadership Committee also intends to engage its external independent consultant to review the specific compensation of the CEO and all members of the senior leadership team annually.

In 2010, the Compensation and Leadership Committee also engaged Compensia as its consultant on Motorola Mobility compensation matters and engaged Deloitte Consulting LLP (“Deloitte Consulting”) on Co-CEO employment agreement matters. See the “Independent Consultant Engagement” in the “Compensation Discussion and Analysis” for more information on consultant engagement.

What Role, if any, do Executive Officers Play in Determining or Recommending Executive and Director Compensation?

Motorola Solutions’ senior leadership team, comprised of the CEO and certain executives designated by the CEO, provides recommendations regarding the design of the Company’s compensation program to the Compensation and Leadership Committee. Additionally, this committee’s independent compensation consultant provides input on these recommendations from time to time. Upon Compensation and Leadership Committee approval, the senior leadership team is responsible for executing the objectives of approved compensation programs.

Each member of Motorola Solutions’ senior leadership team is ultimately responsible for approving all compensation actions for their respective organizations. When these compensation actions involve other Motorola Solutions executives, the involved senior leadership team member is accountable for ensuring adherence to all established governance procedures.

The CEO is responsible for recommending all compensation actions involving any member of the senior leadership team or officer subject to Section 16 of the Securities Exchange Act of 1934, as amended (a “Section 16 Officer”), to the Compensation and Leadership Committee for its approval. The CEO takes an active role in Compensation and Leadership Committee meetings at which compensation actions involving the above officers are discussed.

As discussed above, the Compensation and Leadership Committee directly engages an independent outside consulting firm to assist it in its review of the compensation for Motorola Solutions’ senior leadership team. This consultant also participates in certain committee meetings.

Motorola Solutions’ Human Resources organization, together with the Compensation and Leadership Committee’s independent compensation consultant, prepares recommendations regarding CEO compensation and brings those recommendations to the Compensation and Leadership Committee. The CEO is not involved in the preparation of recommendations related to his compensation and does not participate in the discussions regarding his compensation at committee meetings. The independent consultant is also available at such committee meetings where the CEO’s compensation is being discussed.

The Compensation and Leadership Committee is responsible for bringing recommended compensation actions involving the CEO to the independent members of the Board for their concurrence. The Compensation and Leadership Committee cannot unilaterally approve compensation changes for the CEO.

As stated above, management does not recommend or determine director compensation.

What Are the Director Stock Ownership Guidelines?

Our Board Governance Guidelines provide that, within five years of joining the Board, non-employee directors are expected to own Motorola Solutions Common Stock with a value equivalent to at least four times the annual retainer fee for directors. For the purposes of these guidelines, Motorola Solutions Common Stock includes deferred stock units.

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How Are the Directors Compensated?

During 2010, the annual retainer fee paid to each non-employee director was $100,000. In addition: (1) the chair of the Audit and Legal Committee received an additional annual fee of $20,000; (2) the chair of the Compensation and Leadership Committee received an additional annual fee of $15,000; (3) the non-employee chairs of the other committees each received an additional annual fee of $10,000; and (4) the members of the Audit and Legal Committee, other than the chair, each received an additional annual fee of $5,000. The non-employee Chairman of the Board receives an additional annual fee of $280,000. The Company also reimburses its directors and, in certain circumstances, spouses who accompany directors, for travel, lodging and related expenses they incur in attending Board and committee meetings or other meetings as requested by Motorola Solutions.

A director may elect to receive all or a portion of his or her retainer and other fees in the form of deferred stock units.

Non-employee directors receive an annual grant of $120,000 of deferred stock units in the second quarter of the fiscal year. On May 5, 2010, each non-employee director received a deferred stock unit award of 2,495 shares of Common Stock, as adjusted for the Reverse Stock Split. The number of deferred stock units awarded was determined by dividing $120,000 by the fair market value of a share of Common Stock on the date of grant (rounded up to the next whole number) based on the closing price on the date of grant. The deferred stock units are paid to the director in shares of Common Stock upon termination of service from the Board.

For a non-employee director who becomes a member of the Board of Directors after the annual grant of deferred stock units, the award will be prorated based on the number of full months to be served ($10,000 per month) divided by the closing price of the Common Stock on the day of election to the Board. On January 4, 2011, each of the new directors received a grant of deferred stock units equal to $40,000.

Non-employee directors are not eligible to participate in the Motorola Solutions Management Deferred Compensation Plan. Motorola Solutions does not have a non-equity incentive plan or pension plan for non-employee directors.

Non-employee directors do not receive any additional fees for attendance at meetings of the Board or its committees, or for additional work done on behalf of the Board or a committee. Mr. Brown and Dr. Jha, who were employees during 2010, received no additional compensation for serving on the Board or its committees.

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The following table further summarizes compensation paid to the non-employee directors during 2010.

Director Compensation for 2010

Name (a)	Fees Earned or Paid in Cash($)(1) (b)	Stock Awards($) (2)(3)(4) (c)	Option Awards($)(3) (d)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($) (f)		All Other Compensation($)(5) (g)		Total($) (h)
David W. Dorman	0	$500,008	$0	$0		$13,500	(6)	$513,508
William R. Hambrecht	0	227,506	0	0		0		227,506
Judy C. Lewent(7)	55,000	0	0	0		0		55,000
Keith A. Meister	$105,000	120,005	0	0		10,000	(6)	235,005
Thomas J. Meredith	105,000	120,005	0	0		0		225,005
Samuel C. Scott III	115,000	120,005	0	0		0		235,005
James R. Stengel	100,000	120,005	0	0		0		220,005
Anthony J. Vinciquerra	68,250	156,756	0	0		0		225,006
Douglas A. Warner III	110,000	120,005	0	0		10,000	(6)	240,005
John A. White	72,000	168,000	0	296	(8)	37,225	(6)	277,521

(1)	Directors may elect to receive a portion of their retainer or other fees in the form of deferred stock units (“DSUs”). The amounts in column (b) are the portion of the annual retainer and any other fees the non-employee director has elected to receive in cash. Messrs. Dorman, Hambrecht, Vinciquerra and White deferred $380,000, $107,500, $36,750 and $48,000, respectively, of their retainer fees. These deferred amounts are reported in column (c).

(2)	Certain directors have elected to receive DSUs for a portion of their retainer or other fees. In addition, all non-employee directors received an annual grant of DSUs on May 5, 2010. All amounts in column (c) are the aggregate grant date fair value of DSUs computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”), including dividend equivalents, as applicable. The number of DSUs received, as adjusted for the Reverse Stock Split, and the fair value on each date of grant are as follows:

20	PROXY STATEMENT

	March 31	May 5	June 30	September 3	December 31
Directors	Deferred Stock Units	Annual Grant of Deferred Stock Units	Deferred Stock Units	Deferred Stock Units	Deferred Stock Units
David W. Dorman	1,933	2,495	2,081	1,591	1,496
Fair value	$95,002	$120,005	$95,003	$94,999	$94,999
William R. Hambrecht	508	2,495	602	460	433
Fair value	$24,998	$120,005	$27,501	$27,501	$27,500
Keith A. Meister	—	2,495	—	—	—
Fair value		$120,005
Thomas J. Meredith	—	2,495	—	—	—
Fair value		$120,005
Samuel C. Scott III	—	2,495	—	—	—
Fair value		$120,005
James R. Stengel	—	2,495	—	—	—
Fair Value		$120,005
Anthony J. Vinciquerra	187	2,495	201	153	144
Fair Value	$9,189	$120,005	$9,187	$9,187	$9,188
Douglas A. Warner III	—	2,495	—	—	—
Fair Value		$120,005
John A. White	244	2,495	262	201	189
Fair Value	$11,997	$120,005	$11,997	$12,002	$12,000
Former Director Judy Lewent(7)	—	—	—	—	—

(3)	As of December 31, 2010, adjusted for the Separation and the Reverse Stock Split, the aggregate stock and option awards outstanding for the directors were as follows below. For each director, the options to purchase Company stock listed below were exercisable at year end, except Mr. Meredith had 122,617 options outstanding of which 98,940 were exercisable at year end. The unexercisable options at year end were granted while Mr. Meredith was serving as the Company’s Acting Chief Financial Officer.

Director	Options	Deferred Stock Units	Restricted Stock/RSUs
David W. Dorman	0	22,069	0
William R. Hambrecht	0	13,038	0
Keith A. Meister	0	7,113	0
Thomas J. Meredith(a)	122,617	7,820	16,889
Samuel C. Scott III	19,535	9,807	1,739
James R. Stengel(a)	3,571	8,830	0
Anthony J. Vinciquerra	0	9,627	0
Douglas A. Warner III	15,544	9,684	606
John A. White	7,562	15,532	77
Former Director Judy C. Lewent	19,535	0	0

(a)	The options granted to Mr. Meredith and Mr. Stengel, as well as the restricted stock units (“RSUs”) of Mr. Meredith, were substituted for options and RSUs of Motorola Mobility at the Separation. Neither Mr. Meredith nor Mr. Stengel holds any options or RSUs of Motorola Solutions after January 4, 2011.

(4)	Certain de minimis amounts (less than $50) were paid in cash in lieu of fractional shares.

(5)	The aggregate amount of perquisites and personal benefits, securities or property given to each named director valued on the basis of aggregate incremental cost to the Company was less than $10,000. Accordingly, no such amounts are reported in this column.

PROXY STATEMENT	21

(6)	The amount in this column consists of a previously elected distribution of $27,225 pursuant to the Motorola Solutions Management Deferred Compensation Program of 2005 and amounts representing matching gift contributions made by the Motorola Solutions Foundation at the request of the director to charitable institutions in the name of the respective director pursuant to the Company’s charitable matching gift program that is available to all U.S. employees and directors.

(7)	Although Ms. Lewent rejoined the Board on January 4, 2011, during 2010 she is considered a “former director” as she did not stand for re-election at the 2010 Annual Meeting.

(8)	The amount in this column consists of $296 in earnings under the Motorola Solutions Management Deferred Compensation Plan that were in excess of the threshold for above-market earnings. Pursuant to SEC rules, all earnings in 2010 in excess of 4.16% (120% of the applicable federal long-term rate) have been deemed “above market earnings.” As of January 1, 2006, new non-employee directors were not eligible to participate in the plan. Dr. White is the only non-employee director who participates in the plan.

22	PROXY STATEMENT

Director Retirement Plan and Insurance Coverage

In 1996, the Board terminated its retirement plan and no current non-employee directors are entitled to receive retirement benefits. In 1998, Ms. Lewent, Mr. Scott and Dr. White, the only current directors with interests in the plan, converted their accrued benefits in the retirement plan into shares of restricted Common Stock. They may not sell or transfer these shares and these shares are subject to repurchase by Motorola Solutions until such directors are no longer members of the Board because: (1) they do not stand for re-election or are not re-elected, or (2) of their disability or death. Upon Ms. Lewent’s departure from the Board in May 2010, the restrictions on her shares of Common Stock lapsed.

Non-employee directors are covered by insurance that provides accidental death and dismemberment coverage of $500,000 per person. The spouse of each such director is also covered by such insurance when traveling with the director on business trips for the Company. The Company pays the premiums for such insurance. The total premiums for coverage of all such non-employee directors and their spouses during the year ended December 31, 2010 was $2,400.

Related Person Transaction Policy and Procedures

The Company has established written policies and procedures (the “Related Person Transaction Policy” or the “Policy”) to assist it in reviewing transactions in excess of $120,000 (“Transactions”) involving Motorola Solutions and its subsidiaries (collectively, the “Company”) and Related Persons (as defined below). This Policy supplements the Company’s other conflict of interest policies set forth in the Principles of Conduct for Members of the Motorola Solutions, Inc. Board of Directors and the Motorola Solutions Code of Business Conduct for employees and our other internal procedures. A summary description of the Related Person Transaction Policy is set forth below.

For purposes of the Related Person Transaction Policy, a Related Person includes the Company’s directors, director nominees and executive officers since the beginning of the Company’s last fiscal year, beneficial owners of 5% or more of any class of the Company’s voting securities (“5% Holder”) and members of their respective Immediate Family (as defined in the Policy).

The Policy provides that any Transaction since the beginning of the last fiscal year is to be promptly reported to the Company’s General Counsel. The

General Counsel will assist with gathering important information about the Transaction and present the information to the Board committee responsible for reviewing the Transaction. The appropriate Board committee will determine if the Transaction is a Related Person Transaction and approve, ratify or reject the Related Person Transaction. In approving, ratifying or rejecting a Related Person Transaction, the applicable committee will consider such information as it deems important to conclude if the transaction is fair to the Company. The Governance and Nominating Committee will make all determinations regarding transactions involving a director or director nominee. The Audit and Legal Committee will make all determinations involving an executive officer or 5% Holder.

Motorola Solutions had no Related Person Transactions in 2010.

What is the Process for Identifying and Evaluating Director Candidates?

As stated in the Motorola Solutions, Inc. Board Governance Guidelines, when selecting directors, the Board and the Governance and Nominating Committee review and consider many factors, including: experience in the context of the Board’s needs; leadership qualities; ability to exercise sound judgment; existing time commitments; years to retirement age; and independence. They also consider ethical standards and integrity. While the Company does not have a formal policy regarding diversity, diversity is one of several factors considered by the Board and the Governance and Nominating Committee when selecting director nominees. The Board and the Governance and Nominating Committee strive to nominate directors with a variety of complementary skills, backgrounds and perspectives so that, as a group, the Board will possess the appropriate talent, skills, experience and expertise to oversee the Company’s businesses. The Governance and Nominating Committee annually assesses the effectiveness of its director nomination process and the Board Governance Guidelines.

The Governance and Nominating Committee will consider nominees recommended by Motorola Solutions stockholders provided that the recommendation contains sufficient information for the Governance and Nominating Committee to assess the suitability of the candidate, including the candidate’s qualifications. Stockholder-recommended candidates that comply with these procedures will

PROXY STATEMENT	23

receive the same consideration that candidates recommended by the Governance and Nominating Committee and management receive as discussed above.

The Governance and Nominating Committee considers recommendations from many sources, including members of the Board, management and search firms. From time-to-time, Motorola Solutions hires global search firms to help identify and facilitate the screening and interview process of director candidates. The search firm screens candidates based on the Board’s criteria, performs reference checks, prepares a biography for each candidate for the Governance and Nominating Committee’s review and helps arrange interviews. The Governance and Nominating Committee and the Chairman of the Board conduct interviews with candidates who meet the Board’s criteria. During 2010 and in connection with the Separation, we retained two third-party search firms to conduct a search for new members of the Board. The third-party search firms reviewed the qualifications of several candidates, including candidates referred to the search firms by members of the Governance and Nominating Committee and the CEO. The third-party search firms recommended a number of candidates to the Governance and Nominating Committee. In addition, Carl C. Icahn, a security holder recommended Vincent J. Intrieri as a director candidate. The Governance and Nominating Committee interviewed candidates and as a result, each of William J. Bratton, Michael V. Hayden, Vincent J. Intrieri and Judy C. Lewent were nominated by the Governance and Nominating Committee. The Governance and Nominating Committee has full discretion in considering its nominations to the Board.

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) we are providing our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. We were at the forefront of providing our stockholders with an opportunity to vote on executive compensation, when in 2008 the Board of Directors adopted a Board Governance Guideline to annually provide stockholders with the opportunity to approve the Company’s executive compensation policies and procedures. Because the stockholder vote is advisory, it will not be binding upon the Board. However, the Compensation and Leadership Committee has taken, and will continue to take, into account the outcome of the vote when considering future executive compensation arrangements.

The following is a summary of some key elements of our 2010 executive compensation policies and programs. See “Compensation Discussion and Analysis” and “Named Executive Officer Compensation” for more information.

As discussed in the “Compensation Discussion and Analysis,” the delay in the timing of the Separation from 2009 to the first quarter of 2011 had a significant influence on pay decisions for Mr. Brown and Dr. Jha. Each Co-CEO’s employment agreement required amendment to mitigate the risks resulting from further Separation delays and to incentivize the Co-CEOs to execute the Separation based on the new timeline. Mr. Brown’s agreement was amended to extend the date on which he had the right to terminate his employment for Good Reason (as defined therein) from January 1, 2011 to September 1, 2011. Dr. Jha’s agreement was amended to extend the date on which he had the right to terminate for Good Reason (as defined therein) from October 31, 2010 to June 30, 2011. We also modified the equity awards the Co-CEOs were entitled to receive upon consummation of the Separation and the contingent cash payment Dr. Jha would have received if the Separation was not consummated. If these employment agreements had not been amended, each Co-CEO would have had the right to terminate their agreement for Good Reason and would have received severance, and in the case of Dr. Jha, a significant cash payment. As an inducement to extend the dates by which each Co-CEO could terminate for Good Reason, we modified the equity awards the Co-CEOs were entitled to receive upon consummation of the Separation, as discussed in “Named Executive Officer Compensation—Employment Contracts.”

The anticipated completion of the Separation also provided the Compensation and Leadership Committee, its independent consultant and management with an opportunity to review our ongoing compensation and benefit programs in light of our new business strategy and to address certain factors that we believe led to a negative advisory vote on pay in the Company’s 2010 proxy. As a result of

24	PROXY STATEMENT

this review, we took the following actions in 2010 and early 2011:

•

During 2010, we continued our 2009 moratorium on pay increases in most countries, and both Mr. Brown and Dr. Jha continued the 25% reduction in base salary they voluntarily initiated in 2009. Based on our improved 2010 financial performance, we reinstated Mr. Brown’s salary to its pre-2009 level in January 2011, and we intend to provide merit increases in 2011 in most countries.

•

In connection with the Separation, we terminated the 2009-2011 and 2010-2012 performance cycles of the Motorola, Inc. Long Range Incentive Plan (the “LRIP”) and determined a pro rata payout based on actual performance through the Separation date under each LRIP cycle, which will be paid in 2012 and 2013, respectively. The forfeited portion of these LRIP payouts (due to the proration) was taken into account in determining these executives’ 2011 equity grants. See 2011 Leadership Grant section of the “Compensation Discussion and Analysis” for more information on 2011 equity grants.

•	In early 2011, following the Separation, we instituted a new Senior Executive Change in Control (“CIC”) Plan, which included:

•	limiting plan eligibility to Senior Vice Presidents and Executive Vice Presidents;

•	eliminating excise tax gross ups for any payment deemed to be a parachute payment;

•	reducing the severance multiple from three times to two times eligible pay, in addition to reducing continuation of medical benefits coverage from three years to two years;

•	changing the definition of base salary for severance calculations from the highest annual salary during the last three years to current base salary;

•	changing the definition of bonus for severance calculations from highest bonus received in the last five years to target annual bonus; and

•	reducing the notification period for making future plan changes from three years to one year.

The changes take effect for current senior officers as soon as the notification period required by the legacy plan expires on February 1, 2014 and began for all new executives on February 1, 2011.

•

In early 2011, following the Separation, we provided a leadership equity grant to a select group of key Motorola Solutions executives, including Messrs. Brown, Fitzpatrick and Delaney, to drive engagement of our senior leadership team and provide them with a meaningful stake in the continued success of the Company.

•

In early 2011, following the Separation, we expanded our stock ownership requirements to include Corporate Vice Presidents, who now must hold stock with a value equal to one times salary. We also implemented consequences for failure to meet the applicable stock ownership requirement within a five-year time period: each executive is required to hold any shares acquired (net of tax withholding) on the exercise of stock options or the vesting of restricted stock units until compliance with the applicable ownership requirement is attained.

•	In late 2010 and early 2011, we modified our comparator group to include companies that are more reflective of Motorola Solutions’ industry and company size.

As discussed above, we have taken a number of steps to address issues raised by our stockholders in 2010. We believe that many of the issues that led to a negative advisory vote on executive compensation in 2010 were the result of one-time actions that the Compensation and Leadership Committee and Board felt were necessary to position the Company for successful execution of the Separation. Further, after Separation, all obligations regarding the compensation of Dr. Jha and Mr. Moloney became obligations of Motorola Mobility, and Motorola Solutions has no ongoing compensation obligation to either of these named executive officers.

We have historically maintained several practices that represent strong corporate governance, including:

•	an executive pay mix that is heavily weighted in favor of “at risk” pay, creating a strong link to driving stock price performance in a responsible manner without creating undue risk for the Company;

•	a “double trigger” feature in our CIC Plan, that requires that an executive be separated from service in conjunction with a change in control

PROXY STATEMENT	25

event before receiving any payouts made in connection with a change in control;

•

a “modified double trigger” in our 2006 Omnibus Incentive Plan that provides that there is no acceleration of equity or performance awards if such awards are assumed or replaced by the successor company, unless otherwise provided by the Compensation and Leadership Committee. For awards that are assumed or replaced during a change in control, accelerated treatment is only provided if the executive is terminated (without cause) or voluntarily resigns for Good Reason within 24 months of the change in control event;

•	a “clawback” policy that provides for recoupment of incentive payments that are overstated as a result of the restatement of our financial earnings;

•	an “anti-hedging” policy that precludes employees and directors from engaging in any transaction in which they may profit from short-term speculative swings in the value of our securities;

•	a Compensation and Leadership Committee consisting entirely of independent directors, in addition to requiring all directors to stand for annual election by stockholders;

•	an independent compensation consultant who reports directly to the Compensation and Leadership Committee and provides no other services to the Company; and

•	an annual risk assessment of the Company’s pay practices that is reviewed with the Compensation and Leadership Committee.

We believe these practices, coupled with our recent compensation actions, demonstrate a reasonable and responsible approach to designing and managing the Company’s compensation programs and address certain factors that led to a negative advisory vote on executive compensation in 2010. We will continue to evaluate our programs on an ongoing basis and make changes, as appropriate, to ensure consistency with our compensation philosophy, guiding principles and business strategy.

For the reasons discussed above, the Board unanimously recommends that stockholders vote in favor of the following resolution:

“Resolved, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as described in the

Compensation Discussion and Analysis, the 2010 Summary Compensation Table and other related tables and disclosures in this proxy statement.”

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION. UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED FOR THE APPROVAL OF EXECUTIVE COMPENSATION.

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION

As part of the Board’s commitment to excellence in corporate governance, and as required by the Section 14A of the Exchange Act, the Board is providing the Company’s stockholders with an opportunity to provide an advisory vote to determine whether the stockholder advisory vote on executive compensation should occur every one, two or three years.

In accordance with our Board Governance Guidelines, the Board recommends that the advisory vote on executive compensation be presented to stockholders on an annual basis. This frequency is consistent with the practice we adopted in 2008 to annually provide stockholders the opportunity to vote on our pay practices. Further, we believe an annual advisory vote on executive compensation will allow us to obtain information on stockholders’ views of the compensation of our named executive officers on a more consistent basis, and will provide our Board and Compensation and Leadership Committee with frequent input from stockholders on our compensation programs. Because your vote is advisory, it will not be binding upon the Board.

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS RECOMMENDS STOCKHOLDERS VOTE TO HOLD THE ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION ON AN ANNUAL BASIS. UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED FOR A VOTE EVERY “ONE” YEAR.

26	PROXY STATEMENT

PROPOSAL NO. 4

REAPPROVAL OF MATERIAL TERMS FOR PERFORMANCE-BASED AWARDS UNDER THE MOTOROLA SOLUTIONS OMNIBUS INCENTIVE PLAN OF 2006

We are asking our stockholders to reapprove the material terms for performance-based awards under the Motorola Solutions Omnibus Incentive Plan of 2006, as amended (the “2006 Plan”), in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). At the 2006 Annual Meeting of Stockholders, the stockholders approved the 2006 Plan, which provides incentive award opportunities to our officers, other employees and non-employee directors. We are not amending or altering the 2006 Plan in any way.

Section 162(m) of the Code limits the deductibility for federal income tax purposes of compensation in excess of $1 million per year for the chief executive officer and the three other highest compensated officers (other than the chief financial officer) (collectively, the “covered employees”), unless such compensation qualifies as “performance-based compensation” under the Code. To qualify as “performance-based compensation” various requirements must be satisfied, including:

•	the compensation must be paid based upon the attainment of objective performance goals established by a committee of independent board members; and

•

stockholders must reapprove the material terms for the performance-based awards every five years when, as with certain performance-based awards under the 2006 Plan, the Compensation and Leadership Committee has the ability to change targets of performance goals from year to year.

The Compensation and Leadership Committee, which is comprised of independent directors, administers the 2006 Plan and is responsible for selecting the 2006 Plan’s participants, establishing the performance goals, certifying the results of the performance goals and approving payouts under the 2006 Plan. The goals established by the Compensation and Leadership Committee must be based upon performance criteria approved by stockholders.

The 2006 Plan provides for the grant of stock options, stock appreciation rights, restricted stock and restricted stock units, deferred stock units, performance shares, performance cash awards, annual management incentive awards and other stock or cash awards. Performance shares entitle the participant to a payment in the form of shares of common stock upon the attainment of performance goals within a specified performance period of not less than 12 months and other terms and conditions specified by the Compensation and Leadership Committee. The Compensation and Leadership Committee may, in its discretion, make a cash payment equal to the fair market value of shares of common stock otherwise required to be issued to a participant pursuant to a performance share award. In addition, the vesting of restricted stock awards or restricted stock unit awards granted under the 2006 Plan may, in the discretion of the Compensation and Leadership Committee, be subject to the satisfaction of performance criteria.

Performance Goals

For purposes of Section 162(m), the material terms of the performance-based awards include (i) the participants eligible to receive compensation under the 2006 Plan, (ii) the maximum award that can be paid under the performance goal, and (iii) a description of the performance criteria on which the performance goal is based. Each of these aspects of the 2006 Plan is discussed below.

Eligible Participants. Participants may consist of all employees of the Company and its Subsidiaries (approximately 18,700 employees have outstanding equity) and all non-employee directors of the Company (eight persons currently participate); provided, however, the following individuals shall be excluded from participation in the 2006 Plan (i) contract labor regardless of length of service, (ii) employees whose base salary is not processed for payment by a payroll department of the Company or any Subsidiary, and (iii) any individual performing services under an independent contractor or consultant agreement, a purchase order, a supplier agreement or any other agreement that the Company enters into for service. Any corporation or other entity in which a 50% or greater interest is at the time directly or indirectly owned by the Company and which it consolidates for financial reporting purposes shall be a “Subsidiary” for purposes of the 2006 Plan.

Award Limits. Under the 2006 Plan, no participant may receive in any calendar year (i) stock options relating to more than 714,267 shares, (ii) stock appreciation rights relating to more than 714,267 shares, (iii) restricted stock or restricted stock units relating to more than 357,133 shares, (iv) performance shares relating to more than 357,133 shares,

PROXY STATEMENT	27

(v) performance cash awards in excess of $10,000,000 or (vi) deferred stock units relating to more than 11,904 shares. No non-employee director may receive in any calendar year stock options relating to more than 11,904 shares or restricted stock units or deferred stock units relating to more than 11,904 shares but excluding any stock options, restricted stock units or deferred stock units a non-employee director elects to receive at fair market value in lieu of such non-employee director’s cash compensation.

Performance Criteria. Awards of restricted stock, restricted stock units, performance shares, performance cash awards and other incentives under the 2006 Plan to a covered employee may be made subject to the attainment of performance goals relating to one or more of the following business criteria within the meaning of Section 162(m) of the Code: cash flow; cost; ratio of debt to debt plus equity; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net sales; sales growth; price of the Company’s Common Stock; return on net assets, equity or stockholders’ equity; market share; or total return to stockholders (“Performance Criteria”). Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Performance Criteria shall be calculated in accordance with the Company’s financial statements (including, without limitation, the Company’s “consolidated earnings before income taxes” as defined in section 12 of the 2006 Plan), generally accepted accounting principles or under an objective methodology established by the Compensation and Leadership Committee prior to the issuance of an award which is consistently applied. However, the Compensation and Leadership Committee may not in any event increase the amount of compensation payable to a covered employee upon the attainment of a performance goal.

General

If the stockholders approve the proposal, performance-based awards made under the 2006 Plan to the covered employees will, assuming other conditions are met, be eligible for treatment as “performance-based compensation” within the meaning of Section 162(m) of the Code and will be tax deductible to us. If the stockholders do not approve the proposal, the Compensation and Leadership Committee will review our executive compensation program and the granting of performance-based awards in light of such vote and the principles described in the section entitled “Compensation Discussion and Analysis.”

The foregoing description addresses limited aspects of the 2006 Plan, primarily the material terms of the performance-based awards, including the list of permissible business criteria for performance objectives, that may apply to a grant of qualified performance awards. This description is qualified in its entirety by the full text of the 2006 Plan, which is attached as Appendix A to this Proxy Statement.

Plan Benefits

As discussed above, any performance-based awards granted under the 2006 Plan are subject to performance objectives established by the Compensation and Leadership Committee and are, therefore, not determinable. The benefits paid to our named executive officers under the 2006 Plan for the most recent three years are disclosed under the columns “Stock Awards,” “Options Awards” and Non-Equity Incentive Compensation in the section entitled “Summary Compensation Table” on page 60.

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR REAPPROVAL OF THE MATERIAL TERMS FOR PERFORMANCE-BASED AWARDS UNDER THE MOTOROLA SOLUTIONS OMNIBUS INCENTIVE PLAN OF 2006.

PROPOSAL NO. 5

RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011

The Audit and Legal Committee of the Board has appointed KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. Services provided to the Company and its subsidiaries by KPMG LLP (“KPMG”) in fiscal years 2009 and 2010 are described under “Audit and Legal Committee Matters—Independent Registered Public Accounting Firm Fees.”

We are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not

28	PROXY STATEMENT

required by our Bylaws or otherwise, the Board is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate practice.

Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will have the opportunity to respond to appropriate questions from stockholders.

The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG. Abstentions will have the same effect as a vote “Against” the proposal.

In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit and Legal Committee and the Board. Even if the selection is ratified, the Audit and Legal Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTING FIRM FOR 2011. UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED FOR THE RATIFICATION OF KPMG LLP.

PROPOSAL NO. 6

STOCKHOLDER PROPOSAL RE: “SHAREHOLDER RESOLUTION ON HUMAN RIGHTS POLICY”

The Company has been advised that the Presbyterian Church (U.S.A.), the beneficial owner of 750 shares (107 shares following the Reverse Stock Split) intends to submit the following proposal for consideration at the 2011 Annual Meeting. The following proposal has also been co-filed by The Domestic and Foreign Missionary Society of the Protestant Episcopal Church, Sisters of Charity of the Incarnate Word, Houston, TX, Mount St. Scholastica Benedictine Sisters, The Marianists, United Church Foundation, Catholic Health East and Sisters of Charity of the Incarnate Word, San Antonio, TX . Please note, all references to “Motorola” were made by the shareholder prior to the name change of Motorola, Inc. to Motorola Solutions, Inc. We have not modified the language of the stockholder’s proposal.

2010 Motorola Solutions Shareholder Resolution on Human Rights Policy

Whereas, Motorola, as a global corporation, faces increasingly complex problems as the international social, and cultural context within which Motorola operates changes.

Companies are faced with ethical and legal challenges arising from diverse cultures and political and economic contexts. Today, management must address issues that include human rights, workers’ right to organize and bargain collectively, non-discrimination in the workplace, protection of the environment and sustainable community development. Motorola does business in countries with human rights challenges including China, Malaysia, Russia, and Israel and the occupied Palestinian territories.

Several international conventions, declarations and treaties set forth internationally recognized standards designed to protect human rights—civil, political, social environmental, cultural and economic—that should be reflected in Motorola’s policies. These include the Universal Declaration of Human Rights, the Fourth Geneva Convention, the Hague Conventions, International Covenant on Civil and Political Rights, the core labor standards of the International Labor Organization, and the International Covenant of Economic, Cultural and Social Rights. We believe that these documents will help inform Motorola’s revision of its human rights policy. Also, United Nations resolutions and reports of special rapporteurs on countries where Motorola does business, and “Norms on the Responsibilities of Transnational Corporations and Other Business Enterprises with Regard to Human Rights,” adopted by the United Nations Sub-Commission on the Promotion and Protection of Human Rights in August 2003 are helpful, as are the comprehensive human rights policies developed for global companies found in “Principles for Global Corporate Responsibility: Bench Marks for Measuring Business Performance,” developed by an international group of religious investors.

As companies formulate comprehensive policies, we believe significant commercial advantages may accrue through enhanced corporate reputation, improved employee recruitment and retention, improved community and stakeholder relations and reduced risk of adverse publicity, consumer boycotts, divestment campaigns and lawsuits.

PROXY STATEMENT	29

RESOLVED, shareholders request the Board to amend, where applicable, within ten months of the 2010 Annual Meeting, Motorola’s policies related to human rights that guide its international and U.S. operations to conform more fully with international human rights and humanitarian standards.

Supporting Statement

We believe Motorola’s current human rights policies are limited in scope, and provide little or no guidance for determining business relationships where our products or services could entangle the company in human rights violations. Although we are not recommending any specific provision of the above-named documents be included in the revised policy, we believe that our company’s policies should reflect a more comprehensive understanding of human rights.

Motorola should be able to assure shareholders that employees are treated fairly and with dignity wherever they work in the global economy. Going beyond internal practices, however, Motorola should be able to provide similar assurance that its products and services are not used in human rights violations. One element of ensuring compliance is utilization of independent monitors composed of respected local human rights, religious and non-governmental organizations that know local culture and conditions. We believe the adoption of a more comprehensive human rights policy, coupled with implementation, enforcement and independent monitoring, will assure shareholders of Motorola’s global leadership.

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ADOPTION OF THIS SHAREHOLDER PROPOSAL FOR THE REASONS SET FORTH BELOW. UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED AGAINST THE ADOPTION OF THIS PROPOSAL.

BOARD OF DIRECTORS STATEMENT IN OPPOSITION

The Company agrees with the principles on which this proposal is based and already addresses the concerns it raises, making this proposal unnecessary. In fact, the Company already has in place a comprehensive set of policies and procedures that address human rights, which are designed to ensure that its operations worldwide are conducted using the highest standards of integrity and ethical business conduct applied uniformly and consistently.

The Company’s policies include: the Motorola Solutions Code of Business Conduct, the Motorola Solutions Human Rights Policy, the Motorola Solutions Supplier Code of Conduct, and the Motorola Solutions Environment, Health & Safety Policy. These specific policies are based upon internationally recognized human rights standards, such as the Universal Declaration of Human Rights, the core labor standards of the International Labour Organization, the United Nation’s Global Compact, Social Accountability 8000 (SA 8000) standard, and the Organization for Economic Co-operation and Development (OECD) Guidelines for Multinational Enterprises, to name a few.

The Company’s policies reflect a comprehensive understanding of human rights and support the following important areas:

•	Compliance

•	Anti-corruption

•	No unfair business practices

•	Anti-discrimination

•	No forced labor

•	No child labor

•	No harsh or inhumane treatment

•	Freedom of association and collective bargaining

•	Fair working hours and wages

•	Safe and healthy working conditions

•	Environmental sustainability

As part of the Company’s management practices, we periodically perform thorough reviews of the aforementioned policies and update them to keep them in alignment with internationally recognized human rights standards. Such a review was undertaken in 2008 and was informed by the international conventions, declarations and treaties cited in this proposal. Updates to certain policies were made in 2009 and 2010 and the amended policies have been posted to our website

The Board of Directors believes that the Company’s policies effectively articulate our long-standing support for, and continued commitment to, human rights, rendering the proposal duplicative and unnecessary. For these reasons and the others stated above, the Board of Directors recommends that you vote AGAINST the adoption of this shareholder-submitted proposal.

30	PROXY STATEMENT

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the Company’s equity compensation plan information as of December 31, 2010. The number of shares and the weighted-average exercise prices in the table and footnotes below have been adjusted to reflect the Company’s Reverse Stock Split effected on January 4, 2011. However, the share and weighted average exercise prices have not been adjusted to reflect Separation.

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)		Weighted-average exercise price of outstanding options and rights (b)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by Motorola Solutions stockholders	26,943,306	(2)(3)(4)	$82.60	14,787,904	(5)
Equity compensation plans not approved by Motorola Solutions stockholders(6)	2,126,571	(7)	$69.44	0

Total	29,069,877		$81.20	14,787,904
(1)	The weighted-average exercise price does not include outstanding restricted or deferred stock units.

(2)	This includes shares subject to outstanding options granted under the 2006 Plan and prior stock incentive plans no longer in effect for new grants.

(3)	This also includes an aggregate of 9,456,165 restricted or deferred stock units that have been granted or accrued pursuant to dividend equivalent rights under the 2006 Plan and prior stock incentive plans which are no longer in effect for new grants. Each restricted or deferred stock unit is intended to be the economic equivalent of one share of Common Stock.

(4)	This does not include 103,968 outstanding stock appreciation rights (“SARs”) of which 80,580 were granted under the 2006 Plan (“2006 Plan SARs”) and 23,388 were granted under prior stock incentive plans that are no longer in effect for new grants (“Prior SARs”). These SARs enable the recipient to receive, for each SAR granted, a settlement amount equal to the excess of the fair market value of one share of Common Stock on the date the SAR is exercised over the fair market value of one share of Common Stock on the date the SAR was granted. The settlement amount for the Prior SARs may only be paid in cash. No security is issued upon the exercise of these Prior SARs. The settlement amount of the 2006 Plan SARs is payable in shares of Common Stock. Because the grant price of all 2006 Plan SARs is greater than the closing price of a share of Common Stock on December 31, 2010, these 2006 Plan SARs are not included in the above table.

(5)	Of these shares: (i) 8,168,544 shares remain available for future issuance under the Company’s employee stock purchase plan, the Motorola Employee Stock Purchase Plan of 1999, as amended; and (ii) an aggregate of 6,619,360 shares remain available for future issuance under the 2006 Plan. In addition to stock options, other equity benefits which may be granted under the 2006 Plan are SARs, restricted stock, restricted stock units, deferred stock units, performance shares and other stock awards. In addition, at the discretion of the Compensation and Leadership Committee, shares of Common Stock may be issued under the 2006 Plan in payment of awards under the Company’s long-range incentive plans.

(6)	The Company’s non-stockholder approved plans are: (i) the Motorola Compensation/Acquisition Plan of 2000 (the “C/A Plan”), under which no further grants may be made, and (ii) the inducement exception plan pursuant to NYSE rules for awards granted to Dr. Jha pursuant to his employment agreement (“Jha Inducement Exception Awards”), under which no further grants may be made. Since its inception, the major purposes of the C/A Plan were to grant awards: (i) to persons newly hired by the Company, and (ii) in connection with the acquisition of businesses. Otherwise, grants were generally made by the Company under the Company’s stockholder approved incentive plans. Awards could not be made under the C/A Plan to directors or executive officers of the Company. The C/A Plan and the Jha Inducement Exception Awards are more fully described below.

(7)	This includes 103,211 restricted stock units granted to Dr. Jha as a Jha Inducement Exception Award. Each restricted stock unit is intended to be the economic equivalent of one share of Common Stock.

PROXY STATEMENT	31

Compensation/Acquisition Plan of 2000

The Motorola Compensation/Acquisition Plan of 2000 (the “C/A Plan”) was initially adopted on November 7, 2000 by the Board of Directors. Upon the adoption of the 2006 Plan, no further grants may be made under the C/A Plan. The C/A Plan provided that awards could be granted to employees of the Company and its subsidiaries who were not executive officers or directors of the Company, in connection with its recruiting and retention efforts. From its inception, the major purposes of the C/A Plan were to grant awards: (i) to persons newly hired by the Company, and (ii) in connection with the acquisition of businesses. The C/A Plan permitted the granting of stock options, stock appreciation rights, restricted stock and restricted stock units, performance stock, performance units and other stock awards.

Awards included options to acquire shares of Common Stock, shares of restricted Common Stock and restricted stock units. Each option granted has an exercise price of 100% of the market value of the Common Stock on the date of grant. Generally, options under the C/A Plan expire 10 years from the date of grant and vest and become exercisable at 25% increments over four years. Awards of restricted stock or restricted stock units consist of shares or rights to shares of Common Stock. The restrictions on individual grants vary, but are designed so that the awards are subject to substantial risk of forfeiture by the employee.

Upon the occurrence of a change in control, each stock option under the C/A Plan that is outstanding on the date on which the change in control occurs will immediately become exercisable in full. In addition, the restrictions on all shares of restricted stock or restricted stock units outstanding on the date on which the change in control occurs will be automatically terminated.

No awards of restricted stock or restricted stock units are currently outstanding under the C/A Plan.

Jha Inducement Exception Awards

The Jha Inducement Exception Awards were made pursuant to the inducement award exception under the New York Stock Exchange rules to induce an executive officer to join the Company. These awards were granted to Dr. Jha pursuant to his employment agreement and were made in order to attract and retain an executive of his unique caliber and experience. In light of the desire to grant Dr. Jha a significant amount of make-whole and inducement equity awards, the plan limits of the Motorola Solutions Omnibus Incentive Plan of 2006 were exceeded and the remaining amounts were granted under the Jha Inducement Exception Awards, consisting of: (i) restricted stock units corresponding to 309,631 shares of Common Stock, and (ii) options to purchase 1,942,126 shares of Common Stock. Each of the outstanding stock options (vested and unvested) and unvested RSUs were assumed by Motorola Mobility on January 4, 2011 in connection with the Separation, and Dr. Jha no longer holds any option or restricted stock unit awards of Motorola Solutions. The share amounts described above have been adjusted to reflect the Reverse Stock Split only.

32	PROXY STATEMENT

OWNERSHIP OF SECURITIES

Security Ownership of Management and Directors

The following table sets forth information as of February 28, 2011 (except where otherwise noted), regarding the beneficial ownership of shares of Common Stock by each director and nominee for director of the Company, by the persons named in the Summary Compensation Table, and by all current directors, nominees and Section 16 officers of the Company as a group. Each director, nominee and named executive officer owns less than 1% of the outstanding Common Stock based on 337,317,122 shares of Common Stock outstanding on February 28, 2011. All current directors, nominees and current executive officers as a group own less than 1% of the outstanding Common Stock. Ownership reported reflects adjustments made on January 4, 2011 due to the Separation and Reverse Stock Split.

Name	Shares Owned(1)	Shares Under Exercisable Options(2)	Stock Units(3)	Total Shares Beneficially Owned(4)(5)
Gregory Q. Brown	201,648	893,737	41,665	1,769,202(6)
Sanjay K. Jha*	303,730	0	0	303,730(7)
Edward J. Fitzpatrick	7,290	48,325	0	153,054(8)
Eugene A. Delaney	20,843	300,728	0	452,274(9)
Daniel M. Moloney*	18,594	0	0	20,017(10)
A. Peter Lawson(11)	18,436	322,959	0	343,509
William J. Bratton	0	0	1,006	1,006
David W. Dorman	0	0	22,069	22,069
Michael V. Hayden	0	0	1,006	1,006
Vincent J. Intrieri	0	0	1,006	1,006
Judy C. Lewent	13,137	19,535	1,006	33,678
Samuel C. Scott	4,902	19,535	9,807	34,244(12)
Douglas A. Warner III	3,509	15,544	9,684	28,737(13)
John A. White	6,324	7,562	15,532	29,418(14)
All current directors, nominees and current executive officers as a group (20 persons)	295,711	1,450,568	102,781	3,047,571(15)
*	Dr. Jha and Mr. Moloney’s “Shares Owned” are as of January 3, 2011, the date on which each ceased to be an executive officer.

(1)	Includes shares over which the person currently holds or shares voting and/or investment power but excludes interests, if any, in shares held in the Motorola Solutions Stock Fund of the Company’s 401(k) Plan and the shares listed under “Shares Under Exercisable Options” and “Stock Units.”

(2)	Includes shares under options exercisable on February 28, 2011 and options which become exercisable within 60 days thereafter. Also includes unvested shares under market-based options that only vest if the market price of the Common Stock reaches defined levels.

(3)	Includes stock units which are deemed to be beneficially owned on February 28, 2011 or within 60 days thereafter. Stock units are not deemed beneficially owned until the restrictions on the units have lapsed. Each stock unit is intended to be the economic equivalent of a share of Common Stock.

(4)	Unless otherwise indicated, each person has sole voting and investment power over the shares reported.

(5)	Includes interests, if any, in shares held in the Motorola Solutions Stock Fund of the Company’s 401(k) Plan, which is subject to certain investment restrictions, the shares listed under “Shares Under Exercisable Options” and units listed under “Stock Units.”

(6)	Mr. Brown’s holdings under “Total Shares Beneficially Owned” include: 524,322 stock units that are subject to restrictions and 107,830 unvested market-based options granted on January 31, 2008 that only vest if the market price of the Common Stock reaches defined levels as discussed in the footnotes to the “Outstanding Equity Awards at 2010 Fiscal Year End” table. The stock units are excluded from the computations of percentages of shares owned because the restrictions lapse more than 60 days after February 28, 2011.

PROXY STATEMENT	33

(7)	As of the Separation, all options and restricted stock units previously granted to Dr. Jha were substituted with options and restricted stock units of Motorola Mobility.

(8)	Mr. Fitzpatrick’s holdings under “Total Shares Beneficially Owned” include 97,383 stock units that are subject to restrictions. These units are excluded from the computations of percentages of shares owned because the restrictions lapse more than 60 days after February 28, 2011.

(9)	Mr. Delaney’s holdings under “Total Shares Beneficially Owned” include 129,899 stock units that are subject to restrictions. These units are excluded from the computations of percentages of shares owned because the restrictions lapse more than 60 days after February 28, 2011.

(10)	As of the Separation, all options and restricted stock units previously granted to Mr. Moloney were substituted with options and restricted stock units of Motorola Mobility.

(11)	Mr. Lawson left the Company on January 7, 2011. Upon his departure, 4,962 restricted stock units vested and are included in “Shares Owned,” 44,726 unvested restricted stock units were forfeited, and 116,215 unvested options were forfeited.

(12)	Mr. Scott does not have investment power over 1,739 of these shares.

(13)	Mr. Warner does not have investment power over 606 of these shares.

(14)	Dr. White has shared voting and investment power over 4,364 of these shares and shared voting and no investment power over 77 of these shares.

(15)	All directors, nominees and current executive officers as a group have sole voting and investment power over 274,625 of these shares and shared voting and investment power over 4,364 of these shares. Included under “Total Shares Beneficially Owned” are 1,082,020 stock units that are subject to restrictions. Each stock unit is intended to be the economic equivalent of a share of Common Stock. These units are excluded from the computations of percentages of shares owned because the restrictions lapse more than 60 days after February 28, 2011.

No directors, nominees or current executive officers have pledged shares of Common Stock pursuant to any loan or arrangement where there is an expectation that the loan or arrangement may be repaid by foreclosure or other recourse to the shares of Common Stock.

34	PROXY STATEMENT

Security Ownership of Principal Stockholders

The following table sets forth information with respect to any person who is known to be the beneficial owner of more than 5% of Company Common Stock as of December 31, 2010.

Name and Address	Number of Shares of Motorola, Inc. and Nature of Beneficial Ownership	Estimated Number of Shares of Motorola Solutions, Inc. adjusted for Reverse Stock Split(1)		Percent of Outstanding Shares(2)
Carl C. Icahn and related entities, 767 Fifth Avenue, 47th Flr., New York, NY 10153(3)	268,045,683(4) shares of Common Stock	38,292,24	0(4)	11.35%
Dodge & Cox, 555 California Street, 40th Floor, San Francisco, CA 94104	219,623,573(5) shares of Common Stock	31,374,796	(5)	9.30%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	153,906,893(6) shares of Common Stock	21,986,699	(6)	6.52%
(1)	The estimated number of shares of Motorola Solutions was calculated by dividing the number of shares of Motorola, Inc. held on December 31, 2010 by seven and rounding down to the nearest whole share, and may not accurately reflect the number of Motorola Solutions shares as a result of rounding and other factors.

(2)	The percentage calculations set forth are based on 337,317,122 shares of Common Stock outstanding as of February 28, 2011 rather than the percentages set forth on various stockholders’ Schedule 13D and 13G filings, and after giving effect to the Reverse Stock Split.

(3)	A Schedule 13D/A was filed with the Securities and Exchange Commission on December 1, 2010, amending a Schedule 13D previously filed on February 6, 2008 and amended on March 5, 2008, March 27, 2008, April 7, 2008, May 7, 2008, May 7, 2010, August 4, 2010 and November 3, 2010 (as amended, the “Icahn Schedule 13D”), filed jointly by Carl C. Icahn and the following related entities (collectively, the “Reporting Persons”): (i) High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Offshore LP, Icahn Partners LP, Icahn Onshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc. and Beckton Corp., each of whose address is White Plains Plaza, 445 Hamilton Avenue-Suite 1210, White Plains, NY 10601, and (ii) Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, and Icahn Partners Master Fund III LP, each of whose address is c/o Walkers SPV Limited, P.O. Box 908GT, 87 Mary Street, George Town, Grand Cayman, Cayman Islands.

(4)	Solely based on information in the Icahn Schedule 13D, as of the date of the Icahn Schedule 13D, information in Form 13F-HR filed by (i) Icahn Capital, and (ii) Carl Icahn, on February 14, 2011, each with the Securities and Exchange Commission for the period ending December 31, 2010, and information from the holder.

(5)	Solely based on information in a Schedule 13G/A dated February 10, 2011 filed with the Securities and Exchange Commission (“SEC”) by Dodge & Cox. The Schedule 13G/A indicates that as of December 31, 2010, Dodge & Cox was the beneficial owner with sole dispositive power as to 219,623,573 shares and with sole voting power as to 208,231,186 of such shares.

(6)	Solely based on information in a Schedule 13G/A dated February 7, 2011 filed with the SEC by BlackRock, Inc. The Schedule 13G/A indicates that as of December 31, 2010, BlackRock, Inc., BlackRock, Inc. was the beneficial owner with sole and dispositive voting power as to 153,906,893.

PROXY STATEMENT	35

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (the “CD&A”) describes our executive compensation philosophy and programs during 2010, as well as certain compensation actions taken in anticipation of, or following, the Separation. In connection with the Separation, we changed our company name from Motorola, Inc. to Motorola Solutions, Inc. (referred to as the “Company”). Executive compensation arrangements with our named executive officers (each an “NEO,” and together, the “NEOs”) are governed by the Compensation and Leadership Committee (the “Committee”) of the Board of Directors. In this section, you will find detailed compensation information for our Co-Chief Executive Officers (each a “Co-CEO” and, together, the “Co-CEOs”), the Chief Financial Officer (“CFO”) and our three other most highly compensated officers during 2010, as listed below:

•	Gregory Q. Brown, President and Chief Executive Officer.

•	Sanjay K. Jha, Former Co-Chief Executive Officer; Chief Executive Officer Motorola Mobility.

•	Edward J. Fitzpatrick, Senior Vice President and Chief Financial Officer.

•	Daniel M. Moloney, Former Executive Vice President; President, Mobility.

•	Eugene Delaney, Executive Vice President, Product and Business Operations.

•	A. Peter Lawson, Former Executive Vice President, General Counsel and Secretary.

Following the Separation, Dr. Jha and Mr. Moloney were employed by Motorola Mobility and are not employees of the Company. Mr. Lawson left the Company on January 7, 2011.

While our focus is to describe compensation actions and programs during fiscal year 2010, we also provide an update on recent compensation actions taken since the fiscal year-end and following the Separation.

Executive Summary

2010 Business Highlights

2010 was a year of transformation. In February 2010, we announced a revised strategy and timeline for the Separation, which included: (i) splitting the formerly combined Home and Networks business unit between Motorola Solutions (to be comprised of the Enterprise Mobility Solutions and Networks businesses) and Motorola Mobility (to be comprised of the Mobile Devices and Home businesses) and (ii) completing the Separation by the end of the first quarter of 2011. In July 2010, we announced an agreement to sell certain assets and liabilities of our Networks business to Nokia Siemens Networks B.V. (“NSN”).

On January 4, 2011, the Separation of Motorola Mobility from Motorola Solutions was completed. We are targeting the closing of the sale of our Networks business to NSN in the second quarter of 2011, however, the closing remains subject to the satisfaction of closing conditions, including receipt of regulatory approvals. As announced on March 9, 2011, the Chinese antitrust authority extended the review period for this transaction for up to an additional 60 days.

2010 also marked a turnaround in our financial performance. Net sales increased 6% compared to 2009, reflecting a (i) 10% increase in the Enterprise Mobility Solutions segment, and (ii) 9% increase in the Mobile Devices segment, partially offset by a 7% decrease in the Home segment. The Company’s operating earnings rose to $789 million in 2010, compared to an operating loss of $492 million in 2009. The Company generated cash from operating activities of $1.5 billion in 2010, compared to using $95 million of cash for operating activities in 2009.

The improved financial performance correlated to increased payouts under our annual incentive plan, the Motorola Incentive Plan (“MIP”), and the continued recovery of our stock price correlated to payouts under two of our three LRIP cycles. The sections Short-Term Incentives and Long-Term Incentives provide details of how our improved business and stock performance correlated to payouts under both our MIP and LRIP programs.

36	PROXY STATEMENT

2010 and 2011 Compensation Actions

The revised timing of the Separation, which was initially anticipated to be completed in 2009, had a significant influence on pay decisions for Mr. Brown and Dr. Jha. Our first action was to renegotiate the terms of each Co-CEO’s employment agreement. The original provisions of Mr. Brown’s agreement permitted him to terminate employment for Good Reason and collect severance if he was not the sole CEO by January 1, 2011. The original provisions of Dr. Jha’s agreement permitted him to terminate employment for Good Reason and collect severance, in addition to receiving a significant cash payment, if the Separation was not completed by October 31, 2010. To address the revised timing of the Separation, mitigate risks in the event of further Separation delays and to incent the Co-CEOs to execute the Separation based on the new timeline of first quarter of 2011, Mr. Brown’s agreement was renegotiated and amended to extend the date on which he had the right to terminate his employment for Good Reason to September 1, 2011. Dr. Jha’s agreement was amended to extend the date on which he had the right to terminate for Good Reason to June 30, 2011. We also modified the equity awards the Co-CEOs were entitled to receive upon consummation of the Separation and the contingent payment Dr. Jha would have received if the Separation was not consummated, as discussed in the Employment Contracts section of the executive compensation disclosure.

The anticipated completion of the Separation also provided the Committee, the Committee’s independent consultant and management with an opportunity to review our ongoing compensation and benefit programs in light of our new business strategy and to address certain factors that we believe led to a negative advisory vote on executive compensation at the 2010 Annual Meeting. As a result of this review, we took the following actions in 2010 and early 2011:

•

During 2010, we continued our moratorium on pay increases in most countries, which began in 2009, and both Mr. Brown and Dr. Jha continued the 25% reduction in base salary they voluntarily initiated in 2009. Based on our improved 2010 financial performance, we reinstated Mr. Brown’s salary to its pre-2009 level in January 2011, and we intend to provide merit increases in 2011 in most countries.

•	In connection with the Separation, we terminated the 2009-2011 and 2010-2012 LRIP performance cycles and determined a prorata payout based on actual performance through the Separation date under each LRIP cycle, which will be paid in 2012 and 2013, respectively. The forfeited portion of these LRIP payouts (due to the proration) was taken into account in determining the impacted executives’ 2011 equity grants, which we granted as part of a leadership grant in February 2011. Details of this grant are discussed later in the Long-Term Incentives section.

•	In early 2011 following the Separation, we instituted a new Senior Executive Change in Control Plan (the “CIC Plan”), including:

•

limiting plan eligibility to Senior Vice Presidents and Executive Vice Presidents (previously, Corporate Vice Presidents were eligible for a lower level of benefits under the Corporate Officer Amended and Restated Change In Control Severance Plan);

•	eliminating excise tax gross ups for any payment deemed to be a parachute payment;

•	reducing the severance multiple from three times to two times eligible pay, in addition to reducing continuation of medical benefits coverage from three years to two years;

•	changing the definition of base salary for severance calculations from the highest annual salary during the last three years to current base salary;

•	changing the definition of bonus for severance calculations from highest bonus received in the last five years to target annual bonus; and

•	reducing the notification period for making future plan changes from three years to one year.

The CIC Plan changes take effect for current senior officers as soon as the notification period required by the legacy plan expires on February 1, 2014 and began for all new executives on February 1, 2011.

•	In early 2011 following the Separation, we provided a leadership equity grant to a select group of Motorola Solutions executives,

PROXY STATEMENT	37

including Messrs. Brown, Fitzpatrick and Delaney, to drive engagement of our senior leadership team and provide them with a meaningful stake in the success of the new Company. Details of this grant are discussed later in the Long-Term Incentives section.

•

In early 2011 following the Separation, we expanded our stock ownership requirements to include Corporate Vice Presidents. Corporate Vice Presidents must hold stock with a value equal to one times salary (in 2009, we implemented stock ownership requirements of six times salary for the CEO, three times for Executive Vice Presidents and direct reports to the CEO and two times for Senior Vice Presidents). We also implemented consequences for failure to meet the applicable stock ownership requirement within a five-year time period: each executive is required to hold any shares acquired (net of tax withholding) on the exercise of stock options or the vesting of restricted stock units until compliance with the applicable ownership requirement is attained.

•	In late 2010 and early 2011, we modified our comparator group to include companies that are more reflective of Motorola Solutions’ industry and company size.

Shareholder “Say On Pay”

As discussed above, we have taken a number of steps to address issues raised by our stockholders in 2010. We believe that many of the issues that led to a negative vote in 2010 were the result of one-time actions that the Committee and Board felt were necessary to position the Company for successful execution of the Separation.

We have historically maintained several practices that represent strong corporate governance, including:

•	an executive pay mix that is heavily weighted in favor of “at risk” pay, creating a strong link to driving stock price performance in a responsible manner without creating undue risk for the Company;
•

a “double trigger” feature in our CIC Plan that requires that an executive be separated from service in conjunction with a change in control event before receiving any payouts made in connection with a change in control;

•

a “modified double trigger” in our 2006 Omnibus Incentive Plan that provides that there is no acceleration of equity or performance awards if such awards are assumed or replaced by the successor company, unless otherwise provided by the Committee. For awards that are assumed or replaced during a change in control, accelerated treatment is only provided if the executive is terminated (without cause) or voluntarily resigns for Good Reason within 24 months of the change in control event;

•	a “clawback” policy that provides for recoupment of incentive payments that are overstated as a result of the restatement of our financial earnings;

•	an “anti-hedging” policy that precludes employees and directors from engaging in any transaction in which they may profit from short-term speculative swings in the value of our securities;

•	a Committee consisting entirely of independent directors, in addition to requiring all directors to stand for annual election by stockholders;

•	an independent compensation consultant who reports directly to the Committee and provides no other services to the Company; and

•	an annual risk assessment of the Company’s pay practices that is reviewed with the Committee.

We believe these practices, coupled with our recent compensation actions, demonstrate a reasonable and responsible approach to designing and managing the Company’s compensation programs and address certain factors that led to a negative advisory vote on executive compensation at the 2010 Annual Meeting. We will continue to evaluate our programs on an ongoing basis and make changes, as appropriate, to ensure consistency with our compensation philosophy, guiding principles and business strategy.

38	PROXY STATEMENT

Compensation Philosophy and Executive Compensation Guiding Principles

Our philosophy is to provide reward programs that attract, retain and motivate the right people, in the right place, at the right time. We strive to provide a total compensation package that is competitive with the prevailing practices in the industries and countries in which we operate, allowing for above average total compensation when justified by business results and individual performance.

Our compensation philosophy is further guided by the following principles that are specific to our executives:

Guiding Principle	Rationale

Business Driven	We offer appropriate incentives which are aligned with the Company’s business goals and avoid excessive risk taking.

Performance Differentiated	We design our compensation programs to foster an effective link between pay and performance—both at the Company and the individual level.

Market Competitive	We provide a competitive total compensation package that enables us to attract, retain and motivate the top talent needed to successfully execute our business strategy.

Ownership Oriented	We align compensation with our stockholders’ interests by providing meaningful equity awards and maintaining robust guidelines that require significant stock ownership by our senior executives.

Simplicity	Our programs are intended to drive employee engagement through their simple and cost-efficient plan design.

In 2009, we shifted from a philosophy of targeting the 65th percentile for equity awards to targeting the median. Our current compensation philosophy remains unchanged and continues to target market median for total direct compensation (in other words, cash compensation plus equity rewards), as well as for each individual component of total direct compensation. During 2010, we continued to move our NEOs closer to this new target. As we start benchmarking to our 2011 Motorola Solutions Comparator Group—a group that includes companies that are more reflective of Motorola Solutions’ industry and size—we expect our NEO target pay to become even more aligned with the median of our new comparator group.

PROXY STATEMENT	39

Roles in Determining Our Compensation

The following chart provides an overview of the roles and responsibilities for the various parties involved in determining our compensation:

Party	Role
Compensation and Leadership Committee

•    Oversees certain employee compensation and benefit programs, including approval of annual and long-term incentive plan performance goals.

•    Evaluates the performance and development of senior management and approves compensation actions involving Section 16 Officers.

•    Reviews CEO performance and recommends CEO compensation actions to the independent members of the Board for their concurrence.

•    Recommends the compensation program for non-employee directors to the Governance and Nominating Committee.

•    Regularly assesses the risk exposure of all programs under the Committee’s purview.

Board of Directors

•    Approves CEO compensation actions, as recommended by the Committee.

•    Approves non-employee director compensation, as recommended by the Committee and the Governance and Nominating Committee.

•    Takes action regarding certain compensation and benefit plan matters, as required by the Committee’s charter.

CEO

•    Recommends all compensation actions involving members of the Senior Leadership Team or any Section 16 Officer to the Committee for its approval.

•    Takes an active role in Committee meetings at which the performance and compensation actions for the above executives are discussed.

•    Recommends annual and long-term incentive plan performance goals to the Committee for its approval.

Senior Leadership Team

•    Executes the objectives of the Company’s total compensation program.

•    Each member approves all compensation actions for his or her respective function and is accountable for compliance with established governance procedures.

Human Resources

•    Supports the Committee in its work.

•    Per delegated authority, fulfills various functions in administering the Company’s total compensation programs.

•    Prepares recommendations regarding Section 16 officer compensation.

•    Along with the Committee’s independent consultant, prepares recommendations regarding CEO compensation.

Independent Consultant to the Committee	• Carries out compensation reviews as directed by the Committee. • Participates in certain Committee meetings and provides input on compensation recommendations and programs from time to time.

The CEO is not involved in the preparation of recommendations related to his compensation and does not participate in the discussions regarding his compensation at Committee or Board meetings. The Committee cannot unilaterally approve compensation or compensation changes for the CEO without the Board’s concurrence.

40	PROXY STATEMENT

Components of Our 2010 Executive Compensation Program

The 2010 total compensation program for our NEOs consisted of the following components:

Compensation Component	Rationale
Base salary	• Provides market competitive fixed compensation to attract and retain qualified talent.
Short-term incentives through the MIP

•   Rewards executives based on achievement against the established short-term business goals of the Company and their own individual performance goals that support the broader business strategy of the Company.

Long-term incentives through grants of stock options and restricted stock units (“RSUs”), and participation in the LRIP

•   Equity awards encourage ownership in the Company, align our management’s interests with those of our stockholders, reward increases in the absolute value of our stock and enhance long-term retention of our top talent.

•   The LRIP program rewards relative stock performance by measuring total shareholder return against our comparator group.

Benefits and perquisites	• Selected benefits and perquisites, in addition to broad-based employee benefits, provide our senior executives with a market competitive total compensation package.

Our 2010 Compensation Mix

When making 2010 compensation decisions, the Committee considered the total direct compensation levels for each executive position against the median of similar positions in the 2010 Motorola, Inc. Comparator Group. We intend to provide competitive total compensation, as well as competitive compensation for each element comprising total compensation. As a result, we do not specifically limit one element of compensation in response to the amounts potentially realizable under other compensation elements. However, we place certain limits on benefits available under our life and disability plans and our investment plans, including our pension plans, while ensuring competitiveness in the marketplace. Our “qualified” plans are also subject to IRS limits. Although we structure our executive compensation program to be targeted at the median of the comparator group, the exact percentile may differ by individual and is based on their specific performance, experience, skill set, position and ability to impact business results.

PROXY STATEMENT	41

In keeping with our guiding principles of being “business driven” and “performance differentiated,” we also structured our executive compensation program so that more than 80% of an NEO’s targeted total direct compensation was delivered in the form of performance-based incentives. The below table highlights the specific 2010 target pay mix of each NEO:

We believe our target pay program is appropriately designed and positioned versus the market. The actual pay of our NEOs is a direct result of actual performance results—at a business and individual level.

Comparator Group

The Committee reviews the composition of the comparator group at least annually to determine the appropriateness and applicability of the group for establishing the Company’s compensation programs and making individual pay decisions for our NEOs. As a result of the Company’s transformation leading up to the Separation, there were changes to our comparator group during 2010 and 2011, as described below.

2010 Motorola, Inc. Comparator Group

In early 2010, we used a comparator group relevant for a company of Motorola, Inc.’s size and multi-industry focus. This comparator group consisted of the following large-cap, high-tech companies that, in the aggregate, the Committee believed best represented our portfolio of businesses and our competition for executive talent at the time.

2010 Motorola, Inc. Comparator Group

Alcatel-Lucent	LM Ericsson Telephone Co.
Apple Inc.	Microsoft Corporation
Cisco Systems, Inc.	Nokia Corporation
Dell, Inc.	Nortel Networks Corp.
EMC Corporation	Oracle Corporation
Hewlett-Packard Company	QUALCOMM, Inc.
Intel Corporation	Sun Microsystems Inc.
International Business Machines	Texas Instruments, Inc.

2010 Motorola Solutions Transitional Comparator Group

Due to the unique circumstances of the Separation, the Committee deemed it appropriate to establish separate comparator groups for Motorola Solutions (comprised of the Enterprise Mobility Solutions and Networks business) and Motorola Mobility (comprised of the Mobile Devices and Home business) in the latter part of 2010 in order to benchmark companies of similar size and industry focus in planning for post-Separation compensation actions. The 2010 Motorola Solutions Transitional Comparator Group, which is listed below, is discussed in the “Independent Consultant Engagement” section.

2010 Motorola Solutions

Transitional Comparator Group

Anixter International, Inc.	Juniper Networks, Inc.
Cisco Systems, Inc.	L3 Communications Holdings, Inc.
Commscope, Inc.	NCR Corporation
Dell Inc.	Northrop Grumman Corporation
EMC Corporation	QUALCOMM, Inc.
General Dynamics Corporation	Raytheon
Harris Corporation	Rockwell Collins, Inc.
Honeywell International	SAIC, Inc.
ITT Corporation	Unisys Corporation

42	PROXY STATEMENT

2011 Motorola Solutions Comparator Group

As we completed the Separation, we reevaluated the 2010 Motorola Solutions Transitional Comparator Group to consider including other companies with similar financial and business performance. We believe in using a single comparator group for both pay and performance comparison purposes. In February 2011, the Committee endorsed a new Motorola Solutions comparator group that includes companies that are in one of three industries (multi-industry electronics, government industry and enterprise industry) with similar size and financial performance to Motorola Solutions. Our 2011 Motorola Solutions Comparator Group is comprised of the following companies:

2011 Motorola Solutions Comparator Group

	Company Name	Revenues ($MMs)	Market Cap ($MMs)
Multi-Industry Electronics Comparators	Honeywell International Inc.	32,401	41,474
	Emerson Electric Co	21,039	43,122
	Tyco International Ltd	17,016	20,283
	Danaher Corp.	12,726	30,847
	Tyco Electronics, Ltd.	12,070	15,707
	ITT Corporation	11,000	9,567
Government Industry Comparators	Raytheon Co.	24,965	16,893
	L-3 Communications Holdings Inc.	15,633	7,978
	Harris Corp.	5,409	5,811
	Rockwell Collins Inc.	4,665	9,035
	FLIR Systems, Inc.	1,262	4,718
Enterprise Industry Comparators	NCR Corp.	4,758	2,448
	Juniper Networks, Inc.	3,845	19,317
	Trimble Navigation Limited	1,248	4,795
	Zebra Technologies Corp.	931	2,148
	Intermec, Inc.	658	761
	Minimum	658	761
	25th Percentile	3,199	4,776
	Median	8,204	9,301
	Average	10,602	14,682
	75th Percentile	15,979	19,558
	Maximum	32,401	43,122
	Motorola Solutions, Inc. (“MSI”)	7,871	12,519
	MSI Percentile Rank vs. Comparators	50%	57%

Source: CapIQ; data based on last 12 months as of third quarter 2010 except MSI, which is based on Motorola Solutions 2010 pro forma financial performance filed on Form 8-K on January 27, 2011; market cap based on data as of December 31, 2010; MSI market cap based on opening MSI stock price on January 4, 2011

PROXY STATEMENT	43

To supplement comparator group data and obtain a more complete picture of the overall compensation environment for the broader executive group (and, from time to time, our NEOs), we look to multiple survey sources. During 2010, we utilized supplemental data for some of the NEOs from the following survey sources:

Survey	Publisher
CHiPS Executive & Senior Management Total Compensation Survey	Pearl Meyer & Partners, LLC
U.S. Compensation Data Bank (CDB) TriComp Executive Database	Towers Watson & Co.
Radford Global Technology Survey	Radford, an Aon Hewitt consulting company
US Global Premium Executive Remuneration Suite—Fortune 500® Organizations	Mercer LLC

Because these surveys contain competitive compensation market data on a number of companies spanning different industries, our market analysis involves narrowing the available information to “data cuts” that most accurately reflect our size, industry and competitive labor market.

The “data cuts” for the supplemental data used for some of the NEOs during the 2010 Motorola, Inc. executive compensation review from January 2010, which is discussed below, were:

•	the 16 companies that comprised our 2010 Motorola, Inc. Comparator Group and participated in the above surveys;

•	an expanded comparator company group that included other high-tech companies that participated in the above surveys;

•	all technology companies that participated in the above surveys; and

•	all companies that participated in the above surveys.

The “data cuts” for the supplemental data used for some of the NEOs during the 2010 Motorola Solutions executive compensation review from November 2010, which is discussed below, were:

•	the 18 companies that comprised our 2010 Motorola Solutions Transitional Comparator Group and participated in the above surveys;
•	an expanded comparator company group that included other high-tech companies that participated in the above surveys;

•	technology companies generally with annual revenue greater than $3 billion; and

•	all companies that participated in the CHiPS survey.

Independent Consultant Engagement

The Committee engages an independent consultant to advise them on the Company’s compensation strategy and program design. The consultant conducts an in depth evaluation of our compensation program on a periodic basis (typically every one or two years), and annually reviews the specific compensation of our CEO and our senior leadership team, including our NEOs.

During 2010, the Committee chose to continue the engagement of Compensation Advisory Partners as its independent compensation consultant. Compensation Advisory Partners does not have any other business or consulting relationships with the Company, and no additional business relationships are anticipated in the future. The Committee has occasional discussions with Compensation Advisory Partners without management present to ensure impartiality on certain decisions.

In 2010, the Committee also engaged Deloitte Consulting to consult on the amendments to Dr. Jha’s employment agreement. Deloitte Consulting provides other services to the Company, but does not provide any other compensation consulting services to the Committee. The Committee does not anticipate any future Committee-related compensation consulting engagements with Deloitte Consulting. Motorola Mobility management engaged Deloitte Consulting separately on compensation matters during 2010 to support the Motorola Mobility business in preparation for the Separation.

Prior to the Separation, the Committee decided to engage another compensation consultant, Compensia, as the consultant to the Committee for Motorola Mobility compensation matters. Compensia does not have any other business relationships with either Motorola Solutions or Motorola Mobility.

44	PROXY STATEMENT

The fees during 2010 for the three consultants are shown in the table below:

Type of Fees	Compensation Advisory Partners	Compensia	Deloitte Consulting
Committee-related	$290,342	$349,498	$31,408
Non-Committee-related	$0	$0	$14,035,573

2010 Motorola, Inc. Executive Compensation Review

As previously disclosed, in January 2010, the Committee engaged Compensation Advisory Partners to independently review our executive rewards program and the compensation of our senior leadership team, including our NEOs. For the January review, Compensation Advisory Partners relied on the 2010 Motorola, Inc. Comparator Group proxy data to determine the competitive positioning for our compensation relative to the market for our NEOs.

2009 Target Pay Levels Relative to Market and Compensation Strategy

Compensation Advisory Partners’ study found that for the NEOs:

•	base salaries and target annual cash compensation opportunities were below the market median;

•	long-term incentives approximated the 65th percentile; and

•	target total direct compensation was generally between the market median and the 65th percentile.

2009 Pay Mix and Program Provisions Compared to the Market

Compensation Advisory Partners’ study also found that:

•

our total target pay mix had a slightly greater emphasis on the long-term incentive component due to promotion-related awards granted to the NEOs during 2009. When the promotion-related awards were excluded, the pay mix was more in line with our comparator group; and

•

our annual equity use (run rate) increased in 2009 and exceeded the 75th percentile of our peer group. This is due in large part to a lower Motorola, Inc. stock price and the stock option exchange program that took place during 2009.

The Committee agreed with the conclusions from Compensation Advisory Partners study and, as discussed below, relied on the study’s findings in setting the 2010 compensation levels for our NEOs.

2010 Motorola Solutions Executive Compensation Review

The Committee engaged Compensation Advisory Partners to independently review our executive rewards program and the compensation of our senior leadership team, including an analysis of the compensation for the Company post-Separation. Historically, this analysis would have been performed in January 2011; however, in anticipation of the Separation, the Committee elected to work with Compensation Advisory Partners in November 2010 to identify the 2010 Motorola Solutions Transitional Comparator Group and begin to assess competitive pay levels for the Company after Separation relative to our transitional comparator companies. The Committee also used this analysis to determine 2011 equity grants for the Company’s post-Separation executive officers, including Messrs. Brown, Fitzpatrick and Delaney.

For the November 2010 review, Compensation Advisory Partners analyzed compensation levels and practices using the 2010 Motorola Solutions Transitional Comparator Group proxy data for comparisons to Motorola Solutions’ top three executive positions (CEO, CFO and Executive Vice President). Broader industry survey data were used to compare compensation levels and pay practices for other Motorola Solutions’ executive benchmark positions based on functional responsibilities and scope.

Competitive Review Findings

With respect to the competitiveness of our NEOs’ current target compensation levels, Compensation Advisory Partners noted the following:

•

Mr. Brown’s 2010 base salary at his voluntarily reduced level of $900,000 was positioned below the 25th percentile and his target total annual cash compensation (base salary plus target annual incentive) and target total direct

PROXY STATEMENT	45

compensation (target total annual cash compensation plus long-term incentive compensation) are positioned between the median and 75th percentile.

•	Mr. Fitzpatrick’s base salary and target total annual cash compensation are positioned well below the 25th percentile, and his target total direct compensation approximates the median.

•

Mr. Delaney’s base salary is positioned slightly above the median, his target total annual cash compensation approximates his median and his target total direct compensation exceeds the 75th percentile.

Since we have historically analyzed and set compensation levels compared to comparator groups that were appropriate for the larger Motorola, Inc., Mr. Brown and Mr. Delaney’s above median target total direct compensation, when compared to the 2010 Motorola Solutions Transitional Comparator Group, was not surprising given the size of the comparison companies. As the Motorola Solutions organization solidifies, the Committee expects target pay levels to move closer to the median of the 2011 Motorola Solutions Comparator Group.

Compensation Advisory Partners found that our current target compensation program places a slightly greater emphasis on the LTI component as compared to the 2010 Motorola Solutions Transitional Comparator Group. In addition, our current LTI mix of stock options, RSUs and a three-year LRIP is somewhat more diversified than among the 2010 Motorola Solutions Transitional Comparator Group, in which options are most often combined with one other LTI component.

2010 Named Executive Officer Compensation

Base Salary

Base salary levels for each NEO are generally targeted at the median of the comparator group, but the exact percentile may differ by individual. The Committee has the discretion to deviate from the targeted median when a NEO’s performance, experience and specific skill set warrant such a variation. In response to the economic downturn’s impact on our business, annual salary increases were not provided to most employees, including our NEOs, in both 2009 and 2010. In addition, our Co-CEOs took a 25% voluntary reduction in their base salary during these years.

Short-Term Incentives

The Motorola Incentive Plan (“MIP”) is the 2010 annual cash incentive plan that applied to all of our employees (excluding those employees participating in a sales incentive plan), including our NEOs.

The objectives of our MIP are to:

•	Focus our employees’ attention on achievement of the critical operating goals of the Company.

•	Link employee rewards to their individual contributions in achieving our business results.

•	Provide pay opportunities that are competitive with our comparator group in order to attract and retain a high-performing workforce.

MIP Incentive Formula

MIP awards are a function of an individual’s target incentive opportunity, annual business performance and individual performance. The payout value of a MIP award to each individual is based on the following formula:

Performance Factors

Individual Eligible Earnings	×	Individual Incentive Target %	×	Business Performance Factor	×	Individual Performance Factor	=	MIP Award

Individual Eligible Earnings

Eligible Earnings equals the NEO’s base salary earnings during the incentive plan year.

MIP Individual Incentive Target

Individual Incentive Targets are based on market-competitive data and are established as a percentage of eligible earnings. At the beginning of each year, the Committee designates individual target levels for each of our NEOs. For 2010, Individual Incentive Targets for our NEOs were generally targeted at the median of the 2010 Motorola, Inc. Comparator Group.

The 2010 MIP Individual Incentive Targets for our NEOs were as follows:

Named Executive Officer	Individual MIP Target as % of Base Salary	Individual MIP $ Target
Mr. Brown	220%	$1,980,000
Dr. Jha	200%	$1,800,000
Mr. Fitzpatrick	95%	$427,500
Mr. Moloney	100%	$212,500
Mr. Delaney	95%	$546,250
Mr. Lawson	95%	$513,000

46	PROXY STATEMENT

MIP Business Performance Factors

At the beginning of each year, the Committee establishes performance targets for the Company Business Performance Factors (“BPFs”). BPFs can range from 0% (no award paid) for below minimum financial performance to 130% for exceptional performance. The 2010 BPFs for the NEOs were based on corporate and business unit goals as follows:

NEO	2010 BPFs and Weighting	Rationale

Mr. Brown	70% Enterprise Mobility Solutions + Networks 30% Mobile Devices + Home	Higher weighting placed on the Motorola Solutions businesses that Mr. Brown led while still reflecting his ability to impact the overall performance of Motorola, Inc.

Dr. Jha	70% Mobile Devices + Home 30% Enterprise Mobility Solutions + Networks	Higher weighting placed on the Motorola Mobility businesses that Dr. Jha led while still reflecting his ability to impact the overall performance of Motorola, Inc.

Mr. Fitzpatrick	100% Motorola Corporate	Mr. Fitzpatrick supported all businesses in his corporate role during 2010

Mr. Moloney	100% Mobile Devices + Home	Mr. Moloney was rehired as EVP and President of Mobility in August 2010 and was solely dedicated to the Motorola Mobility businesses

Mr. Delaney	75% Enterprise Mobility Solutions 25% Networks	Mr. Delaney was dedicated to the Motorola Solutions businesses during 2010 and his weightings reflects the relative mix of these businesses

Mr. Lawson	100% Motorola Corporate	Mr. Lawson supported all businesses in his corporate role during 2010

PROXY STATEMENT	47

In 2010, business unit and corporate goals were established based on Operating Earnings (“OE”) and Controllable Free Cash Flow (“CFCF”), which were key determinants in driving the short term success in our businesses and what we believe impacts shareholder value creation in the longer term.

OE carried 65% weight in determining our BPFs. OE for incentive plan purposes is defined according to GAAP, excluding the effect of the following items: (i) reorganization, asset impairment, extraordinary, unusual and/or non-recurring items of gain or loss, separately identified in the Company’s quarterly earnings press releases; (ii) changes in tax or accounting regulations or laws; (iii) the effect of discontinued operations; (iv) the effect of a significant merger or acquisition and (v) expenses related to share-based compensation, intangible amortization and unallocated incentive and function costs.

CFCF carried 35% weight in determining our BPFs. CFCF for incentive plan purposes is defined as operating cash flow according to GAAP, excluding cash flow related to: (i) income taxes; (ii) non-operating income or expense and (iii) unallocated incentive and function costs, less capital expenditures. A capital expenditure is defined as the original cost of acquiring property, plant and equipment, as reported in the investing section of the cash flow statement per GAAP.

At the end of each plan year, the Committee reviewed full year performance and the corresponding management recommendations regarding each BPF. The Committee exercised its discretion and approved certain adjustments to the final BPFs for the 2010 MIP. The adjustments and their associated rationale are described below.

•

The results from the discontinued operations of the Networks business and the MIRS Communications business, including the impact of divesting the MIRS business, were included for determination of our 2010 BPFs. The Committee believed this was an appropriate adjustment since the Networks business was part of Motorola, Inc. for all of 2010, and the 2010 BPF performance targets factored in the performance of both of these businesses.

•

In recognition of achievement of key strategic imperatives for the Enterprise Mobility Services (“EMS”) business—including successful execution of its operating plan, improved market share and noteworthy innovations in next generation public safety—the Committee approved an adjustment to the 2010 BPF for the EMS business only, with no incremental benefit to any NEO other than Mr. Delaney, whose BPF increased by 3% as a result of this adjustment.

2010 MIP Business Performance Targets and Results

The following tables reflect the minimum, target and maximum levels for each of the 2010 BPF measures that pertain to each of the NEOs, as well as the actual and adjusted (for the impact of the above noted exceptions) 2010 performance levels. Assuming business performance meets the minimum threshold for a payout, the BPF formula allows for a range of 25% of the established target award level (at the minimum level of performance) to 130% of the established target award level (at the maximum level of performance).

Gregory Q. Brown

MIP Business Performance Measure	Performance Level for Minimum Payout	Performance Level for Target Payout	Performance Level for Maximum Payout	Actual Fiscal Year 2010 Performance	Adjusted Fiscal Year 2010 Performance	Resulting Business Performance Factor	Performance Measure Weight	Weighted Business Performance Factor	Weighted Contributing Result
EMS + Networks OE	$1.122 billion	$1.603 billion	$1.924 billion	$1.250 billion	$1.889 billion	127%	65%	70%	89%
EMS + Networks CFCF	$946 million	$1.351 billion	$1.621 billion	$1.140 billion	$1.764 billion	130%	35%

MDb + Home OE	$94 million	$393 million	$533 million	$73 million	$73 million	0%	65%	30%	14%
MDb + Home CFCF	$(22) million	$274 million	$412 million	$425 million	$425 million	130%	35%

Gregory Q. Brown 2010 MIP Business Performance Factor									103%

48	PROXY STATEMENT

Sanjay K. Jha

MIP Business Performance Measure	Performance Level for Minimum Payout	Performance Level for Target Payout	Performance Level for Maximum Payout	Actual Fiscal Year 2010 Performance	Adjusted Fiscal Year 2010 Performance	Resulting Business Performance Factor	Performance Measure Weight	Weighted Business Performance Factor	Weighted Contributing Result
MDb + Home OE	$94 million	$393 million	$533 million	$73 million	$73 million	0%	65%	70%	32%
MDb + Home CFCF	$(22) million	$274 million	$412 million	$425 million	$425 million	130%	35%
EMS + Networks OE	$1.122 billion	$1.603 billion	$1.924 billion	$1.250 billion	$1.889 billion	127%	65%	30%	39%
EMS + Networks CFCF	$946 million	$1.351 billion	$1.621 billion	$1.140 billion	$1.764 billion	130%	35%
Sanjay K. Jha 2010 MIP Business Performance Factor									71%

Daniel M. Moloney

MIP Business Performance Measure	Performance Level for Minimum Payout	Performance Level for Target Payout	Performance Level for Maximum Payout	Actual Fiscal Year 2010 Performance	Resulting Business Performance Factor	Performance Measure Weight	Weighted Contributing Result
MDb + Home OE	$94 million	$393 million	$533 million	$73 million	0%	65%	0%
MDb + Home CFCF	$(22) million	$274 million	$412 million	$425 million	130%	35%	46%
Daniel M. Moloney 2010 MIP Business Performance Factor							46%

Eugene A. Delaney

MIP Business Performance Measure	Performance Level for Minimum Payout	Performance Level for Target Payout	Performance Level for Maximum Payout	Actual Fiscal Year 2010 Performance	Adjusted Fiscal Year 2010 Performance	Resulting Business Performance Factor	Performance Measure Weight	Weighted Business Performance Factor	Weighted Contributing Result
EMS OE	$869 million	$1.241 billion	$1.489 billion	$1.195 billion	$1.221 billion	92%	65%	70%	73%
EMS CFCF	$659 million	$942 million	$1.130 billion	$1.063 billion	$1.105 billion	126%	35%
Networks OE	$254 million	$362 million	$435 million	$55 million	$668 million	130%	65%	30%	39%
Networks CFCF	$286 million	$409 million	$491 million	$78 million	$660 million	130%	35%
EMS Non-Financial Performance									3%
Eugene A. Delaney 2010 MIP Business Performance Factor									115%

Edward J. Fitzpatrick and A. Peter Lawson

MIP Business Performance Measure	Performance Level for Minimum Payout	Performance Level for Target Payout	Performance Level for Maximum Payout	Actual Fiscal Year 2010 Performance	Adjusted Fiscal Year 2010 Performance	Resulting Business Performance Factor	Performance Measure Weight	Weighted Contributing Result
Corporate OE	$1.306 billion	$1.897 billion	$2.291 billion	$1.324 billion	$1.962 billion	105%	65%	68%
Corporate CFCF	$980 million	$1.525 billion	$1.889 billion	$1.566 billion	$2.190 billion	130%	35%	46%
Edward J. Fitzpatrick and A. Peter Lawson 2010 MIP Business Performance Factor								114%

2010 MIP Individual Performance Factors

We strive to establish a clear line of sight by linking our performance management process with the rewards our employees receive. Individual performance is measured by both what an individual accomplishes (in other words, goal achievement) and how the individual accomplishes those goals (in other words, leadership behaviors). The Committee has the discretion to adjust MIP awards by establishing an Individual Performance Factor (“IPF”) for each NEO to account for differences in individual contribution and performance.

IPFs can range from 0 (in other words, no award paid) for poor performance to 1.3 (in other words, 130% of the formula-driven award) for exceptional performance.

To recognize the performance contributed by Messrs. Fitzpatrick, Delaney and Lawson in 2010, the Committee established their respective IPF at 1.0 (in other words, 100% of the formula-driven award). Mr. Brown’s IPF was set at a higher level to reflect his strong leadership in overseeing the successful execution of the Separation, progress towards execution of the Networks divestiture and the achievement of key strategic imperatives for the Enterprise Mobility Solutions business. The Motorola Mobility Compensation Committee approved the 2010 IPFs for Dr. Jha and Mr. Moloney, and Motorola Mobility has the liability and obligation to make the 2010 MIP payments to Dr. Jha and Mr. Moloney.

PROXY STATEMENT	49

2010 MIP Payouts

Based on the approved 2010 BPFs and IPFs, the actual 2010 MIP award for each NEO is set forth in the following table:

NEO	Eligible Earnings	MIP Target	Business Performance Factor	Individual Performance Factor	Actual 2010 MIP Award
Mr. Brown	$900,000	220%	103%	123%	$2,500,000
Dr. Jha	$900,000	200%	71%	100%	$1,278,000	(1)
Mr. Fitzpatrick	$450,000	95%	114%	100%	$487,350
Mr. Moloney	$212,500	100%	46%	128%	$125,000
Mr. Delaney	$575,000	95%	115%	100%	$628,187
Mr. Lawson	$540,000	95%	114%	100%	$584,820

(1)	Dr. Jha’s 2010 MIP Award was determined to be $1,278,000 and Dr. Jha voluntarily forfeited $278,000 of his award.

Long-Term Incentives (“LTI”)

During 2010, approximately 30,000 of our employees participated in one or more of our LTI programs, which are designed to promote a focus on long-term results, drive retention and align employees with the interests of our stockholders. We consider several factors in the design of our LTI programs, including the need to attract and retain top talent, the cost impact of equity expensing, the evolving regulatory landscape, the impact on shareholder dilution and the Company’s long term business strategy.

In 2010, our LTI programs were comprised of equity awards (consisting of stock options and RSUs) and the three-year LRIP. The 2010 LTI levels for our NEOs were generally targeted at the 50th percentile of the 2010 Motorola, Inc. Comparator Group, although the exact percentile may differ by individual. All of our NEOs received equity awards in 2010 and all participated in the 2010-2012 LRIP cycle except for Dr. Jha and Mr. Moloney.

Equity Awards

In May 2010, the Committee granted equity to approximately 30,000 of our employees (58% of all employees), including the NEOs, as part of our annual equity award process. Both components of the annual equity grants, stock options and RSUs, will vest and become exercisable in three equal annual installments. The stock options expire ten years from the date of grant. Approximately 85% of the equity awards included in the May 2010 general grant were made to employees other than the NEOs.

The exercise price of options is set at the closing price of our stock on the date of grant. We do not structure the timing of equity award grants to precede or coincide with the disclosure of material non-public information. Grants made outside the annual equity grant cycle (e.g., new hire, promotion and special recognition grants) are made on the first trading day of the month following the date of hire/promotion/recognition. Since 2002, the grant date for the annual equity award has always been within a few days of the annual stockholders meeting in early May. This practice is expected to continue in 2011, with the exception of the 2011 Leadership Grant described below.

In 2010, all NEOs with the exception of Mr. Moloney, who was not an employee at the time, received stock options and RSUs as part of the annual equity award. When planning for the annual equity award, it is the Committee’s practice to establish individual awards based on a review of each NEO’s current compensation profile, external market pricing data, historical and outstanding equity grants and recent individual performance level in determining the number of stock options and RSUs to grant. Mr. Moloney received stock options and RSUs as part of his rehire in late August 2010. See the Grants of Plan Based Awards in 2010 table for actual grants received by each NEO during 2010.

Long-Range Incentive Plan

The LRIP is a performance-based, multi-year incentive plan that we provide to our senior executives, including the NEOs (excluding Dr. Jha, pursuant to the terms of his employment agreement, and Mr. Moloney, pursuant to his rehire offer). During 2010, there were three concurrent LRIP cycles in effect, each with a three-year performance cycle:

1.	2010-2012 LRIP Cycle: Originally targeted to conclude on December 31, 2012 but was terminated due to the Separation, with

50	PROXY STATEMENT

performance ending on January 3, 2011 (the day before Separation). The companies that make up the 2010-2012 LRIP comparator group were revised from the 2009-2011 LRIP comparator group to remove three companies that were significantly larger than our company and two companies that had major corporate transactions pending and were replaced with five companies that were more representative of our size and competition at that time.

2.	2009-2011 LRIP Cycle: Originally targeted to conclude on December 31, 2011 but was terminated due to the Separation, with performance ending on January 3, 2011 (the day before Separation).

3.	2008-2010 LRIP Cycle: Concluded on December 31, 2010 with no payout.

LRIP Individual Incentive Targets

The table below contains the Individual Incentive Targets for our NEOs for all three LRIP cycles, which are based on market competitive data of each individual’s position:

	Individual LRIP Target as % of Base Salary
NEO	2008-2010	2009-2011	2010-2012
Mr. Brown	350%	350%	370%
Dr. Jha[1]	n/a	n/a	n/a
Mr. Fitzpatrick[2]	107.5%	87.50%	160%
Mr. Moloney[3]	n/a	n/a	n/a
Mr. Delaney	170%	185%	140%
Mr. Lawson	180%	185%	100%

1	Pursuant to the terms of his employment agreement, as amended, Dr. Jha was not eligible to participate in the LRIP.

2	Mr. Fitzpatrick’s LRIP targets have been prorated to account for participation at lower levels prior to promotion to his current role.

3	In connection with Mr. Moloney’s departure from the Company on March 5, 2010, he forfeited any award under the LRIP.

2009-2011 LRIP and 2010-2012 LRIP

The 2009-2011 and 2010-2012 LRIP programs have the same design and solely focus on our three-year total shareholder return (“TSR”) relative to the three-year TSR of the identified comparator group.

The design parameters for the 2009-2011 and 2010-2012 LRIP are as follows:

Incentive Formula:

Base Salary at Cycle Start	x	Individual Incentive Target	x	TSR Rank Payout Factor	=	LRIP Award

Example:

$300,000	x	60%	x	100%	=	$180,000

Individual Incentive Target

The Committee designated LRIP Individual Incentive Targets based on market competitive data. Targets were established as a percentage of each participant’s base salary at the start of the LRIP performance cycle.

TSR Rank Payout Factor

The TSR Rank Payout Factor is calculated in a two-step process:

Step 1: Measure the three-year TSR for the Company and each of the companies in the applicable comparator group.

Ending stock price (daily average stock price during the final 3 months of the Performance Cycle)
+	Value of reinvested dividends
=	Total ending value
-	Beginning stock price (daily average stock price during the 3 months preceding the start of Performance Cycle)
=	Total value created
+ =	Beginning share price TOTAL SHAREHOLDER RETURN

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Step 2: Rank Motorola Inc.’s TSR against the TSR of each of the companies in the comparator group to determine Relative TSR Payout Factor.

	TSR Rank	Relative TSR Payout Factor
Performance above median results in a payout above target:	1	200%
	2	200%
	3	190%
	4	170%
	5	150%
	6	140%
	7	125%
	8	110%
Performance at median pays at target payout:	9	100%
Performance below median pays below target:	10	75%
	11	50%
	12	25%
Performance below threshold results in no payout:	13	0%
	14	0%
	15	0%
	16	0%
	17	0%
	18	0%

52	PROXY STATEMENT

Impact of the Separation on LRIP Awards

Upon the Separation, both the 2009-2011 and 2010-2012 LRIP cycles were terminated for all participants. The performance of both LRIP cycles was measured as of the last date that our stock traded under the name Motorola, Inc. (NYSE: MOT), which was January 3, 2011. The TSR performance of the Company and the applicable comparator group was measured from the beginning of each LRIP cycle through the Separation date and the Company’s TSR ranking was determined accordingly under both of these LRIP cycles. Performance results were as follows:

2009-2011 LRIP: We ranked #5 amongst the 16-company comparator group, which was established in 2009, and correlated to a payout of 150% of target:

2009-2011 LRIP Final Relative TSR on January 3, 2011
Rank	Payout	Company Name	TSR
1	200%	Apple Inc.	228.88%
2	200%	EMC Corporation	106.38%
3	190%	Sun Microsystems (acquired Feb 4, 2010)	102.73%
4	170%	Texas Instruments Inc.	92.62%
5	150%	Motorola, Inc.	77.64%
6	140%	International Business Machines Corp.	74.29%
7	125%	Oracle Corp.	72.62%
8	110%	LM Ericsson Telephone Co.	58.76%
9	100%	Intel Corporation	50.64%
10	75%	QUALCOMM Inc.	38.19%
11	50%	Alcatel-Lucent	32.26%
12	25%	Microsoft Corporation	29.81%
13	0%	Cisco Systems, Inc.	23.66%
14	0%	Hewlett-Packard Company	19.99%
15	0%	Dell Inc.	16.93%
16	0%	Nokia Corp.	(25.95)%
17	0%	Nortel Networks Corp	(98.05)%

2010-2012 LRIP: We ranked #12 amongst the 2010 Motorola, Inc. Comparator Group, and correlated to a payout of 25% of target:

2010-2012 LRIP Final Relative TSR on January 3, 2011

Rank	Payout	Company Name	TSR
1	200%	Apple Inc.	58.27%
2	200%	Tyco Electronics	43.01%
3	190%	Oracle Corp.	31.77%
4	170%	Texas Instruments Inc.	27.72%
5	150%	EMC Corporation	26.24%
6	140%	eBay, Inc.	22.01%
7	125%	LM Ericsson Telephone Co.	10.46%
8	110%	QUALCOMM Inc.	9.57%
9	100%	Intel Corporation	8.06%
10	75%	Harris Corporation	7.96%
11	50%	Google, Inc.	4.54%
12	25%	Motorola, Inc.	(1.14)%
13	0%	Microsoft Corporation	(5.96)%
14	0%	LG Electronics	(7.24)%
15	0%	Cisco Systems, Inc.	(10.54)%
16	0%	Alcatel-Lucent	(17.16)%
17	0%	Nokia Corp.	(18.16)%

PROXY STATEMENT	53

The corresponding LRIP Payout Factor was applied to each participant’s Individual LRIP Incentive Target. The earned payout amounts, which were prorated to reflect the amount of time each LRIP cycle was in existence prior to cancellation, were reviewed and approved by the Committee in January 2011. Actual payments will be made in cash at the originally scheduled time of payment—in early 2012 for the 2009-2011 LRIP and early 2013 for the 2010-2012 LRIP. For the portion of the LRIP that was not prorated and will not be paid (one year in the 2009-2011 cycle and two years in the 2010-2012 cycle), Motorola Solutions took into account the portion of the LRIP that was forfeited when determining the size of the 2011 Leadership Grant, which is described in the section titled 2011 Leadership Grant.

2008-2010 LRIP: In January 2011, the Committee reviewed the performance of the 2008-2010 LRIP and determined no payments would be made because the Company’s 20-day average stock price at the end of the cycle was not above the $16.00 minimum performance threshold for payment. No new awards were granted in their place.

Greg Brown 2011 Separation Event Equity Grant

Under his amended employment agreement, Mr. Brown was eligible for a Separation Event Equity award consisting of stock options worth $8,333,333 and restricted stock worth $4,166,667 upon the occurrence of the Separation and only if Motorola Mobility had a minimum market capitalization of at least $2 billion. Both conditions were met and the Committee approved, with concurrence from the independent members of the Board of Directors, the following equity grants to Mr. Brown on February 1, 2011:

Restricted Stock Value	Restricted Stock #	Stock Option Value	Stock Option #	Stock Option Exercise Price	Total Separation Event Equity Value
$4,166,667	106,782	$8,333,333	665,778	$39.02	$12,500,000

Subject to continued employment, the Separation Event stock options and restricted stock will vest in three equal installments, each vesting date to be the later of (i) the date on which the average closing price of the Company’s Common Stock over a 15-day trading period is greater than $42.22, which is 110% of the average closing price of the Company’s Common Stock over the 15-day trading period immediately following Separation and (ii) the first, second and third anniversary of the grant.

2011 Leadership Grant

Upon the successful execution of the Separation in early 2011, the Committee decided to make a special equity grant to the senior leadership team and other selected executives of Motorola Solutions, including Messrs. Brown, Fitzpatrick and Delaney. The grant was made on February 22, 2011.

The key objectives of the Leadership Grant were to:

•	recognize and reward the performance and extraordinary effort of the Company’s senior leadership team over the past three years in completing the Separation;

•	reinforce the importance of achieving our strategic business objectives by providing awards with a strong link to future Company performance;

•	provide an enhanced focus on driving shareholder wealth; and

•	strengthen the retention and engagement of our senior executives in light of an improving labor market and the forfeited portions of the 2009-2011 and 2010-2012 LRIP cycles.

In determining each participant’s Leadership Grant value, the Committee included (i) the 2011 and 2012 target annual stock option and RSU values for each participant, (ii) the portion of the 2009-2011 LRIP target that was forfeited as a result of Separation, and (iii) the portion of the 2010-2012 LRIP target that was also forfeited as a result of Separation (see “Long-Range Incentive Plan” section for details).

The recipients of the Leadership Grant will not receive a general equity grant in May 2011 and will not automatically receive a general equity grant in 2012, although they will be eligible for a general equity grant in 2012 at the discretion of the CEO, and in the case of our NEOs, the approval of the Committee.

54	PROXY STATEMENT

Mr. Brown, Mr. Fitzpatrick and Mr. Delaney each received a 2011 Leadership Grant with a total value determined as follows:

	Mr. Brown	Mr. Fitzpatrick	Mr. Delaney
2011 and 2012 Target Annual Equity Value	$8,000,000	$2,666,667	$1,666,666
Forfeited 2009 – 2011 LRIP Target Amount	$1,050,000	$80,125	$314,500
Forfeited 2010 – 2012 LRIP Target Amount	$2,220,000	$480,000	$536,667
Total Leadership Grant Value	$11,270,000	$3,226,792	$2,517,833

The Leadership Grant, made on February 22, 2011, was structured to provide 60% of the total value in stock options, or, in the case of Mr. Brown, stock options and stock appreciation rights, and 40% of the total value in RSUs. On March 14, 2011, pursuant to the authority granted to the Compensation and Leadership Committee under the 2006 Plan and to comply with award limits under the 2006 Plan, 471,398 of the options awarded to Mr. Brown on February 22, 2011 under the Leadership Grant were substituted with stock-settled stock appreciation rights (“SARs”). The substitute SARs have the same grant date, expiration date and exercise price as the original option award. The Leadership Grants made to Messrs. Brown, Fitzpatrick and Delaney consisted of the following:

	RSU Value	RSU #	Stock Option and SAR Value	Stock Option #	SAR #	Stock Option and SAR Exercise Price	Total Value
Mr. Brown	$4,508,000	118,506	$6,762,000	48,489	471,398	$38.04	$11,270,000
Mr. Fitzpatrick	$1,290,717	33,930	$1,936,075	154,638	—	$38.04	$3,226,792
Mr. Delaney	$1,007,133	26,475	$1,510,700	120,662	—	$38.04	$2,517,833

For Messrs. Fitzpatrick and Delaney, one-third of the stock options and RSUs granted through the Leadership Grant will vest on the first three anniversaries of the grant.

For Mr. Brown, his stock options, stock appreciation rights and RSUs granted through the Leadership Grant will vest the later of (i) one-third per year and (ii) when the average closing price for any 15 consecutive trading days of the Company’s common stock is greater than $43.09, which is 110% of the average closing price for the 15 trading days of the Company’s common stock immediately preceding the grant date.

Executive Benefits and Perquisites

To enhance our ability to attract and retain top talent in a highly competitive labor market, we seek to align our executive total compensation program offerings with those commonly provided by companies in our comparator group. To ensure we remain competitive, the core elements of our total compensation program—including our cash and equity based compensation plans—are supplemented by a few executive-only benefits and perquisites. Our executive benefits and perquisites are described below.

Change in Control Protection. The Company maintains a Board-approved CIC Plan which covers our NEOs and other members of our senior executive team. The Board considers the maintenance of an effective and stable management team as essential to protecting and enhancing the value of the Company for the benefit of our stockholders. To that end, we recognize that the possibility of a change in control may exist from time to time and that this possibility, and the uncertainty and questions it may raise amongst our senior management team, may result in the distraction, and potential departure, of management personnel to the detriment of the Company and our stockholders. The change in control provisions help to encourage the continued attention and dedication of our senior management to their assigned duties without the distraction that may arise from the possibility of a change in control event.

Our CIC Plan employs a “double trigger” before benefits are paid to a plan participant. In other words, in order for severance benefits to be paid, both a change in control event must occur and an executive must be involuntarily terminated without “cause” or the executive must leave for “good reason” within 24 months of the change in control. For definitions and a description of benefits provided under our CIC Plan, please refer to the section called “Change in Control Arrangements” in this proxy statement.

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In January 2011, the Board approved the following changes to the CIC Plan:

•

Limited participation to only Executive Vice Presidents and Senior Vice Presidents; change in control coverage was eliminated for all Corporate Vice Presidents. The Board determined this change was appropriate to better align change in control protection to the executives whose distraction and potential departure during a possible change in control would be most detrimental to the Company and our stockholders, and to better align to market competitive practices.

•

Eliminated excise tax gross up provision. In the event change in control benefits are subject to the excise tax under Section 4999 of the Code, either the participant will pay the excise taxes or the benefits will be cut back to an amount that will not be subject to the excise taxes, whichever option is more favorable to the participant on an after-tax basis. The Board determined this change was appropriate so that the Company would not be obligated to pay and gross up potentially significant excise taxes on behalf of participants, and to better align to market competitive practices.

•	Reduced the cash severance multiple from three times to two times of base salary and bonus. The Board determined this change was appropriate to better align to market competitive practices.

•

Revised the definition of severance base salary from the highest annual salary during the last three years to current base salary. The Board determined this change was appropriate so that the severance would provide a base salary component that is representative of the actual, current base salary of the participant.

•

Revised the definition of severance bonus from the highest annual bonus received in the prior five full fiscal years to the current target annual bonus. This same definition applies to any prorated bonus received for the current year’s annual incentive plan. The Board determined this change was appropriate so that the severance would provide an annual incentive component that is representative of the actual, current target incentive of the participant.

•

Reduced the period of medical benefit continuation from three years to two years. The Board determined this change was appropriate to align to the reduced severance multiple of base salary and bonus, thus providing severance benefits to the participant for two years.

•

Reduced the notification period for making future changes to the CIC Plan from three years to one year. The Board determined this change was appropriate to provide a more reasonable notification of any future changes to participants.

Because the legacy CIC Plan requires three years advance notification to amend the Plan, the legacy Plan will remain in effect until January 31, 2014 for all eligible participants as of January 31, 2011. The new CIC Plan will go into effect for these employees on February 1, 2014 (including Messrs. Fitzpatrick and Delaney). The new CIC Plan took effect February 1, 2011 for all participants who become eligible on or after that date. The new CIC Plan will expire on February 15, 2015, at which time the Committee will consider whether or not to recommend to the Board to adopt a new Plan.

Executive Financial Planning Program. The Executive Financial Planning Program provides our senior management, including our NEOs, with comprehensive financial planning assistance, designed to help them achieve the highest value from their compensation package. The annual allowance for our NEOs is up to $16,500 in the first and last year of receiving this benefit, and up to $12,000 for the years in between the first and last year’s participation. The Company imputes the cost of this benefit as income and does not provide a tax gross up to the executive.

Deferred Compensation Plan. Due to low participation, we closed the Motorola Solutions Management Deferred Compensation Plan (the “Deferred Compensation Plan”) to new deferrals on January 1, 2008. The Plan has remained closed since taking this action. When active, the Deferred Compensation Plan is a non-qualified deferred compensation plan that is unfunded and unsecured, and allows our eligible executives, including our

56	PROXY STATEMENT

NEOs, the opportunity to defer taxes on their base salary and cash incentive compensation. The Company does not contribute to this plan. While the plan is not intended to provide above-market or preferential earnings (as these terms are defined under SEC regulations) on compensation deferred under the plan, in 2010 the actual earnings on Mr. Delaney and Mr. Moloney’s accounts were above-market under SEC regulations.

Relocation Benefits. The Company provides relocation benefits under its relocation policy to employees, including the NEOs, who meet the criteria outlined in the policy. From time to time, in order to attract a particular employee and/or pursuant to an employment agreement, arrangements may be made to offer enhanced benefits beyond the terms of the policy. During 2010, Dr. Jha received certain relocation benefits including Company-paid temporary living expenses and a tax gross up payment for his expenses. During 2010, Mr. Fitzpatrick received benefits and a tax gross up under the relocation policy, including a payment for the loss on the sale of his home, related to his relocation to Illinois in conjunction with his permanent assignment to the role of CFO.

Personal Use of Corporate Aircraft. Mr. Brown and Dr. Jha are both active in professional and civic organizations and travel extensively. In addition, they have strong visibility in the media and other public forums, as well as significant amounts of private and personal information readily available about them on the internet. As a result, they were required to use our corporate aircraft for all travel as part of our corporate security program. As Motorola Solutions CEO, Mr. Brown continues to be required to use corporate aircraft for all travel. From time to time and on a limited basis, we permit other executives to use our aircraft for personal travel. The Company imputes as income the cost of personal use of corporate aircraft and does not provide tax gross ups for this benefit. Refer to the “2010 Summary Compensation Table” footnotes for information about how the personal aircraft expenses are calculated.

CEO Benefits. In addition to the executive benefits described above, Mr. Brown and Dr. Jha received certain benefits in 2010 as described below.

Security. As part of the corporate security program, Mr. Brown and Dr. Jha receive the use of a car and driver for all business-related functions as well as personal use. The Company imputes the personal use of the car and driver as income and does not provide tax gross ups for this benefit. Additionally, they were provided a security system at their personal residences with security alarm monitoring paid by the Company.

Legal Fees. As part of their respective employment agreements, Mr. Brown and Dr. Jha each engaged personal legal counsel to negotiate amendments to their employment contracts with the Company. Legal fees and tax gross ups on those legal fees were provided on behalf of both CEOs during 2008, 2009 and 2010, as required in the terms of their employment agreements.

Broad-based Employee Benefits. As U.S. employees, our NEOs have the opportunity to participate in a number of benefit programs that are generally available to all regular U.S. employees. These benefits include: (1) healthcare plans (medical, dental and wellness programs); (2) life and disability plans (group life insurance, business travel accident insurance, and short-term and long-term disability income plans); (3) investment plans (the 401(k) Plan) and employee stock purchase plan, as well as previously existing pension plans that were available to employees who began employment prior to January 1, 2005) and (4) work/life plans (programs that assist with daily needs such as childcare, adoption assistance, dependent care account and long-term care insurance).

Pension Plans. Our pension plans were offered to pension-eligible employees hired before January 1, 2005. We offered a qualified pension plan, with two different benefit formulas, commonly referred to as the Portable Pension Plan and the Traditional Pension Plan (the “Pension Plans”). We also offered two non-qualified plans, the Motorola Solutions Supplemental Pension Plan (the “MSPP”) and the Elected Officer Supplementary Retirement Plan (the “SRP”), to highly-compensated employees whose qualified pension plan benefits are reduced by annual salary limits imposed by the IRS.

On December 15, 2008, the Board determined that, effective March 1, 2009, all future benefit accruals and compensation increases used to compute benefit accruals would automatically cease for all individuals who were participants under the Pension Plans, MSPP,

PROXY STATEMENT	57

and/or SRP as of February 28, 2009. However, participants continue to earn vesting credit towards their Pension Plan benefit on and after March 1, 2009. The MSPP was further amended to freeze any future participation in the MSPP after January 1, 2009, unless such participation was due to a prior contractual entitlement. Additional information regarding these and other plans are included in the “Retirement Plans” section.

Other Compensation Policies and Practices

Stock Ownership Requirements

To ensure strong alignment of our senior management with the interests of our stockholders, the Company maintains stock ownership requirements for our senior executive team, including each of our NEOs. In January 2011, the Committee approved extending our stock ownership requirements down to the Corporate Vice President (“CVP”) level, and reaffirmed the stock ownership requirements for those positions above the CVP level. Our stock ownership requirements are shown below:

Minimum Stock Ownership Required
Chief Executive Officer	6 times base salary
Executive Vice Presidents and Direct Reports to the CEO	3 times base salary
Senior Vice Presidents (other than direct reports to the CEO)	2 times base salary
Corporate Vice Presidents (other than direct reports to the CEO)	1 times base salary

Each executive subject to the guidelines must meet their ownership requirement within five years from the date they first become subject to their applicable ownership requirement.

Additionally, effective in January 2011, the Committee strengthened the plan’s provisions by implementing a formal policy that addresses executives who do not meet their applicable stock ownership requirement within five years. The new policy requires that an executive hold any shares acquired (net of tax withholding) on the exercise of stock options or the vesting of RSUs until compliance with their stock ownership requirement is achieved.

For purposes of meeting the stock ownership requirement, “stock” means shares of common stock owned outright, restricted stock, RSUs and stock owned in benefit plans such as the 401(k) savings plan and the employee stock purchase plan. The Committee reviews adherence to the ownership guidelines annually. In the Committee’s last review on adherence to the ownership guidelines, it was determined that all NEOs had met their requirement.

Recoupment of Incentive Compensation Awards Upon Restatement of Financial Results

The Company maintains strict audit policies and practices in order to identify, and ideally prevent, misconduct on the part of our employees as it relates to managing our business performance and reporting our financial results. In addition, we regularly conduct a risk assessment on our compensation programs and practices, and report on the results of this assessment to the Committee, as a means to ensure our programs do not create undue risk or exposure to the Company and its stockholders.

If, in the opinion of the independent directors of the Board, the Company’s financial results require restatement due to the misconduct by one or more of the Company’s executive officers (including the NEOs), the independent directors have the discretion to remedy the misconduct by directing the Company to recover all or a portion of any incentive compensation received by the executive as a result of the misconduct, as well as cancel all or a portion of the outstanding equity-based awards held by the executive (commonly referred to as a “clawback” policy). In addition, the independent directors may also seek to recoup any gains realized by the executive with respect to their equity-based awards, including exercised stock options and vested RSUs, regardless of when they were issued.

The independent directors may seek a number of remedies, all of which are subject to a number of conditions and include (i) the executive officer in question engaged in the intentional misconduct, (ii) the bonus or incentive compensation to be recouped was calculated based upon the financial results that were restated, and (iii) the incentive compensation calculated under the restated financial results is less than the amount actually paid or awarded.

In addition, the independent directors may take other disciplinary action, including, without limitation (i) adjustment of future compensation of the executive officer, (ii) termination of the executive officer’s employment, (iii) pursuit of any and all remedies available in law and/or equity in any country, and (iv) pursuit of such other action as may fit the circumstances of the particular case. The independent directors may take into account penalties or

58	PROXY STATEMENT

punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities. The independent directors’ power to determine the appropriate punishment for the wrongdoers is in addition to, and not in replacement of, remedies imposed by such entities and is in addition to any right of recoupment against the CEO or CFO under Section 304 of the Sarbanes-Oxley Act of 2002.

Impact of Favorable Accounting and Tax Treatment on Compensation Program Design

Favorable accounting and tax treatment of the various elements of our total compensation program is an important, but not the sole, consideration in its design. Section 162(m) of the Internal Revenue Code limits the deductibility of certain items of compensation paid to the CEO and certain other highly compensated executive officers (together, the “covered officers”) to $1,000,000 annually, unless such compensation qualifies as performance-based compensation. Our short-term and long-term incentive programs have been designed to provide for performance-based compensation. In particular, in order to satisfy the Section 162(m) qualification requirements, under our 2006 Plan, each year the Committee allocates an incentive pool equal to 5% of our consolidated operating earnings among the covered officers under our MIP. Once the amount of the pool and the specific allocations are determined at the end of the year, the Committee retains “negative discretion” to reduce (but not increase) the amount of any award payable from the incentive pool to the covered officers, as determined by the amount payable to each covered officer based on the MIP performance criteria and actual results. With respect to other performance-based awards under the 2006 Plan, we are asking stockholders in Proposal No. 4 to reapprove the performance goals of the 2006 Plan so that such awards may continue to qualify for the performance-based exception to the Section 162(m) deductibility limit.

For 2010, the Committee exercised this discretion to reduce the value of the awards payable under the incentive pool to the value of each such covered officer’s 2010 MIP award. For a discussion of the covered officers’ 2010 MIP awards, see “Short-Term Incentives.” The Committee reserves the right to provide for compensation to executive officers that may not be deductible pursuant to Section 162(m).

Securities Trading Policy

Executives and certain other employees, including our NEOs, may not engage in any transaction in which they may profit from short-term speculative swings in the value of our securities. This “anti-hedging” policy includes “short sales” (in other words, selling borrowed securities that the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (in other words, selling owned, but not yet delivered, securities), “put” and “call” options (in other words, publicly available rights to sell or buy securities within a certain period of time at a specified price), “zero-cost collars” (in other words, a type of strategy that secures a range of return with a floor and a cap), “forward sale contracts” (in other words, a privately negotiated agreement to deliver shares at a set price at some point in the future) and other hedging-related transactions. Our securities trading policy is applicable to all employees and is designed to ensure compliance with all applicable insider trading rules.

PROXY STATEMENT	59

The following “Report of the Compensation and Leadership Committee on Executive Compensation” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 (the “Securities Act”) or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT OF THE COMPENSATION AND LEADERSHIP COMMITTEE ON EXECUTIVE COMPENSATION

Throughout 2010, Director Samuel C. Scott III was the Chair of, and Directors William R. Hambrecht, Judy C. Lewent (until May 3, 2010 when she did not stand for re-election) and James R. Stengel served on the Compensation and Leadership Committee (the “Committee”). Messrs. Hambrecht and Stengel each resigned from the Board of Directors and the Committee as of January 4, 2011, when the Company distributed the stock of Motorola Mobility Holdings, Inc. to stockholders. On January 4, 2011, Messrs. Hambrecht and Stengel became members of the Motorola Mobility Holdings, Inc. Board of Directors and Messrs. William J. Bratton (elected by the Board of Directors effective on January 4, 2011) and David W. Dorman were appointed to the Committee.

The Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with Company management. Based on such review and discussions, the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement on Schedule 14A and incorporated by reference into Motorola Solutions’ 2010 Annual Report on Form 10-K.

Respectfully submitted,

Samuel C. Scott III, Chairman

William J. Bratton

David W. Dorman

COMPENSATION AND LEADERSHIP COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Throughout 2010, Director Samuel C. Scott III was the Chair of, and Directors William R. Hambrecht, Judy C. Lewent (until May 3, 2010 when she did not stand for re-election) and James R. Stengel served on, the Committee. No member of the Committee was, during the fiscal year ended December 31, 2010, an officer, former officer or employee of the Company or any of our subsidiaries. We did not have any compensation committee interlocks in 2010.

60	PROXY STATEMENT

NAMED EXECUTIVE OFFICER COMPENSATION

2010 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($)(1) (c)		Bonus ($) (d)		Stock Awards ($)(2) (e)		Option Awards ($)(2) (f)		Non-Equity Incentive Plan Compensation ($)(3) (g)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)		All Other Compensation ($) (i)		Total ($) (j)
Gregory Q. Brown	2010	$900,000	(4)	$0		$3,310,653		$3,356,730		$5,927,500		6,108	(5)	$237,919	(6)	$13,738,910
President and Chief Executive Officer	2009	905,769	(4)	0		2,356,136		4,004,000		836,931		0	(5)	369,430	(6)	8,472,266
	2008	1,200,000		0		8,455,679		14,177,590		0		25,090	(5)	505,635	(6)	24,363,994
Dr. Sanjay K. Jha	2010	900,000	(4)	426,000	(4)	2,978,145		7,045,358		1,278,000	(4)	0		388,623	(7)	13,016,126
Former Co-Chief Executive Officer and Chief Executive Officer, Mobile Devices and Home business	2009	905,769	(4)	1,750	(8)	1,344,000	(9)	0		1,200,000	(10)	0		337,937	(7)	3,789,456
	2008	484,615		0		33,850,305	(11)	69,698,513	(11)	2,400,000	(4)	0		484,635	(7)	106,918,068

Edward J. Fitzpatrick	2010	450,000		0		721,350		731,444		759,225		9,322	(12)	509,267	(13)	3,180,608
Senior Vice President, Chief Financial Officer	2009	398,647		0		1,358,630		1,545,092		189,357		29,365	(12)	156,300		3,677,391
Daniel M. Moloney	2010	339,654	(14)	162,500	(15)	4,638,000		3,707,840		125,000		52,460	(16)	4,900	(17)	9,030,354
Former Executive Vice President, President, Mobility	2009	600,000		0		1,410,696		2,397,824		285,000		25,283	(16)	10,405		4,729,208
	2008	600,000		0		1,810,050		2,136,550		228,000		38,840	(16)	16,900		4,830,340
Eugene A. Delaney	2010	575,000		0		1,316,292		1,334,538		1,638,770		473,230	(18)	21,260	(19)	5,359,090
Executive Vice President, President, Enterprise Mobility Solutions	2009	569,500		0		1,965,274		3,018,368		270,512		764,552	(18)	13,800		6,602,006
A. Peter Lawson	2010	540,000		0		551,661		559,002		1,628,820		3,533	(20)	14,900	(21)	3,297,916
Former Executive Vice President, General Counsel and Secretary	2009	540,000		0		824,772		1,401,312		256,500		259,419	(20)	12,500		3,294,503
	2008	540,000		0		473,500		454,800		205,200		0	(20)	16,900		1,690,400

(1)	Salary includes amounts deferred pursuant to salary reduction arrangements under the 401(k) Plan.

(2)	The amounts in columns (e) and (f) reflect the aggregate grant date fair value of the stock and option awards granted in the respective fiscal year as computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are included in Note 8, “Share-Based Compensation Plans and Other Incentive Plans” in the Company’s Form 10-K for the fiscal year ended December 31, 2010.

(3)	In 2010, the amounts in column (g) consist of awards earned by eligible Named Executive Officers at that time under the MIP and, for Messrs. Brown, Fitzpatrick, Delaney and Lawson, the LRIP. There were no payments under the 2008-2010 LRIP cycle since threshold performance was not met. However, payouts were generated with respect to the 2009-2011 and 2010-2012 LRIP cycles when the cycles were cancelled due to the Separation. The performance was measured under the 2009-2011 LRIP and 2010-2012 LRIP cycles as of January 3, 2011 and pro rata payments will be made to eligible participants in 2012 and 2013 respectively. For 2010, the amounts in column (g) for Dr. Jha and Mr. Moloney are awards earned under the MIP; for all other Named Executive Officers, earned payments during fiscal year 2010 are as follows:

	Mr. Brown	Mr. Fitzpatrick	Mr. Delaney	Mr. Lawson
2010 MIP	$2,500,000	$487,350	$628,187	$584,820
2009-2011 Prorated LRIP	$3,150,000	$211,875	$943,500	$999,000
2010-2012 Prorated LRIP	$277,500	$60,000	$67,083	$45,000

TOTAL	$5,927,500	$759,225	$1,638,770	$1,628,820

Mr. Lawson left the Company on January 7, 2011, and is eligible for the LRIP payments pursuant to the terms of the LRIP. For 2009 and 2008, the amounts in column (g) are the awards earned under the MIP. There were no payments under any LRIP in 2009 or 2008.

(4)

Mr. Brown and Dr. Jha’s 2010 base salary remained at the 2009 reduced level. Mr. Brown and Dr. Jha voluntarily decided to take a 25% decrease in base salary for 2009 and forego any 2008 bonuses under MIP, including Dr. Jha’s contractually guaranteed cash bonus of $2,400,000 pursuant to his employment agreement. Although Dr. Jha was not paid the 2008

PROXY STATEMENT	61

contractually guaranteed cash bonus amount, it has been included for 2008 to reflect total amounts agreed to be paid to Dr. Jha prior to his decision to forego the cash bonus. In 2010, Dr. Jha chose to forego the $426,000 discretionary bonus awarded by Motorola Mobility Holdings, Inc., as well as $278,000 of his $1,278,000 MIP award, resulting in a net payment of $1,000,000.

(5)	For 2010, this amount is the aggregate change in present value from December 31, 2009 to December 31, 2010 of Mr. Brown’s benefits under all pension plans. During that period, the change in present value of his benefit under the Pension Plan was $6,108 and under the MSPP was $0. For 2009, the aggregate change in present value from December 31, 2008 to December 31, 2009 of Mr. Brown’s benefits under all pension plans was negative and is therefore reflected as $0. During that period, the change in present value of his benefits under the Pension Plan was $24,829 and under the MSPP was ($82,475). The negative MSPP present value is a result of the Company freezing all future benefit accruals and compensation increases under the MSPP, effective March 1, 2009, when calculated with the assumptions under SEC rules. For 2008, the aggregate change in present value from December 31, 2007 to December 31, 2008 of Mr. Brown’s benefits under the Pension Plan was $7,030 and under the MSPP was $18,060.

(6)	This amount consists of Company perquisite costs for Mr. Brown of $237,919, including $133,530 for personal use of Company aircraft, $16,748 for personal use of car and driver, $42,148 for legal fees, security system monitoring, financial planning, guest attendance at a Company event and 401(k) matching contributions, and of tax gross up costs of $26,274 for legal fees and $575 for guest attendance at a Company event. The incremental cost to the Company for Mr. Brown’s personal use of Company aircraft is calculated by multiplying the number of hours Mr. Brown travels in a particular plane by the direct cost per flight hour per plane. Direct costs include fuel, maintenance, labor, parts, loading and parking fees, catering and crew. The incremental cost to the Company for Mr. Brown’s personal use of a car and driver is calculated by adding the costs for the driver, including salary and benefits, on a pro rata basis to the cost of fuel for driving to and from work and Company events. The 2009 and 2008 amounts previously reported did not include certain legal fees and the related tax gross up paid by the Company. The amounts have been corrected to include $5,989 in legal fees and a $3,733 tax gross up for 2009, and $78,271 in legal fees and a $48,792 tax gross up for 2008.

(7)	This amount consists of Company perquisite costs for Dr. Jha of $388,623, including $186,189 for personal use of Company aircraft, $61,243 in relocation benefits, $50,633 for personal use of car and driver, $25,348 for legal fees and costs for security system monitoring, guest attendance at a Company event and 401(k) matching contributions, and of tax gross up costs, including $38,398 for relocation benefits, $15,802 for legal fees and $959 for guest attendance at a Company event. The incremental cost to the Company for Dr. Jha’s personal use of Company aircraft and car and driver are calculated in the same manner as set forth for Mr. Brown. The amount reported for personal use of Company aircraft is net of a reimbursement made by Dr. Jha pursuant to the Aircraft Time Sharing Agreement dated May 4, 2009 between the Company and Dr. Jha, as previously disclosed in the Company’s quarterly report on Form 10-Q filed on May 6, 2009. The 2009 and 2008 amounts previously reported did not include certain legal fees and the related tax gross up paid by the Company. The amounts have been corrected to include $2,194 legal fees and a $1,368 tax gross up for 2009, and $44,684 legal fees and a $27,855 tax gross up for 2008.

(8)	This amount consists of two intellectual property awards under the Company’s patent award program.

(9)	This amount is the aggregate grant date fair value of RSUs granted to Dr. Jha on February 11, 2009. In December 2008, when Dr. Jha decided to voluntarily forego his 2008 contractually guaranteed cash bonus, the Compensation and Leadership Committee decided to make a grant of RSUs to Dr. Jha in the first quarter of 2009 with a value equal to: $2,400,000, less the amount of cash that would have been payable to Mr. Brown under MIP had he also not foregone his 2008 bonus under MIP. The total cash value of the award was determined on February 11, 2009 to be $1,344,000.

(10)	This amount reflects Dr. Jha’s 2009 contractually guaranteed cash bonus pursuant to his employment agreement.

(11)	These amounts are the aggregate grant date fair value of equity awards granted in connection with Dr. Jha’s employment agreement on August 4, 2008.

(12)	This amount is the aggregate change in present value from December 31, 2009 to December 31, 2010 of Mr. Fitzpatrick’s benefits under all pension plans, including benefits under the General Instrument Pension Plan. For 2010, the change in the present value of his benefit under the Motorola Solutions Pension Plan was $7,913 and under the General Instrument Pension Plan was $1,409. The change in present value of his benefit under the MSPP was $0. For 2009, the change in the present value of his benefit under the Motorola Solutions Pension Plan was $28,808 and under the General Instrument Pension Plan was $2,473. There was a negative change in present value of his benefit under the MSPP of ($1,916). The negative MSPP present value is a result of the Company freezing all future benefit accruals and compensation increases under the plan effective March 1, 2009, when calculated with the assumptions under SEC rules.

62	PROXY STATEMENT

(13)	This amount consists of Company perquisite costs for Mr. Fitzpatrick, including $391,828 in relocation benefits, guest attendance at a Company event, Company contributions to the 401(k) Plan and costs for financial planning, and a tax gross up of $103,464 for relocation benefits.

(14)	Mr. Moloney’s 2010 salary is for a partial year. Mr. Moloney left the Company on March 5, 2010, and re-joined us on September 1, 2010. His annualized salary upon his return was set at $650,000.

(15)	Mr. Moloney’s 2010 bonus is a sign-on bonus. This amount represents one-half of the contractually agreed sign-on bonus. The remaining $162,500 will be paid by Motorola Mobility in March 2011 provided Mr. Moloney remains an employee of Motorola Mobility.

(16)	For 2010, this number is the aggregate change in present value from December 31, 2009 to December 31, 2010 of Mr. Moloney’s benefits under all pension plans, including benefits under the General Instrument Pension Plan and the General Instrument SERP plan (“GI SERP”). During 2010, the change in the present value of his benefits under the Motorola Solutions Pension Plan was $12,940 and under the MSPP was $0. The change in present value of his benefit under the General Instrument Pension Plan was $19,235 and under the GI SERP was $8,594. In 2010, Mr. Moloney also had $11,691 in earnings on nonqualified deferred compensation in excess of the threshold for 2010 above-market earnings established pursuant to SEC rules. For 2009, the change in the present value of his benefits under the Motorola Solutions Pension Plan was $46,849 and under the MSPP was ($142,336). The change in present value of his benefit under the General Instrument Pension Plan was $32,799 and under the GI SERP was $14,655. The negative MSPP present value is a result of the Company freezing all future benefit accruals and compensation increases under the MSPP, effective March 1, 2009, when calculated with the assumptions under SEC rules. For 2008, the aggregate change in present value from December 31, 2007 to December 31, 2008 of Mr. Moloney’s benefits under the Motorola Solutions Pension Plan was $8,763, under the MSPP was $13,953, under the General Instrument Pension Plan was $11,145 and under the GI SERP was $4,979. In connection with the Company’s acquisition of General Instrument Corporation in January of 2000, the value of Mr. Moloney’s benefits under the General Instrument Pension Plan and the GI SERP were frozen as of December 31, 2000.

(17)	This amount consists of Company contributions to the 401(k) Plan.

(18)	The aggregate change in present value from December 31, 2009 to December 31, 2010 of Mr. Delaney’s benefits under the Motorola Solutions Pension Plan was $47,044 and under the Motorola Elected Officers Supplementary Plan was $294,917. In 2010, Mr. Delaney also had $131,269 in earnings on nonqualified deferred compensation in excess of the threshold for 2010 above-market earnings established pursuant to SEC rules. For 2009, the change in present value of benefits under the Motorola Solutions Pension Plan was $124,268 and under the Motorola Elected Officers Supplementary Plan was $471,267. In 2009, Mr. Delaney also had $169,017 in earnings on nonqualified deferred compensation in excess of the threshold for 2009 “above-market earnings.”

(19)	This amount consists of Company perquisite costs for Mr. Delaney for financial planning, income imputed for guest attendance at Company events, Company contributions to the 401(k) Plan, and a tax gross up of $1,858 for guest attendance at Company events.

(20)	For 2010, the aggregate change in present value from December 31, 2009 to December 31, 2010 of Mr. Lawson’s benefits under the Motorola Solutions Pension Plan was $91,036 and under the Motorola Elected Officers Supplementary Plan was ($87,503). The negative change in present value under this plan was due to the increase in offset because of the smaller early retirement deduction. For 2009, the aggregate change in present value of benefits under the Motorola Pension Plan was $173,854 and under the Motorola Elected Officers Supplementary Plan was $85,565. For 2008, the aggregate change in present value of Mr. Lawson’s benefits under all pension plans was negative and is therefore reflected as $0. During that period, there was a negative change in present value of his benefit under the Motorola Solutions Pension Plan of ($20,250) and a negative change in the present value of his benefit under the Motorola Elected Officers Supplementary Plan of ($61,413).

(21)	This amount consists of Company perquisite costs for Mr. Lawson for financial planning and Company contributions to the 401(k) Plan.

PROXY STATEMENT	63

The following table presents information with respect to each award of plan-based compensation to each NEO in 2010. All share-based amounts and exercise prices reflect the adjustments in connection with the Separation and the Reverse Stock Split.

Grants of Plan-Based Awards in 2010

							All Other Stock Awards: Number of Shares of Stock or Units (#)(1) (i)		All Other Option Awards: Number of Securities Underlying Options (#)(2) (j)		Exercise or Base Price of Option Awards ($/Sh)(3) (k)	Grant Date Fair Value of Stock and Option Awards($) (l)
				Estimated Future Payouts Under Non-Equity Incentive Plan Award
Name (a)	Grant Type	Grant Date (b)		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)

Gregory Q. Brown	MIP	01/01/2010	(4)	$0	$1,980,000	$3,346,200	—		—		—	—
	LRIP	01/01/2010	(5)	832,500	3,330,000	6,660,000	—		—		—	—
	Equity	05/05/2010		—	—	—	114,735	(6)	264,635	(7)	$28.86	$6,667,383
Sanjay K. Jha	MIP	01/01/2010	(4)	0	1,800,000	3,042,000	—		—		—	—
	LRIP	01/01/2010		—	—	—	—		—		—	—
	Equity	05/05/2010		—	—	—	103,211	(8)	555,437	(9)	28.86	10,023,503
Edward J. Fitzpatrick	MIP	01/01/2010	(4)	0	427,500	722,475	—		—		—	—
	LRIP	01/01/2010	(5)	180,000	720,000	1,440,000	—		—		—	—
	Equity	05/05/2010		—	—	—	24,999	(6)	57,665	(7)	28.86	1,452,794
Daniel M. Moloney	MIP	01/01/2010	(4)	0	212,500	359,125	—		—		—	—
	LRIP	01/01/2010		—	—	—	—		—		—	—
	Equity	09/01/2010		—	—	—	142,853	(10)	285,706	(11)	32.47	8,345,840
Eugene A. Delaney	MIP	01/01/2010	(4)	0	546,250	923,162	—		—		—	—
	LRIP	01/01/2010	(5)	201,250	805,000	1,610,000	—		—		—	—
	Equity	05/05/2010		—	—	—	45,617	(6)	105,211	(7)	28.86	2,650,830
A. Peter Lawson	MIP	01/01/2010	(4)	0	513,000	866,970	—		—		—	—
	LRIP	01/01/2010	(5)	135,000	540,000	1,080,000	—		—		—	—
	Equity	05/05/2010		—	—	—	19,118	(6)	44,070	(7)	28.86	1,110,663

(1)	In the aggregate, the RSUs described in this table represent approximately 0.13% of the total shares of Common Stock outstanding on January 31, 2011. RSUs granted on or after May 1, 2006 are not eligible for dividend equivalent rights. Each of these RSU awards were granted under the 2006 Plan. All RSUs entitle the holder to acquire shares of Common Stock and were valued at the fair market value at the time of the grant. The fair market value for all equity award grants on or after March 1, 2007 is defined as the closing price for a share of our Common Stock on the date of grant.

(2)	In the aggregate, the options described in this table are exercisable for approximately 0.39% of the total shares of Common Stock outstanding on January 31, 2011. Each of these option awards were granted under the 2006 Plan. All options entitle the holder to acquire shares of Common Stock at the exercise price determined on the grant date. The options carry the right to elect to have shares withheld upon exercise and/or to deliver previously-acquired shares of Common Stock to satisfy tax-withholding requirements. Options may be transferred to family members or certain entities in which family members have an interest. These options expire at the end of ten years, however they could expire or be cancelled earlier in certain situations.

(3)	The exercise price of option awards is based on the fair market value of our Common Stock at the time of grant which is the closing price for a share of our Common Stock on the date of grant.

(4)	These 2010 grants are made pursuant to the MIP for the 2010 plan year and are payable in cash. The MIP is the Company’s annual pay-for-performance bonus plan that is based upon a formula that combines Company performance and individual performance. For a discussion of the MIP, including the targets and plan mechanics, see “Compensation Discussion and Analysis.” Awards may be $0 under the formula if the threshold level of performance is not attained. Target payouts assume individual and business performance factors of 1.0. Maximum payouts assume individual and business performance factors of 1.3. Awards under the MIP for NEOs are determined using their base salary for the plan year.

64	PROXY STATEMENT

(5)	These grants are for the 2010-2012 cycle under the LRIP. Awards under the 2010-2012 LRIP cycle are determined in dollars but, at the discretion of the Compensation and Leadership Committee, may be paid in cash or Common Stock. For a discussion of the LRIP, including the targets and plan mechanics, see “Compensation Discussion and Analysis.” The amounts in the table represent 2010 performance which may be reduced to $0 at the end of the three-year cycle based upon total cycle performance. The amounts under “Threshold” assume the minimum performance level necessary to generate an award was achieved. The amounts under “Target” assume the target level of performance is achieved. The amounts under “Maximum” will be payable if Motorola’s three-year total shareholder return ranks first or second amongst the peer companies. On July 26, 2010, the LRIP was amended to provide that, if the date of the Separation occurred prior to December 31, 2011, each outstanding performance cycle under the LRIP would terminate for all participants at the Separation. Earned awards for each such performance cycle were determined based on the Company’s performance through the Separation. In addition, each participant’s awards for such performance cycles were pro-rated based on the participant’s number of completed months of employment within the performance cycle through the Distribution Date, divided by 36. The amendments to the LRIP also provided that all earned awards will be paid in cash.

(6)	On May 5, 2010, as part of the Company’s annual broad-based employee equity grant, Mr. Brown was granted 114,735 RSUs, Mr. Fitzpatrick was granted 24,999 RSUs, Mr. Delaney was granted 45,617 RSUs and Mr. Lawson was granted 19,118 RSUs. The restrictions on these RSUs lapse in three equal annual installments beginning on May 5, 2011. On January 7, 2011, when Mr. Lawson left the Company, 14,870 RSUs were forfeited.

(7)	On May 5, 2010, as part of the Company’s annual broad-based employee equity grant, Mr. Brown was granted 264,635 options, Mr. Fitzpatrick was granted 57,665 options, Mr. Delaney was granted 105,211 options, and Mr. Lawson was granted 44,070 options. The options vest and become exercisable in three equal annual installments beginning on May 5, 2011. The options expire on May 5, 2020, 10 years from the date of grant. On January 7, 2011, when Mr. Lawson left the Company, 34,277 options were forfeited.

(8)	Dr. Jha was granted 103,211 RSUs as part of the Company’s annual broad-based employee equity grant on May 5, 2010. The restrictions on these RSUs lapse in three equal annual installments beginning on May 5, 2011. These RSUs were substituted with RSUs of equal value in Motorola Mobility stock on January 4, 2011 in connection with the Separation. On that date, Dr. Jha received 120,375 substitute RSUs of Motorola Mobility, on the same terms, conditions and vesting schedule as the original award.

(9)	Dr. Jha was granted 555,437 options as part of the Company’s annual broad-based employee equity grant on May 5, 2010. The restrictions on these options lapse in three equal annual installments beginning on May 5, 2011. These options were substituted with options of equal value in Motorola Mobility stock on January 4, 2011 in connection with the Separation. On that date, Dr. Jha received 647,804 substitute options to purchase shares of Motorola Mobility, at an exercise price of $24.75 and on the same terms, conditions and vesting schedule as the original award.

(10)	Mr. Moloney was granted 142,853 RSUs on September 1, 2010 in conjunction with his new hire grant. The restrictions on these RSUs lapse in three equal annual installments beginning on August 30, 2011. These RSUs were substituted with RSUs of equal value in Motorola Mobility stock on January 4, 2011 in connection with the Separation. On that date, Mr. Moloney received substitute 166,609 RSUs of Motorola Mobility, on the same terms, conditions and vesting schedule as the original award.

(11)	Mr. Moloney was granted 285,706 options on September 1, 2010 in conjunction with his new hire grant. The restrictions on these options lapse in three equal annual installments beginning on August 30, 2011. These options were substituted with options of equal value in Motorola Mobility stock on January 4, 2011 in connection with the Separation. On that date, Mr. Moloney received substitute 333,218 options to purchase shares of Motorola Mobility, at an exercise price of $27.84, on the same terms, conditions and vesting schedule as the original award.

PROXY STATEMENT	65

Outstanding Equity Awards at 2010 Fiscal Year-End

All share-based amounts and exercise prices below have been adjusted to reflect the Separation and the Reverse Stock Split. The amounts for Dr. Jha and Mr. Moloney were substituted with awards of Motorola Mobility on January 4, 2011.

	Option Awards								Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (Vested) (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (Unvested) (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(1) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1) (j)
Gregory Q. Brown	53,217	(2)	0		—		$32.51	01/01/2013	373,104	(3)	$13,816,041	—	—
	23,282	(4)	0		—		30.56	05/06/2013	—		—	—	—
	84,815	(5)	0		—		68.48	05/04/2014	—		—	—	—
	95,235	(6)	0		—		64.98	05/03/2015	—		—	—	—
	83,331	(7)	0		—		89.26	05/03/2016	—		—	—	—
	71,426	(8)	23,809	(8)	—		73.88	04/05/2017	—		—	—	—
	—		—		161,745	(9)	55.91	01/31/2018	—		—	—	—
	368,347	(10)	184,174	(10)	—		40.33	08/27/2018	—		—	—	—
	89,531	(11)	44,766	(11)	—		40.33	08/27/2018	—		—	—	—
	0		270,826	(12)	—		26.13	05/07/2019	—		—	—	—
	0		264,635	(13)	—		28.86	05/05/2020	—		—	—	—
Sanjay K. Jha	2,634,035	(14)	1,317,023	(14)	—		41.25	08/04/2018	394,268	(15)	14,599,744	—	—
	0		555,437	(13)	—		28.86	05/05/2020	—		—	—	—
Edward J. Fitzpatrick	5,986	(16)	0		—		170.17	01/12/2015	66,429	(17)	2,459,866	—	—
	279	(18)	0		—		54.16	03/16/2011	—		—	—	—
	279	(19)	0		—		54.27	05/07/2012	—		—	—	—
	565	(4)	0		—		30.56	05/06/2013	—		—	—	—
	3,193	(5)	0		—		68.48	05/04/2014	—		—	—	—
	2,618	(6)	0		—		64.98	05/03/2015	—		—	—	—
	4,761	(7)	0		—		89.26	05/03/2016	—		—	—	—
	1,115	(20)	1,117	(20)	—		43.10	05/06/2018	—		—	—	—
	4,761	(21)	0		—		18.53	12/17/2013	—		—	—	—
	7,440		22,321	(22)	—		18.11	01/20/2019	—		—	—	—
	9,888		19,777	(23)	—		26.13	05/07/2019	—		—	—	—
	0		47,617	(24)	—		37.18	11/10/2019	—		—	—	—
	0		57,665	(13)	—		28.86	05/05/2020	—		—	—	—
Daniel M. Moloney	0		285,706	(25)	—		32.47	09/01/2020	142,853	(26)	5,289,847	—	—
Eugene A. Delaney	27,939	(27)	0		—		164.77	01/31/2015	115,328	(28)	4,270,596	—	—
	13,304	(29)	0		—		58.18	09/20/2011	—		—	—	—
	39,913	(19)	0		—		54.27	05/07/2012	—		—	—	—
	79,826	(5)	0		—		68.48	05/04/2014	—		—	—	—
	23,808	(6)	0		—		64.98	05/03/2015	—		—	—	—
	11,904	(7)	0		—		89.26	05/03/2016	—		—	—	—
	8,928	(30)	2,976	(30)	—		74.35	05/08/2017	—		—	—	—
	14,880	(20)	14,881	(20)	—		43.10	05/06/2018	—		—	—	—
	0		47,617	(31)	—		20.71	01/28/2019	—		—	—	—
	56,418	(23)	112,839	(23)	—		26.13	05/07/2019	—		—	—	—
	0		105,211	(13)	—		28.86	05/05/2020	—		—	—	—

66	PROXY STATEMENT

	Option Awards							Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (Vested) (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (Unvested) (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(1) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1) (j)
A. Peter Lawson	59,869	(27)	0		—	164.77	01/31/2015	49,688	(32)	1,839,947	—	—
	7,699	(19)	0		—	54.27	05/07/2012	—		—	—	—
	4,899	(4)	0		—	30.56	05/06/2013	—		—	—	—
	93,130	(5)	0		—	68.48	05/04/2014	—		—	—	—
	65,474	(6)	0		—	64.98	05/03/2015	—		—	—	—
	47,617	(7)	0		—	89.26	05/03/2016	—		—	—	—
	13,392	(30)	4,464	(30)	—	74.35	05/08/2017	—		—	—	—
	14,285	(20)	14,285	(20)	—	43.10	05/06/2018	—		—	—	—
	31,594	(23)	63,189	(23)	—	26.13	05/07/2019	—		—	—	—
	0		44,070	(13)	—	28.86	05/05/2020	—		—	—	—

(1)	Awards of RSUs prior to May 1, 2006 are entitled to dividend equivalent rights. RSU grants awarded on or after May 1, 2006 are not entitled to dividend equivalent rights. Effective February 3, 2009, the Company suspended the declaration of quarterly cash dividends on the Company’s Common Stock. Dividend equivalent rights accrued until December 31, 2009 are included in the outstanding awards for the purposes of this table. Market value in column (h) is based on a value of $37.03 per share, which is the closing price of $9.07, adjusted for the Separation and Reverse Stock Split, of Company Common Stock on December 31, 2010.

(2)	These stock options were granted to Mr. Brown on January 1, 2003. The original grant of options vested and became exercisable 10% on January 1, 2004, 20% on January 1, 2005, 30% on January 1, 2006 and 40% on January 1, 2007.

(3)	41,665 of these RSUs were granted on March 6, 2006 and the restrictions lapse on March 6, 2011. 41,665 of these RSUs were granted on April 5, 2007 and the restrictions lapse on April 5, 2012. 36,230 of these RSUs were granted on January 31, 2008 and the restrictions lapse on January 31, 2013. 46,278 of these RSUs were granted on August 27, 2008 and the restrictions lapse on July 31, 2011. 90,188 RSUs were granted on May 7, 2009 and the restrictions lapse in three equal installments on the later of: (1) (a) separation into two independent, publicly traded companies, or (b) announcement by the Company to not effect a separation; and (2) each of May 7, 2010, 2011 and 2012, respectively. 114,735 RSUs were granted on May 5, 2010 and the restrictions lapse in three equal installments on May 5, 2011, 2012 and 2013. The other 2,343 RSUs represent accrued dividend equivalent rights.

(4)	These stock options were granted on May 6, 2003 as part of the Company’s annual broad-based employee equity grant. The options vested and became exercisable in four equal annual installments with the first installment having vested on May 6, 2004 and the final installment having vested on May 6, 2007.

(5)	These stock options were granted on May 4, 2004 as part of the Company’s annual broad-based employee equity grant. The options vested and became exercisable in four equal annual installments with the first installment having vested on May 4, 2005 and the final installment having vested on May 4, 2008.

(6)	These stock options were granted on May 3, 2005 as part of the Company’s annual broad-based employee equity grant. The original grant of options vests and becomes exercisable in four equal annual installments with the first installment having vested on May 3, 2006.

(7)	These stock options were granted on May 3, 2006 as part of the Company’s annual broad-based employee equity grant. The original grant of options vests and becomes exercisable in four equal annual installments with the first installment having vested on May 3, 2007.

(8)	These stock options were granted to Mr. Brown on April 5, 2007. The original grant of options vests and becomes exercisable in four equal annual installments with the first installment having vested on April 5, 2008.

(9)	161,745 market-based options were granted to Mr. Brown on January 31, 2008. 53,915 of these options expired on January 31, 2011 as the vesting conditions were not met. The remaining options vest and become exercisable as follows: (1) 53,915 options vest if the closing price for a share of the Company’s Common Stock meets or exceeds $84.00 for 10 trading days out of any 30 consecutive trading days from February 1, 2008 until January 31, 2013, and (2) an additional 53,915 options vest if the closing price for a share of the Company’s Common Stock meets or exceeds $96.60 for 10 trading days out of any 30 consecutive trading days from February 1, 2008 until January 31, 2015.

(10)	These stock options were granted to Mr. Brown on August 27, 2008. The original grant of options vests and becomes exercisable in three equal annual installments with the first installment having vested on July 31, 2009.

(11)	These stock appreciation rights (“SARs”) were granted to Mr. Brown on August 27, 2008. The original grant of SARs vests and becomes exercisable in three equal annual installments with the first installment having vested on July 31, 2009.

(12)	These stock options were granted to Mr. Brown on May 7, 2009. The options vest and become exercisable in three equal installments on the later of: (1) (a) separation into two independent, publicly traded companies, or (b) announcement by the Company to not effect a separation; and (2) each of May 7, 2010, 2011 and 2012, respectively.

PROXY STATEMENT	67

(13)	These stock options were granted on May 5, 2010 as part of the Company’s annual broad-based employee equity grant. The original grant of options vests and becomes exercisable in three equal annual installments with the first installment vesting on May 5, 2011. As of the Separation the outstanding options granted to Dr. Jha were substituted with option awards of Motorola Mobility totaling 647,804 options. On January 7, 2011, when Mr. Lawson left the Company, 34,277 of the options were forfeited and 9,793 options vested.

(14)	These stock options were granted to Dr. Jha on August 4, 2008 in connection with his employment agreement. The original grants of options vest and become exercisable in three equal annual installments with the first and second installments having vested on July 31, 2009 and July 31, 2010, respectively. As of the Separation the outstanding options granted to Dr. Jha were substituted with option awards of Motorola Mobility totaling 4,608,099 options.

(15)	291,057 of these RSUs were granted to Dr. Jha on August 4, 2008 in connection with his employment agreement. The restrictions on the original grants lapse in three equal annual installments with restrictions on the first and second installments having lapsed on July 31, 2009 and July 31, 2010, respectively. 103,211 of these RSUs were granted on May 5, 2010 and the restrictions lapse in three equal installments on May 5, 2011, 2012 and 2013. As of the Separation the outstanding RSUs granted to Dr. Jha were substituted with RSUs of Motorola Mobility totaling 459,834 RSUs.

(16)	These stock options were granted on January 12, 2000. These options vested in four equal annual installments with the first installment having vested on January 12, 2001 and the final installment having vested on January 12, 2004.

(17)	396 of these RSUs were granted on May 8, 2007 and the restrictions on the remaining RSUs lapse on May 8, 2011. 595 of these RSUs were granted on July 9, 2007 and the restrictions on the remaining RSUs lapse on July 9, 2012. 1,116 of these RSUs were granted on May 6, 2008 and the restrictions on the remaining RSUs lapse equally on May 6, 2011 and 2012. 8,928 of these RSUs were granted on January 20, 2009 and the restrictions on the remaining RSUs lapse equally on January 20, 2011, 2012 and 2013. 6,587 of these RSUs were granted on May 7, 2009 and the restrictions on the remaining RSUs lapse equally on May 7, 2011 and 2012. 23,808 of these RSUs were granted on November 10, 2009 and the restrictions lapse in two equal annual installments on November 10, 2011 and November 10, 2012. 24,999 of these RSUs were granted on May 5, 2010 and the restrictions lapse in three equal installments on May 5, 2011, 2012 and 2013.

(18)	These stock options were granted on March 16, 2001 and vested in four equal annual installments with the first installment having vested on March 16, 2002 and the final installment having vested on March 16, 2005.

(19)	These stock options were granted on May 7, 2002 as part of the Company’s annual broad-based employee equity grant. The options vested and became exercisable in four equal annual installments with the first installment having vested on May 7, 2003 and the final installment having vested on May 7, 2006.

(20)	These stock options were granted on May 6, 2008 as part of the Company’s annual broad-based employee equity grant. The original grant of options vests and becomes exercisable in four equal annual installments with the first installment having vested on May 6, 2009. On January 7, 2011, when Mr. Lawson left the Company, 14,285 options were forfeited.

(21)	These stock options were granted on December 17, 2008 and vest in two equal annual installments with the first installment having vested on December 17, 2009 and the second installment vested on December 17, 2010.

(22)	These stock options were granted on January 20, 2009 and vest in four equal annual installments beginning on January 20, 2010.

(23)	These stock options were granted on May 7, 2009 as part of the Company’s annual broad-based employee equity grant. The options vest and become exercisable in three equal annual installments beginning on May 7, 2010. On January 7, 2011, when Mr. Lawson left the Company, 63,189 options were forfeited.

(24)	These stock options were granted on November 10, 2009 and vest in two equal annual installments on November 10, 2011 and 2012.

(25)	These stock options were granted to Mr. Moloney on September 1, 2010 and vest in three equal annual installments beginning on August 30, 2011. Upon Separation the outstanding options granted to Mr. Moloney were substituted with option awards of Motorola Mobility totaling 333,218 options.

(26)	These RSUs were granted on September 1, 2010 and the restrictions lapse in three equal installments on August 30, 2011, 2012 and 2013. Upon Separation the outstanding RSUs granted to Mr. Moloney were substituted with RSUs of Motorola Mobility totaling 166,609 RSUs.

(27)	These stock options were granted to Mr. Lawson and Mr. Delaney on January 31, 2000. The options vested in four equal annual installments with the first installment having vested on January 31, 2001 and the final installment having vested on January 31, 2004.

(28)	2,976 of these RSUs were granted to Mr. Delaney on July 25, 2007, the restrictions on the remaining RSUs lapse on July 25, 2012. 5,357 of these RSUs were granted on May 6, 2008 with restrictions lapsing on the remaining RSUs equally on May 6, 2011 and 2012. 23,808 of these RSUs were granted on January 28, 2009 with restrictions lapsing equally on January 28, 2011 and January 28, 2012. 37,570 RSUs were granted on May 7, 2009, the restrictions on the remaining RSUs lapse equally on May 7, 2011 and 2012. 45,617 of these RSUs were granted on May 5, 2010 and the restrictions lapse in three equal installments on May 5, 2011, 2012 and 2013.

(29)	These stock options were granted on September 20, 2001 and vested in five equal annual installments with the first installment having vested on September 20, 2002 and the final installment having vested on September 20, 2006.

(30)	These stock options were granted on May 8, 2007 as part of the annual broad-based employee equity grant. The original grant of options vests and becomes exercisable in four equal annual installments with the first installment having vested on May 8, 2008. On January 7, 2011, when Mr. Lawson left the Company, 4,464 options were forfeited.

(31)	These stock options were granted on January 28, 2009 and vest in two equal annual installments on January 28, 2011 and January 28, 2012.

(32)	3,571 of these RSUs were granted to Mr. Lawson on May 8, 2007 and the restrictions lapse on May 8, 2012. 5,952 of these RSUs were granted on May 6, 2008 and the restrictions on the remaining RSUs lapse equally on May 6, 2011 and 2012. 21,047 of these RSUs were granted on May 7, 2009 and the restrictions on the remaining RSUs lapse on May 7, 2011 and 2012. 19,118 of these RSUs were granted on May 5, 2010 and the restrictions lapse in three equal installments on May 5, 2011, 2012 and 2013. On January 7, 2011, when Mr. Lawson left the Company, 44,726 RSUs were forfeited and 4,962 RSUs vested.

68	PROXY STATEMENT

Option Exercises and Stock Vested in 2010

	Option Awards		Stock Awards(1)
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise $ (c)	Number of Shares Acquired on Vesting (#)(2) (d)	Value Realized on Vesting ($)(3) (e)
Gregory Q. Brown	—	—	57,705	$3,003,099
Sanjay K. Jha	—	—	223,869	11,708,183
Edward J. Fitzpatrick	—	—	5,472	274,889
Daniel M. Moloney	—	—	—	—
Eugene A. Delaney	—	—	14,664	685,633
A. Peter Lawson	—	—	8,099	375,213

(1)	Restricted stock units accrued pursuant to dividend equivalent rights are included for the purpose of this table.

(2)	The “Number of Shares Acquired on Vesting” has been adjusted to reflect the Reverse Stock Split.

(3)	The “Value Realized on Vesting” is computed by multiplying the number of shares of stock or units by the market value of the underlying shares on the vesting date. When an award vests on a non-trading day, the most recent previous market closing price is used for the purpose of this calculation.

PROXY STATEMENT	69

Nonqualified Deferred Compensation in 2010

The Motorola Solutions Management Deferred Compensation Plan allows eligible executive participants, including the Named Executive Officers, the opportunity to defer portions of their base salary and annual cash incentive compensation and thereby defer taxes. Motorola Solutions does not contribute to this plan. The Motorola Solutions Management Deferred Compensation Plan is not intended to provide for the payment of above-market or preferential earnings on compensation deferred under the plan, however, as described below and pursuant to SEC rules, all above market earnings on nonqualified deferred compensation in 2010 are shown below. Of the Named Executive Officers, only Mr. Delaney and Mr. Moloney participated in the plan in 2010. Effective January 1, 2008, because of low participation, the Motorola Solutions Deferred Compensation Plan was closed to new deferrals.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($)(1) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Gregory Q. Brown	—	—	—	—	—
Sanjay K. Jha	—	—	—	—	—
Edward J. Fitzpatrick	—	—	—	—	—
Daniel M. Moloney	—	—	$24,388	—	$329,604
Eugene A. Delaney	—	—	191,294	—	$1,634,208
A. Peter Lawson	—	—	—	—	—

(1)	For Mr. Moloney, of the $24,388 in earnings, $11,691 was deemed above market earnings, and for Mr. Delaney, of the $191,294 in earnings, $131,269 was deemed above market earnings, based on the performance of the funds elected in advance by the participant (as described below); for above-market earnings on nonqualified deferred compensation, see the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “Summary Compensation Table.”

The Motorola Solutions Management Deferred Compensation Plan uses the following funds as the index for calculating investment returns on a participant’s deferrals. The investment fund choices mirror the fund choices available in the Motorola Solutions 401(k) Plan (with the exception of the Motorola Solutions stock fund). The funds are available only through variable universal life insurance products and are not publicly traded mutual funds. The participant’s deferrals into the plan are deemed to be invested in one or more of these funds, as per the participant’s election. The participant does not actually own any share of the investment funds he/she selects.

Fund Offering	Investment Classification	1-Year Annualized Average Rate of Return on December 31, 2010
* Short-Term Investment Fund	Money Market	0.15%
* Short-Term Bond Fund	Short-Term Bond	2.65%
* Long-Term Bond Fund	Long-Term Bond	6.55%
* Balanced Fund I	Moderate Allocation	11.41%
* Balanced Fund II	Moderate Allocation	12.25%
* Large Company Equity Fund	Large Blend	15.02%
* Mid-Sized Company Equity Fund	Mid-Cap Blend	26.69%
* Small Company Equity Fund	Small Blend	27.15%
* International Equity Fund	Foreign Large Blend	7.93%

The amounts reported in the “Aggregate Earnings in Last FY” column in the table above represent all earnings on nonqualified deferred compensation in 2010. The portion of earnings reported as “above-market earnings” in the Summary Compensation Table in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” represents the amount in excess of 4.16% (120% of the applicable federal rate threshold established for 2010 pursuant to SEC rules).

Changes to distribution elections must be filed at least 12 months in advance of a previously elected payment start date. Any change will require that the payment start date be at least five years later than the previously elected payment start date. A participant may postpone or change his/her termination payment distribution election once per plan (calendar) year. Hardship withdrawals are available, but no other nonscheduled withdrawals are available. Termination payments cannot be earlier than six months after separation from service, except in the event of death or, possibly, a change in control of the Company.

70	PROXY STATEMENT

RETIREMENT PLANS

The Motorola Solutions Pension Plan, which was formerly known as the “Motorola Pension Plan” (the “Pension Plan”) and the Motorola Solutions Supplemental Pension Plan (the “MSPP”) are intended to provide pension benefits to eligible employees (including to the Named Executive Officers) in the future. Prior to January 1, 2005, most regular U.S. employees who had completed one year of employment with the Company or certain of its subsidiaries were eligible to participate in one or more of the Company’s pension plans. Those employees become vested after five years of service. Effective January 1, 2005, newly-hired employees were no longer eligible to participate in the Pension Plan or the MSPP. Effective January 1, 2008, employees in the Pension Plan not yet vested, became vested after three years of service. Normal retirement is at age 65. Effective January 1, 2000, no additional officers were eligible for participation in the Motorola Elected Officers Supplementary Retirement Plan.

As previously disclosed, effective March 1, 2009, all future benefit accruals and compensation increases under the Pension Plan and MSPP automatically ceased for all individuals who were participants under the Pension Plan as of February 28, 2009. However, active participants continue to earn vesting credit towards their Pension Plan benefit on and after March 1, 2009, if not already fully vested.

Effective April 1, 2010, the Pension Plan was required to restrict lump sum payments to comply with the Pension Protection Act (“PPA”) of 2006. This restriction generally applies to participants in the Portable Pension Plan and certain employees who previously participated in the General Instrument Pension Plan. During the restriction period, a participant may only receive 50% of the current value of their total benefit in a lump sum, as determined by law, with the remainder payable in a monthly annuity. The participant may also request to receive their benefit as an annuity available under the Pension Plan or defer commencement of the entire benefit until a later time when the restrictions may no longer apply. This restriction does not apply to lump sum distributions of $5,000 or less.

Traditional and Portable Pension Plan Formulas

The Pension Plan contains two benefit formulas, referred to as the Traditional Plan and the Portable Plan.

The Traditional Plan formula provides an annual pension annuity benefit based on the participant’s average earnings and the participant’s benefit service,

offset by the participant’s estimated Social Security benefit at age 65. The Traditional Plan formula is calculated either based on “final average earnings” and estimated Social Security benefit as of December 31, 2007, or “modified average earnings” as of February 28, 2009, whichever produces the higher benefit (both “earnings” definitions are described below). The Traditional Plan formula consists of (1) for service from 1978 through 1987, (a) the sum of (i) 40% of the first $20,000 of the applicable average earnings, plus (ii) 35% of applicable average earnings in excess of $20,000, multiplied by (b) a fraction whose numerator is the number of months of service during that period and whose denominator is 420, plus (2) for service after 1987, 75% of applicable average earnings, multiplied by a fraction whose numerator is the number of months of service after 1987 (not exceeding 420) and whose denominator is 420, minus (3) 50% of the participant’s projected primary annual Social Security benefit at age 65 (or the participant’s later retirement age (including any delayed retirement credits or similar adjustments)) multiplied by a fraction whose numerator is the number of months of benefit service after 1977 (not exceeding 420) and whose denominator is 420.

The Portable Plan formula provides a lump-sum pension benefit based on the participant’s average earnings, and a “benefit percentage” determined by the participant’s vesting service and the participant’s benefit service. The Portable Plan also calculates a benefit based on “final average earnings” as of December 31, 2007 or “modified average earnings” as of February 28, 2009, whichever produces the higher benefit. The Portable Plan formula consists of (1) applicable average earnings multiplied by the participant’s cumulative benefit percentage, which cumulative benefit percentage is based on benefit service earned on or after July 1, 2000 and vesting service (where a participant’s benefit percentage is determined as follows: 4% for each year of benefit service earned while the participant has five or fewer years of vesting service, plus 5% for each year of benefit service earned while the participant has more than five but less than 10 years of vesting service, plus 6% for each year of benefit service earned while the participant has more than 10 but less than 15 years of vesting service, plus 7% for each year of benefit service earned while the participant has more than 15 years of vesting service), plus (2) the participant’s Traditional Plan benefit as of June 30, 2000 (if applicable) converted to a lump-sum based on the participant’s age and the interest rate in effect for the year of payment.

PROXY STATEMENT	71

A participant’s “final average earnings” are his/her average earnings for the five (5) years of his/her highest pay during the last ten (10) calendar years (including years he/she did not work a complete year) of the participant’s Motorola employment with the Company. A participant’s “modified average earnings” are: (1) the sum of (a) his/her average earnings for the five (5) (or fewer if hired after 2002) years of his/her highest pay during the ten (10) calendar years before January 1, 2008, plus (b) his/her earnings during all years after 2007 in which he/she participated in the Pension Plan, divided by (2) the sum of (a) the number of years of the participant’s benefit service under the Pension Plan prior to January 1, 2008, up to a maximum of five (5) years (or fewer, if less than five); plus (b) the participant’s total years of participation in the Pension Plan for all years after 2007. Eligible earnings include regular earnings, commissions, overtime, lump-sum merit pay, participant contributions to the 401(k) Plan and other pre-tax plans and incentive pay with respect to the period January 1, 2000 to February 3, 2002. After February 3, 2002, incentive pay was excluded from the definition of eligible compensation.

Motorola Solutions Supplemental Pension Plan

The MSPP provides benefits for highly compensated individuals whose tax-qualified Pension Plan benefits are reduced by certain IRS limits or by participation in the Motorola Management Deferred Compensation Plan. The IRS annual salary limitation (Section 401(a)(17) of the Code) and certain other IRS requirements reduce pension benefits from tax-qualified Pension Plans for certain highly compensated individuals. The MSPP is designed to offset these limitations. The MSPP is a non-qualified plan, which means benefits are not subject to certain nondiscrimination testing and reporting requirements of ERISA; however, these amounts are unsecured, leaving the participants in the status of a general creditor of the Company.

As previously disclosed, on December 15, 2008, the Board of Directors authorized amendments to the MSPP. On this date, commensurate with the Board of Director’s decision to freeze the Pension Plan, the Board of Directors also authorized the amendment of the MSPP, effective March 1, 2009, to freeze all future benefit accruals and compensation increases under this plan for all individuals who were participants under this plan as of February 28, 2009. Additionally, the MSPP was further amended to freeze any future participation in the MSPP after January 1, 2009 unless such participation was due to a prior contractual entitlement.

Effective January 1, 2007, the MSPP began imposing a limitation on the amount of eligible compensation considered when calculating any MSPP benefit. For purposes of determining whether an employee was eligible for an MSPP benefit, the amount of eligible compensation used for the benefit formula under the MSPP was equal to the Section 401(a)(17) limit plus $175,000 (the “Earnings Cap”). Consequently, the Earnings Cap only increased if the IRS statutorily increased the Section 401(a)(17) limit from year to year. Regardless of the Earnings Cap, a special transition rule was provided for those employees whose eligible compensation already exceeded the newly imposed Earnings Cap. If, as of January 1, 2007, an employee’s eligible compensation exceeded the Earnings Cap effective January 1, 2007, for MSPP purposes, that employee’s MSPP benefit from January 1, 2007 through February 28, 2009 was computed assuming the employee’s eligible compensation was the greater of (1) the employee’s frozen January 1, 2007 eligible compensation amount, or (2) the Earnings Cap for the given year. Additionally, beginning in January 2008, the benefit computation was impacted by the Pension Plan change of migrating from final average earnings to modified average earnings for benefit computation purposes under the Pension Plan.

An individual was eligible to participate in the MSPP if he or she was age 55 or older with at least five years of service, was eligible to receive a Pension Plan benefit, was currently eligible to accrue additional benefits under the Pension Plan at the time of termination of employment, and the individual’s pension benefit was reduced by Code limitations. A participant’s Pension Plan benefit and MSPP benefit together cannot exceed 70% of his or her final average earnings at retirement.

401(k) Plan

As previously disclosed, on December 15, 2008, the Board of Directors authorized amendments to the Motorola 401(k) Plan. On this date, the Board determined that, effective January 1, 2009, the Company match of employee contributions to the 401(k) Plan were suspended until subsequent Board action in the future reactivates contributions, if any, made by the Company to the 401(k) Plan. On January 25, 2010, the Compensation and Leadership Committee recommended the Board reinstate the

72	PROXY STATEMENT

Company 401(k) matching contributions during the 2010 calendar year and approved an amendment to permit after-tax contributions by employees. Effective April 1, 2010, employees were permitted to contribute up to 20% of eligible compensation as after-tax contributions. Effective July 1, 2010, Motorola reinstated Company 401(k) matching contributions for active employees. The formula provides for a dollar-for-dollar matching contribution each pay period up to the first 4% of eligible compensation. A special provision for the 2010 plan year provided for prorating the matching contributions to account for the number of months remaining in the 2010 calendar year as of the date the matching contributions were reinstated. As a result, the maximum 2010 matching contribution was 2% of annual eligible pay.

Elected Officers Supplementary Retirement Plan

The Company also maintains the Motorola Elected Officers Supplementary Retirement Plan (the “SRP”) for certain elected officers. Since January 1, 2000, no additional officers are eligible for participation in the SRP. Mr. Delaney and Mr. Lawson are the only Named Executive Officers who participate in the SRP and no other Named Executive Officer is eligible to participate in the SRP. The SRP provides that if the benefit payable annually (computed on a single life annuity basis) to any participating officer under one of the Company’s pension plans (which is based on a percentage of final average earnings for each year of service) is less than the benefit calculated under the SRP, that officer will receive supplementary payments upon retirement.

On December 15, 2008, the Board of Directors authorized amendments to the SRP. On this date, commensurate with the Board of Director’s decision to freeze the Motorola Pension Plan, the Board of Directors also authorized the amendment of the SRP (which uses the Motorola Pension Plan retirement benefits as an offset), effective March 1, 2009, to freeze all future benefit accruals and compensation increases under those plans for all individuals who are participants under those plans as of February 28, 2009.

Generally, the total annual payments to an officer participating in the SRP will equal a percentage of the sum of such officer’s rate of salary at retirement (or the base salary in place on June 30, 2005, whichever is earlier) plus an amount equal to the highest average of the annual bonus awards paid before March 1, 2009, as a percent of salary, to such officer for any five years within the last eight years preceding retirement, multiplied by such officer’s rate of salary at retirement (or the base salary in place on June 30, 2005). Such percentage ranges from 40% to 45%, depending upon the officer’s years of service and other factors. Under an alternate formula, the total annual payments to such officer from both plans will equal the amount of the officer’s retirement benefit calculated under the terms of the pension plan in which he participates, without regard to the limitation on considered compensation under qualified retirement plans in Section 401(a)(17) of the Code, or the technical benefits limitation in Section 415 of the Code. However, the total annual pension payable on the basis of a single life annuity to any Named Executive Officer from the applicable pension plan and SRP is subject to a maximum of 70% of that officer’s base salary prior to retirement (or the base salary in place on June 30, 2005, whichever is earlier). If the officer is vested and retires at or after age 55 but prior to age 60, he or she may elect to receive a deferred unreduced benefit when he or she attains age 60, or an actuarially reduced benefit at or after age 57 contingent upon entering into an agreement not to compete with the Company. Officers may elect a lump sum payment in lieu of annuity payments. The amount of the lump sum is based on annuity quotes from annuity providers at the time of commencement. If a change in control (as defined in the SRP) of the Company occurs, the right of each non-vested elected officer to receive supplementary payments will become vested on the date of such change in control and unreduced payments may begin or be made upon retirement at or after age 55.

Mr. Lawson is vested in his SRP benefit. At the time of vesting, the Company makes a contribution to the trust for that plan. The purpose of that contribution is to enable the trust to make payments of the benefits under the SRP due to the participant after retirement. Federal and state tax laws require that the participant include in income the amount of any contribution in the year it was made even though the participant receives no cash in connection with such contribution or any payments from the retirement plan. Because the participant receives no cash yet incurs a significant income tax liability, the Company believes that it is appropriate to reimburse the participant so that he or she is not paying additional taxes as a result of a contribution. Mr. Lawson was reimbursed for such a tax liability in 2001. This is the Company’s policy with respect to all participants in the SRP. The Company may also be required to make an additional contribution to the trust for the SRP when

PROXY STATEMENT	73

the participant retires in order to true up the amount previously contributed to the trust at the time the participant vested in the SRP benefit. It is the Company’s policy to reimburse the participant for additional taxes that result from any true up contribution made to the SRP trust to fund the participants’ SRP benefit.

Mr. Delaney is not vested in his SRP benefit and therefore the Company has not yet made a contribution to the trust for that plan on his behalf.

Participants in the SRP generally become vested in the plan at age 55 with 5 years of service, or at age 60 with two years of service, or at age 65 or upon becoming disabled (without regard to years of service).

General Instrument Corporation Pension Plan and Supplemental Executive Retirement Plan

The Company acquired General Instrument Corporation in January of 2000. The General Instrument Corporation Pension Plan (the “GI Pension Plan”), frozen on December 31, 2000, provides a pension annuity benefit based on the participant’s benefit service, average monthly compensation and excess monthly compensation. Mr. Moloney and Mr. Fitzpatrick are the only Named Executive Officers who participated in the GI Pension Plan.

The General Instrument Corporation Supplemental Executive Retirement Plan (the “GI SERP”), frozen on December 31, 2000, provides benefits for highly compensated individuals whose tax qualified pension plan benefits are reduced by certain IRS limits, similar to the MSPP. Mr. Moloney is the only Named Executive Officer who participated in the GI SERP.

74	PROXY STATEMENT

Pension Benefits in 2010

Assumptions described in Note 7, “Retirement Benefits” in the Company’s Form 10-K for the fiscal year ended December 31, 2010 are also used below and incorporated by reference.

Name (a)	Plan Name (b)	Number of Years Credited Service(#)(1) (c)	Present Value of Accumulated Benefit($) (d)	Payments During Last Fiscal Year($) (e)
Gregory Q. Brown	Pension Plan	6 Yrs 2 Mths	$69,292	$0
	Supplemental Pension Plan	6 Yrs 2 Mths	0	0
Sanjay K. Jha	Pension Plan(2)	0	—	0
	Supplemental Pension Plan(2)	0	—	0
Edward J. Fitzpatrick	Pension Plan(3)	11 Yrs	100,647	0
	Supplemental Pension Plan	11 Yrs	0	0
Daniel M. Moloney	Pension Plan(3)	25 Yrs 8 Mths	327,147	0
	Supplemental Pension Plan(4)	25 Yrs 8 Mths	81,120	0
Eugene A. Delaney	Pension Plan(2)	30 Yrs 8 Mths	500,992	0
	Elected Officer Supplementary Retirement Plan(5)	30 Yrs 8 Mths	3,157,475	0
A. Peter Lawson	Pension Plan	28 Yrs 5 Mths	845,987	0
	Elected Officer Supplementary Retirement Plan(5)	28 Yrs 5 Mths	3,815,663	0

(1)	When Motorola Solutions acquires a company, it does not credit or negotiate crediting years of service for the purpose of benefit accruals or augmentation. In certain circumstances, prior service may count toward eligibility and vesting service.

(2)	Dr. Jha was hired after January 1, 2005 and therefore is not eligible to participate in either the Pension Plan or the MSPP.

(3)	In connection with the Company’s acquisition of General Instrument Corporation in January of 2000, Mr. Fitzpatrick’s and Mr. Moloney’s benefits under the GI Pension Plan were frozen as of December 31, 2000 at $3,404 and $35,413, respectively, and are included in the amounts listed in column (d).

(4)	In connection with the Company’s acquisition of General Instrument Corporation in January of 2000, Mr. Moloney’s benefit under the GI SERP was frozen as of December 31, 2000 at $15,822 and is included in the amount listed in column (d).

(5)	Present value of accumulated benefit under the SRP calculations are based on the age 60 unreduced retirement age (or current age if over 60) under the SRP.

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EMPLOYMENT CONTRACTS

Employment Agreement with Gregory Q. Brown

On August 27, 2008, the Company entered into an employment agreement (the “original employment agreement”) with Gregory Q. Brown, Co-Chief Executive Officer of the Company and Chief Executive of the Company’s Broadband Mobility Solutions business and a member of the Board of Directors. The employment agreement memorialized Mr. Brown’s existing base salary of $1,200,000, an annual bonus target of not less than $220% of salary, a long-range incentive award target of not less than 350% of base salary for 2008 and 250% thereafter, and a 2008 special bonus target. The employment agreement has an initial three-year term, with automatic one-year renewals absent a notice of non-renewal. As previously disclosed on December 17, 2008, Mr. Brown voluntarily decided to forego any 2008 annual or special bonus under the MIP. The agreement was subsequently amended on December 15, 2008 and May 28, 2010 (the “amended employment agreement”).

On February 11, 2010, Mr. Brown’s title changed to Co-Chief Executive Officer of the Company and Chief Executive Officer of the Company’s Enterprise Mobility Solutions and Networks business. The Company completed its Separation into two independent, publicly traded companies on January 4, 2011, and Mr. Brown’s title changed to President and Chief Executive Officer of Motorola Solutions, Inc.

Under his original employment agreement, as adjusted for the Reverse Stock Split and Separation, Mr. Brown was granted 138,835 restricted stock units, 552,521 stock options, and 134,297 stock appreciation rights dependent on the value of the Company’s Common Stock (as adjusted for Separation and the Reverse Stock Split). Each of these contract awards vest ratably in three equal annual installments, with the first installment having vested on July 31, 2009, and the second on July 31, 2010. Pursuant to the employment agreement, a “post-separation equity award” of options worth $3,333,333 and restricted stock worth $1,666,667 would be granted only if and when the Company’s Mobile Devices business became a separate publicly traded company with a minimum market capitalization of at least $2.0 billion and would contain an additional vesting hurdle tied to a post-separation increase in the price of the Company’s Common Stock. Subject to continued employment, the post-separation options and restricted stock will vest in three equal installments, each vesting date to be the later of: (1) the date on which the average closing price of the Company’s Common Stock over a fifteen day trading period is 10% greater than the average closing price of the Company’s Common Stock over the fifteen day trading period immediately following the date that the Mobile Devices business becomes a separate, publicly traded company and (2) the first, second and third anniversary of the grant.

Pursuant to the amended employment agreement, the date on which Mr. Brown had the right to terminate his employment for “Good Reason” if he was not sole CEO was extended from January 1, 2011 to September 1, 2011. In addition, the amendment increased the value of the stock options that Mr. Brown received upon Separation from $3,333,333 to $8,333,333, and increased the value of the restricted stock that Mr. Brown received upon Separation from $1,666,667 to $4,166,667. Accordingly, on February 1, 2011, Mr. Brown received 665,778 options and 106,782 restricted shares.

In the event of Mr. Brown’s termination of employment “without cause” or by Mr. Brown for “good reason,” Mr. Brown is entitled to: (1) accrued and unpaid obligations (including base salary, vacation pay and undistributed bonuses); (2) severance equal to two times (prior to a change of control) or three times (on or after a change of control) the sum of his base salary and target annual bonus; (3) a pro rata annual bonus based on actual performance during the year in which termination occurs; (4) two years (prior to a change of control) or three years (following a change of control); of medical insurance continuation; and (5) prior to a change of control, accelerated vesting of the contract restricted stock units, contract stock options and contract stock appreciation rights and two years continued vesting of all other equity awards; or, following a change of control, accelerated vesting of all equity awards. In the event the Company terminates Mr. Brown’s employment “for cause” or Mr. Brown terminates employment without “good reason”, he is entitled only to accrued and unpaid base salary and vacation pay. In the event of a termination of employment due to death or disability, Mr. Brown is entitled to accrued and unpaid obligations (including base salary, vacation pay and undistributed bonuses) and vesting of all then unvested equity awards that are outstanding at the date of termination.

“Good reason” for Mr. Brown to terminate his employment and receive the above generally includes: (1) if Mr. Brown is not the sole Chief Executive Officer of Motorola Solutions on and after September 1, 2011;

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(2) a reduction in salary, bonus targets or benefits; (3) a failure to continue on the Board of Directors or negative change in reporting structure; (4) a relocation of employment beyond 50 miles of Schaumburg, Illinois; (5) the failure of the successor to the Broadband Mobility Solutions business to assume the employment agreement; or (6) any other breach of the agreement.

During his employment term, Mr. Brown is eligible to participate in the health and welfare plan, perquisites, fringe benefits and other arrangements generally available to other senior executives, Mr. Brown is entitled to the use of the Company’s aircraft for business and personal travel pursuant to the Company’s security policy. Mr. Brown is not covered by the Company’s change in control severance plans. Mr. Brown is entitled to a gross up for excise taxes on excess parachute payments, subject to a 10% “cut-back” (in other words, change in control payments will be reduced below the 280G safe harbor if the total payments are less than 10% in excess of 280G safe harbor).

Mr. Brown’s employment agreement contains customary restrictive covenants, including perpetual confidentiality obligations and employee non-solicitation and business non-compete provisions relating to the Company that apply during the employment period and the two-year period following termination of employment.

Employment Agreement with Sanjay K. Jha

On August 4, 2008, Dr. Sanjay K. Jha became Co-Chief Executive Officer of the Company, Chief Executive Officer of the Company’s Mobile Devices business (the “Mobile Devices business”) of Motorola, Inc. and a member of the Board of Directors. On this same date, the Company and Dr. Jha entered into an employment agreement (the “original employment agreement”) providing Dr. Jha with a base salary of $1,200,000 and a guaranteed bonus of $2,400,000 for 2008 and $1,200,000 for 2009 and a target bonus of not less than 200% of base salary thereafter. The agreement was subsequently amended on December 15, 2008 and February 11, 2010 (collectively, the “amended employment agreement”).

On February 11, 2010, Dr. Jha’s title changed to Co-Chief Executive Officer of the Company and Chief Executive Officer of the Company’s Mobile Devices and Home business. The Company completed its separation into two independent, publicly traded companies on January 4, 2011, at which time Dr. Jha ceased being an employee, officer and director of the Company and Motorola Mobility assumed his amended employment agreement.

As previously disclosed on December 17, 2008, Dr. Jha voluntarily decided to forego any 2008 bonus under the MIP. At that time, the Compensation and Leadership Committee agreed to make a grant of RSUs to Dr. Jha in the first quarter of 2009 with a value equal to $2,400,000 less the amount of cash that would have been payable to Mr. Brown under the MIP had he not also foregone his 2008 bonus under MIP. The total cash value of the RSU award of 82,049 RSUs (as adjusted for the Reverse Stock Split and Separation) was determined on February 11, 2009 to be $1,344,000. The RSUs vested in two equal installments on February 11, 2010 and October 31, 2010.

Pursuant to make-whole awards under his original employment agreement, Dr. Jha was granted 548,712 RSUs and 2,431,180 options to purchase shares of Company Common Stock. Pursuant to inducement awards (“Inducement Awards”) under his original employment agreement, Dr. Jha was granted 324,460 RSUs and 1,519,878 options to purchase shares of Company Common Stock. Each of the above equity awards vest in three equal annual installments with the first installment having vested on July 31, 2009, with the second installment having vested on July 31, 2010. All awards have been adjusted for the Reverse Stock Split and Separation.

Pursuant to the amended employment agreement, now that the Mobile Devices business has becomes a separate, publicly traded company (the “new Mobile Devices entity” or “new MDb”), all of Dr. Jha’s outstanding equity awards that relate to the Company’s Common Stock were substituted with equity awards that relate to the stock of the new Mobile Devices entity (Motorola Mobility Holdings, Inc., “Motorola Mobility”). Pursuant to the terms of his amended employment agreement, Motorola Mobility assumed all obligations to grant Dr. Jha a post-separation equity award (the “Post-Separation Equity Award”), which had been determined should be granted in an amount that, together with his Inducement Awards, represents between 1.8% and 3% ownership of Motorola Mobility. Motorola Mobility will report on any awards of equity to Dr. Jha on and after January 4, 2011.

In the event the Mobile Devices business had not become a separate, publicly traded company on or prior to June 30, 2011 (a “Separation Event”) (as

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extended from October 31, 2010 by the Second Amendment to Dr. Jha’s employment agreement) or if the Mobile Devices business had been disposed of in a manner where it was not at least 50% owned by the Company on or prior to June 30, 2011 (a “Disposition Event”), Dr. Jha would have been entitled to a cash payment equal to $38 million (the “Contingent Payment”) (increased from $30 million by the Second Amendment to Dr. Jha’s employment agreement) and would not have been entitled to the Post-Separation Equity Award. On January 4, 2011, the Separation Event occurred. Motorola Mobility assumed the employment agreement and granted Dr. Jha the Post-Separation Equity Award by Motorola Mobility. The Contingent Payment was not paid.

Pursuant to the terms of the employment agreement, had Dr. Jha’s employment been terminated “without cause” or by Dr. Jha for “good reason” prior to the Separation Event, Dr. Jha would have been entitled to: (1) accrued and unpaid obligations (including base salary, vacation pay and undistributed bonuses); (2) severance equal to two times (prior to a change of control) or three times (on or after a change of control) the sum of Dr. Jha’s base salary and target annual bonus; (3) a pro rata annual bonus based on actual performance during the year in which termination has occurred; (4) two years (prior to a change of control) or three years (following a change of control); of medical insurance continuation; (5) prior to a change of control, accelerated vesting of the make-whole award RSUs and options, inducement award RSUs and options and two years continued vesting of all other equity awards; and, following a change of control, accelerated vesting of all equity awards; and (6) in the event that the Mobile Devices business had not become a separate, publicly traded company and Dr. Jha’s employment had terminated on or prior to June 30, 2011, the Contingent Payment, to the extent not previously paid. In the event the Company had terminated Dr. Jha’s employment “for cause” or Dr. Jha had terminated employment “without good reason”, he would have been entitled only to accrued and unpaid base salary and vacation pay. In the event of a termination of employment due to death or disability, Dr. Jha would have been entitled to accrued and unpaid obligations (including base salary, vacation pay and undistributed bonuses) and vesting of all then unvested equity awards outstanding as of the date of termination.

“Good reason” for Dr. Jha to terminate his employment and receive the above generally includes:

(1) a Separation Event has not occurred on or prior to June 30, 2011 or a Disposition Event has occurred by June 30, 2011; (2) a reduction in salary, bonus targets or benefits; (3) a failure to continue on the Board of Directors or negative change in reporting structure; (4) a relocation of employment beyond 50 miles of Libertyville, Illinois; (5) the failure of the successor to the Mobile Devices business to assume the employment agreement; or (6) any other breach of the agreement.

During his employment term, Dr. Jha was eligible to participate in the health and welfare plans, perquisites, fringe benefits and other arrangements generally available to other senior executives. Dr. Jha was entitled to the use of the Company’s aircraft for business and personal travel pursuant to the Company’s security policy. Dr. Jha was entitled to relocation expenses, including temporary housing, until the Separation Event or June 30, 2011, whichever was earlier. Dr. Jha was not covered by the Company’s change in control severance plans and did not participate in LRIP in 2008, 2009 or 2010. Dr. Jha was entitled to a gross up for excise taxes on excess parachute payments, subject to a 10% “cut-back” (in other words, change of control payments will be reduced below the 280G safe harbor if the total payments are less than 10% in excess of the 280G safe harbor).

Dr. Jha’s employment agreement contained customary restrictive covenants, including perpetual confidentiality obligations and employee non-solicitation and business non-compete provisions relating to the Company and Motorola Mobility that apply during the employment period and the two-year period following termination of employment.

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

Change in Control Arrangements

The Company has Change in Control Severance Plans (the “Plans”) for its elected officers. The Plan applicable to the NEOs, other than Mr. Brown and Dr. Jha, was the Motorola, Inc. Senior Officer Amended and Restated Change in Control Severance Plan (the “Senior Officer Plan”). Mr. Moloney, who became an employee of Motorola Mobility at Separation, and Mr. Lawson, who left the Company in January 2011, are also no longer covered by the Senior Officer Plan. On January 25, 2011, the Board approved the amendment and restatement of the Senior Officer Plan in the form of the Motorola Solutions, Inc. Legacy Senior Officer Amended and Restated

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Change in Control Severance Plan (the “Legacy Senior Officer Plan”), to reflect the closure of the Legacy Senior Officer Plan to new participants effective February 1, 2011 and the anticipated termination of the Legacy Senior Officer Plan as of January 31, 2014 (except to the extent needed to make severance payments and benefit obligations under the Legacy Senior Officer Plan with respect to participants who terminate employment on or prior to that date). In addition, the Legacy Senior Officer Plan reflects the Company’s recent name change from Motorola, Inc. to Motorola Solutions, Inc., clarifies that, if applicable, sales incentive bonuses would be paid to the same extent as annual incentive bonuses and clarifies that the severance rights of participants who terminate employment on or before January 31, 2014 will be governed by the Legacy Senior Officer Plan rather than the New Senior Officer Plan.

The Legacy Senior Officer Plan provides for the payment of benefits in the event that: (1) an executive officer terminates his or her employment for “Good Reason” (as defined) within two years of a “Change in Control” (as defined), or (2) the executive officer’s employment is involuntarily terminated for any reason other than termination for “Cause” (as defined), Disability, death or normal retirement within two years of a change in control of the Company. In addition to unpaid salary for accrued vacation days and accrued salary through the termination date, the amount of the benefits payable to an executive officer entitled thereto would be equal to the sum of:

(1)	three times the greater of the executive officer’s highest annual base salary in effect during the three years immediately preceding the Change in Control and the annual base salary in effect on the termination date; plus

(2)	three times the highest annual bonus received by the executive officer during the immediately preceding five fiscal years ending on or before the termination date; plus

(3)	a pro rata target bonus for the performance period (year, quarter or month) in which the termination occurs.

The executive officer would also receive continued medical insurance benefits for three years and three years of age and service credit for retiree medical eligibility. In the event the executive officer is subject to the excise tax under Section 4999 of the Code, the Company will make a tax reimbursement payment to the executive officer to offset the impact of such excise tax. The Senior Officer Plan’s term is for three years, subject to automatic one-year extensions unless the Company gives 90 days prior notice that it does not wish to extend. In addition, if a Change in Control occurs during the term, the Plan continues for an additional two years. These Plans replaced individual agreements that the Company began providing in 1988. In addition to plans covering all of the Company’s officers, there are Change in Control protections for the general employee population in the Motorola Solutions, Inc. Involuntary Severance Plan. A previous stand-alone Change in Control severance plan for the general employee population was terminated in 2008.

In addition, except as otherwise determined by the Compensation and Leadership Committee at the time of the grant of an award, under the 2006 Omnibus Incentive Plan, upon a Change in Control of the Company: all equity-based awards granted to an executive officer become fully vested and exercisable; all performance goals are deemed achieved at target levels and all other terms and conditions met; all performance stock would be delivered as promptly as practicable; all performance units, restricted stock units and other units would be paid out as promptly as practicable; all annual management incentive awards would be paid out at target levels (or earned levels, if greater) and all other terms and conditions deemed met; and all other stock or cash awards would be delivered and paid. Such treatment (referred to herein as “Accelerated Treatment”) does not apply if and to the extent that such awards are assumed by the successor corporation (or parent thereof) or are replaced with awards that preserve the existing value of such awards at the time of the Change in Control and provide for subsequent payout in accordance with the same vesting schedule applicable to the original awards. With respect to any awards that are so assumed or replaced, such assumed or replaced awards shall provide for the Accelerated Treatment with respect to any executive officer that is involuntarily terminated (for a reason other than “Cause”) (as defined) or quits for “Good Reason” (as defined) within 24 months of the Change in Control.

On January 25, 2011, the Board approved and adopted the Company’s 2011 Senior Officer Change in Control Severance Plan (the “New Senior Officer Plan”). The New Senior Officer Plan will be (1) the Company’s Change in Control severance plan for officers of the Company who are at or above the level of Senior Vice President (“Senior Officers”) who are first elected or promoted to such positions on or after

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February 1, 2011 and (2) the Company’s replacement Change in Control severance plan, effective February 1, 2014, for then Senior Officers who are otherwise eligible to participate in one of the pre-existing Change in Control plans on or before January 31, 2014 and who, as Senior Officers, have a Date of Termination (as defined in the New Senior Officer Plan) on or after February 1, 2014 in connection with a Change in Control. In particular, under the New Senior Officer Plan:

•

each participant is generally entitled to receive severance benefits if the participant terminates employment with the Company within two years subsequent to a Change in Control of the Company for “Good Reason” or if the participant’s employment with the Company is involuntarily terminated within two years subsequent to a Change in Control of the Company for any reason other than termination for “Cause,” Disability, death or normal retirement, or in the event of an anticipatory termination in connection with a Change in Control of the Company;

•

qualifying participants are entitled to receive a lump sum in cash (with limited exceptions) equal to their unpaid salary for accrued vacation days, accrued salary through the termination date and unpaid annual incentive or sales incentive bonuses for the preceding year;

•

qualifying participants are also entitled to receive a lump sum in cash equal to two times the participant’s base salary in effect on the termination date plus two times the participant’s target annual bonus or sales incentive bonus for the year in which termination occurs;

•	qualifying participants will also receive a pro rata annual incentive or sales incentive bonus at target for the performance period (year, quarter or month) in which the termination occurs;

•	payments may be made at different times or in different formats depending on the application of Section 409A of the Code;

•	qualifying participants would also receive continued medical insurance benefits for up to two years, and two years of age and service credit for retiree medical eligibility; and

•	in the event a qualifying participant is subject to the excise tax under Section 4999 of the Code,

either (a) the participant will pay all applicable Section 4999 excise taxes with respect to severance benefits (if such taxes apply) or (b) the severance benefits will be cut back to an amount that will not be subject to Section 4999 excise taxes, whichever option is more favorable to the participant on an after-tax basis.

The New Senior Officer Plan’s term is for four years, unless earlier terminated. If a Change in Control occurs during the term, the New Senior Officer Plan continues for at least an additional two years from the Change in Control. The New Senior Officer Plan may not be amended or terminated in a manner adverse to participants except upon one years’ advance written notice.

Executive Severance Plan

The Company adopted an Executive Severance Plan (“ESP”) for all elected officers and appointed vice presidents, effective October 1, 2008. The ESP is applicable to the Named Executive Officers, other than Mr. Brown and Dr. Jha. The ESP provides for the payment of benefits in the event that an executive officer’s employment is terminated by Motorola Solutions other than: (a) for total and permanent disability; (b) for Cause (as defined therein); (c) due to death; (d) if the participant accepts employment with another company in connection with a sale, lease, exchange, outsourcing arrangement or other asset transfer or transfer of any portion of a facility or all or any portion of a discrete organizational unit or business segment of the Company (or is offered employment under such circumstances with certain compensation and benefits that are comparable to those provided by the Company when new employment would become effective); (e) if the termination of employment is followed by immediate or continued employment by Motorola Solutions or an affiliate or subsidiary or (f) if the executive terminates voluntarily for any reason. In addition to accrued salary through the separation date, the amount of the benefits payable to an executive officer who signs a prescribed separation agreement and general release of claims against Motorola Solutions would be equal to the sum of: (1) 12 months of base salary; and (2) Pro rata alternate annual bonus or pro rata alternate sales incentive, whichever is applicable, for the performance period (year, month or quarter, as applicable) in which separation occurs.

In addition, the executive officer would receive (a) 12 months of continued medical plan coverage at

80	PROXY STATEMENT

the active employee premium rate, offset against the COBRA amount, (b) up to 12 months outplacement services, and (c) financial planning services. Any severance pay and benefits paid under the ESP are to be offset against any severance pay and benefits payable under the Senior Officer Change in Control Plan and/or other individual severance arrangements. If an executive officer receives an alternate annual bonus or alternate sales incentive under the ESP, the executive officer is not to receive an annual bonus or sales incentive under any applicable plan for the same performance period. All equity grants and other benefits are to be administered in accord with their prescribed terms. The Compensation and Leadership Committee of the Motorola Solutions Board of Directors, or in some circumstances its delegate, may, in its sole discretion, reduce, eliminate or otherwise adjust the amount of an executive officer’s severance pay and benefits, including any bonus or incentive.

On January 24, 2011, the Compensation and Leadership Committee approved and adopted the Company’s 2011 Executive Severance Plan (the “New Executive Severance Plan”). The New Executive Severance Plan will be the Company’s severance plan for (1) officers of the Company at or above the level of Vice President (“Vice Presidents”) who are first elected or promoted to such positions on or after February 1, 2011 and (2) Appointed Vice Presidents, Corporate Vice Presidents, Senior Vice Presidents or Executive Vice Presidents or officers whose salary grade is EXB, EXC, EXS, or EXV as of January 31, 2011, whose “Separation Date” occurs on or after February 1, 2014 and whose termination is a “Qualifying Termination,” both as defined in the New Executive Severance Plan. In particular, under the New Executive Severance Plan:

•

each participant is generally entitled to receive severance benefits if the participant’s employment is terminated by the Company other than: (a) for total and permanent disability; (b) for “Cause”; (c) due to death; (d) if the participant accepts employment with another company in connection with a sale, lease, exchange, outsourcing arrangement or other asset transfer or transfer of any portion of a facility or all or any portion of a discrete organizational unit or business segment of the Company (or is offered employment under such circumstances with certain compensation and benefits that are comparable to those provided by the Company when new employment would become effective); or (e) if the termination of employment is followed by immediate or continued employment by the Company or an affiliate or subsidiary; or if the participant terminates voluntarily for any reason;

•

qualifying participants who execute a prescribed release of claims, are not in breach of any covenants or other agreements with the Company, and comply with non-disparagement, confidentiality and other applicable covenants, are entitled to receive, in addition to accrued salary through the separation date, 12 months (or nine months in the case of appointed vice presidents and salary grade EXB) of base salary continuation and a pro rata annual bonus or pro rata sales incentive, whichever is applicable, for the performance period (year, month or quarter, as applicable) in which separation occurs;

•

qualifying participants would receive (a) 12 months (9 months, in the case of Appointed Vice Presidents) of continued medical plan coverage at the active employee premium rate, offset against the COBRA amount, (b) up to 12 months outplacement services, and (c) financial planning services for a subset of participants;

•

any severance pay and benefits paid under the New Executive Severance Plan are to be offset against any severance pay and benefits payable under the applicable Change in Control plan and/or other individual severance arrangements;

•

if a qualified participant receives a pro rata annual bonus or sales incentive under the New Executive Severance Plan, the participant is not to receive an annual bonus or sales incentive under any applicable plan for the same performance period; and

•

the Compensation and Leadership Committee, or in some circumstances its delegate, may, in its sole discretion, reduce, eliminate or otherwise adjust the amount of a qualifying participant’s severance pay and benefits, including any bonus or incentive.

If a Change in Control occurs, the New Executive Severance Plan continues for at least an additional two years from the Change in Control. The New Executive Severance Plan may not be amended or terminated in a manner adverse to participants or potential participants except upon one year’s advance written notice or qualifying participants’ written consent.

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On January 24, 2011, in connection with its approval of the New Executive Severance Plan, the Compensation and Leadership Committee approved the amendment and restatement of the Motorola, Inc. Executive Severance Plan (as amended through September 1, 2010) in the form of the Motorola Solutions, Inc. Legacy Amended and Restated Executive Severance Plan (the “Legacy Executive Severance Plan”) to reflect the closure of the Motorola, Inc. Executive Severance Plan to new participants effective February 1, 2011 and the anticipated termination of the Legacy Executive Severance Plan as of January 31, 2014 (except to the extent needed to pay severance pay and benefit obligations under the Legacy Executive Severance Plan with respect to participants who terminate employment on or prior to that date). In addition, in particular, the changes to the Legacy Executive Severance Plan:

•	reflect the Company’s recent name change from Motorola, Inc. to Motorola Solutions, Inc.;

•	require the participant to notify the Company of any new employment through the first (rather than the second) anniversary of the separation date;

•

clarify that the severance rights of participants who terminate employment on or before January 31, 2014 will be governed by the Legacy Executive Severance Plan rather than the New Executive Severance Plan; and

•

provide that the Legacy Executive Severance Plan may not be amended or terminated in a manner adverse to participants or potential participants except upon one year’s advance written notice or qualifying participants’ written consent.

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Termination and Change in Control Table for 2010

The tables below outline the potential payments to our NEOs upon the occurrence of certain termination triggering events. For the purposes of the table, below are the standard definitions for the various types of termination, although exact definitions may vary by agreement and by person.

“Voluntary termination” means a termination initiated by the officer.

“Voluntary termination for Good Reason” occurs when, other than in connection with a Change in Control, employment is terminated by an officer for Good Reason.

“Good Reason” means (1) an officer is assigned duties materially inconsistent with his position, duties, responsibilities and status, or his duties are materially diminished, during the 90-day period immediately preceding a Change in Control, (2) his position, authority, duties or responsibilities are materially diminished from those in effect during the 90-day period immediately preceding a Change in Control, (3) his annual base salary or total annual compensation opportunity are materially reduced, (4) the Company requires regular performance of duties beyond a 50-mile radius from the officer’s current location, (5) the Company fails to obtain a satisfactory agreement from any successor to assume and perform the relevant plan, or (6) any other material breach of the relevant plan. In the case of Dr. Jha, “Good Reason” also means (1) a failure to continue on the Board of Directors or a negative change in reporting structure, (2) a Separation Event has not occurred on or prior to June 30, 2011 or a Disposition Event has occurred by June 30, 2011, or (3) the failure of the successor to the Mobile Devices business to assume his employment agreement. In the case of Mr. Brown, “Good Reason” also means (1) a failure to continue on the Board of Directors or a negative change in reporting structure, (2) Mr. Brown is not the sole Chief Executive Officer of Motorola Solutions on and after September 1, 2011, or (3) the failure of the successor to the Broadband Mobility Solutions business to assume his employment agreement.

“Voluntary termination—Retirement” means, apart from any pension plan or MIP, for purposes of the 2006 Omnibus Incentive Plan and the 2006 and 2009 Long-Range Incentive Plans, retirement after reaching age 55 with at least 20 years of service, or age 60 with at least 10 years of service, or age 65; for purposes of the Motorola Incentive Plans, retirement after reaching age 55 with 3 years of service; and for purposes of the Motorola Solutions Elected Officer Supplementary Retirement Plan, retirement after reaching age 60 (early retirement age for an unreduced benefit) or age 57 for a reduced benefit retirement, if applicable.

“Involuntary Termination—Total and Permanent Disability” means termination of employment following entitlement to long-term disability benefits under the Motorola Solutions Disability Income Plan, as amended and any successor plan, or a determination of a permanent and total disability under a state workers compensation statute.

“Involuntary Termination—For Cause” means termination of employment following any misconduct identified as a ground for termination in the Motorola Solutions Code of Business Conduct, or the human resources policies, or other written policies or procedures, including among other things, conviction for any criminal violation involving dishonesty, fraud or breach of trust or willful engagement in gross misconduct in the performance of the officer’s duties that materially injures the Company.

“Involuntary Termination—Not for Cause” means termination of employment for reasons other than “For Cause”, Change in Control as defined below, death, Retirement or Total and Permanent Disability as defined above.

“Involuntary Termination for Change in Control” occurs when, at any time (1) following a Change in Control and, assuming equity awards are not suitably replaced by a successor, prior to the second anniversary of a Change in Control or (2) during the 12 months prior to a Change in Control but after such time as negotiations or discussions that ultimately lead to a Change in Control have commenced, employment is terminated (a) involuntarily for any reason other than Cause, death, Disability or retirement under a mandatory retirement policy of the Company or any of its Subsidiaries or (b) by the officer after the occurrence of an event giving rise to Good Reason. For purposes of this definition, “Cause” means (1) conviction of any criminal violation involving dishonesty, fraud or breach of trust or (2) willful engagement in gross misconduct in the performance of the officer’s duties that materially injures the Company, and “Disability” means a condition such that the officer by reason of physical or mental disability becomes unable to

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perform his normal duties for more than 180 days in the aggregate (excluding infrequent or temporary absence due to ordinary transitory illness) during any 12 month period.

“Change in Control” (as used in the prior definition of “Involuntary Termination for a Change in Control”) shall be deemed to have occurred if (1) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities (other than the Company or any employee benefit plan of the Company, and no Change in Control shall be deemed to have occurred as a result of the “beneficial ownership,” or changes therein, of the Company’s securities by either of the foregoing), (2) there shall be consummated (a) any consolidation or merger of the Company in which the Company is not the surviving or continuing corporation or pursuant to which shares of Common Stock would be converted into or exchanged for cash, securities or other property, other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have, directly or indirectly, at least a

65% ownership interest in the outstanding Common Stock of the surviving corporation immediately after the merger, or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than any such transaction with entities in which the holder of the Company’s Common Stock, directly or indirectly, have at least 65% ownership interest, (3) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, or (4) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board), contested election or substantial stock accumulation (a “Control Transaction”), the members of the Board immediately prior to first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board.

As required, the amounts included in the following tables reflect theoretical potential payouts based on the assumption that the applicable triggering event occurred on December 31, 2010. For each officer, the columns included reflect the triggering events that were theoretically possible on December 31, 2010.

Gregory Q. Brown President and Chief Executive Officer	Voluntary Termination		Total and Permanent Disability or Death	Involuntary Termination
Executive Benefits and Payments Upon Termination(1)	Good Reason	Retirement		For Cause	Not For Cause	Change in Control(10)
Compensation
Severance(2)	$5,760,000	$0	$0	$0	$5,760,000	$8,640,000
Short-term Incentive(3)	1,980,000	0	1,980,000	0	1,980,000	1,980,000
Long-term Incentives(4)
• LRIP(3)	0	0	7,410,000	0	4,200,000	10,680,000
• Stock Options and SARs (Unvested and Accelerated or Continued Vesting)(5)	4,872,075	0	5,687,175	0	4,872,075	5,687,175
• Restricted Stock Units (Unvested and Accelerated or Continued Vesting)(5)	11,287,086	0	14,124,248	0	11,287,086	14,124,248
Benefits and Perquisites(6)(9)
Health and Welfare Benefits Continuation(7)	30,830	0	0	0	30,830	46,245
280G Tax Gross up(8)	0	0	0	0	0	8,806,073
TOTAL	$23,929,991	$0	$29,201,423	$0	$28,129,991	$49,963,741

84	PROXY STATEMENT

Sanjay K. Jha Former Co-Chief Executive Officer	Voluntary Termination			Total and Permanent Disability or Death	Involuntary Termination
Executive Benefits and Payments Upon Termination(1)	Good Reason		Retirement		For Cause	Not For Cause		Change in Control(10)
Compensation
Severance(2)	$5,400,000		$0	$0	$0	$5,400,000		$8,100,000
Short-term Incentive(3)	1,800,000		0	1,800,000	0	1,800,000		1,800,000
Long-term Incentives
• LRIP(11)	0		0	0	0	0		0
• Stock Options (Unvested and Accelerated)(5)	3,421,587		0	5,132,380	0	3,421,587		5,132,380
• Restricted Stock Units (Unvested and Accelerated or Continued Vesting)(5)	13,709,123		0	15,019,739	0	13,709,123		15,019,739
Contingent Payment	38,000,000	(12)	0	0	0	38,000,000	(12)	38,000,000	(12)
Benefits and Perquisites(6)(9)
Health and Welfare Benefits Continuation(7)	30,830		0	0	0	30,830		46,245
280G Tax Gross up(8)	0		0	0	0	0		22,546,660
TOTAL	$62,361,540		$0	$21,952,119	$0	$62,361,540		$90,645,024

Edward J. Fitzpatrick Senior Vice President and Chief Financial Officer	Voluntary Termination		Involuntary Termination
Executive Benefits and Payments Upon Termination(1)	Good Reason or Retirement	Total and Permanent Disability or Death	For Cause	Not For Cause	Change in Control(10)
Compensation
Severance(2)	$0	$0	$0	$450,000	$1,918,071
Short-term Incentive(3)	0	427,500	0	427,500	427,500
Long-term Incentives(4)
• LRIP(3)	0	659,558	0	271,975	1,213,350
• Stock Options (Unvested and Accelerated)(5)	0	1,259,829	0	119,496	1,259,829
• Restricted Stock Units (Unvested and Accelerated)(5)	0	2,530,723	0	517,235	2,530,723
Benefits and Perquisites(6)(9)
Health and Welfare Benefits Continuation(7)	0	0	0	12,265	36,795
280G Tax Gross-up(8)	0	0	0	0	1,707,798
TOTAL	$0	$4,877,610	$0	$1,798,471	$9,094,066

Daniel M. Moloney* Former Executive Vice President, President, Home	Voluntary Termination		Involuntary Termination
Executive Benefits and Payments Upon Termination(1)	Good Reason or Retirement	Total and Permanent Disability or Death	For Cause	Not For Cause	Change in Control(10)
Compensation
Severance(2)	$0	$0	$0	$975,000	$3,750,000
Short-term Incentive(3)	0	212,500	0	212,500	212,500
Long-term Incentives
• LRIP(11)	0	0	0	0	0
• Stock Options (Unvested and Accelerated)(5)	0	1,608,000	0	137,828	1,608,000
• Restricted Stock Units (Unvested and Accelerated)(5)	0	5,442,000	0	466,452	5,442,000
Benefits and Perquisites(6)(9)
Health and Welfare Benefits Continuation(7)	0	0	0	8,947	26,841
280G Tax Gross-up(8)	0	0	0	0	0
TOTAL	$0	$7,262,500	$0	$1,800,727	$11,039,341

PROXY STATEMENT	85

Eugene A. Delaney Executive Vice President, Enterprise Mobility Solutions	Voluntary Termination			Involuntary Termination
Executive Benefits and Payments Upon Termination(1)	Good Reason or Retirement	Total and Permanent Disability	Death	For Cause	Not For Cause	Change in Control(10)
Compensation
Severance(2)	$0	$0	$0	$0	$575,000	$3,302,811
Short-term Incentive(3)	0	546,250	546,250	0	546,250	546,250
Long-term Incentives(4)
• LRIP(3)	0	1,764,333	1,764,333	0	867,000	2,615,500
• Stock Options (Unvested and Accelerated)(5)	0	3,150,893	3,150,893	0	189,035	3,150,893
• Restricted Stock Units (Unvested and Accelerated)(5)	0	4,393,517	4,393,517	0	662,917	4,393,517
Benefits and Perquisites(6)(9)
Elected Officer SRP Plan(13)	0	5,737,581	0	0	0	5,737,581
Health and Welfare Benefits Continuation(7)	0	0	0	0	13,140	39,420
280G Tax Gross-up(8)	0	0	0	0	0	5,152,985
TOTAL	$0	$15,592,574	$9,854,993	$0	$2,853,342	$24,938,957

A. Peter Lawson Former Executive Vice President, General Counsel and Secretary	Voluntary Termination				Involuntary Termination
Executive Benefits and Payments Upon Termination(1)	Good Reason	Retirement	Total and Permanent Disability	Death	For Cause	Not For Cause	Change in Control(10)
Compensation
Severance(2)	$0	$0	$0	$0	$0	$540,000	$3,570,000
Short-term Incentive(3)	0	513,000	513,000	513,000	0	513,000	513,000
Long-term Incentives(4)
• LRIP(3)	0	1,818,000	1,818,000	1,818,000	0	1,818,000	2,511,000
• Stock Options (Unvested and Accelerated)(5)	0	0	1,163,613	1,163,613	0	79,180	1,163,613
• Restricted Stock Units (Unvested and Accelerated)(5)	0	0	1,892,918	1,892,918	0	168,829	1,892,918
Benefits and Perquisites(6)(9)
Elected Officer SRP Plan(13)	4,363,964	4,363,964	4,363,964	2,181,982	4,363,964	4,363,964	4,363,964
Health and Welfare Benefits Continuation(7)	0	0	0	0	0	12,895	38,685
280G Tax Gross-up(8)	0	0	0	0	0	0	0
TOTAL	$4,363,964	$6,694,964	$9,751,495	$7,569,513	$4,363,964	$7,495,868	$14,053,180
(1)

For purposes of this analysis, we assumed the Named Executive Officers’ compensation is as follows: Mr. Brown’s base salary is equal to $900,000, his short-term incentive target opportunity under MIP is equal to 220% of base salary, and his long-term incentive target opportunity under the 2008-2010 LRIP cycle is equal to 350% of cycle salary, under the 2009-2011 LRIP cycle is equal to 350% of cycle salary and under the 2010-2012 LRIP cycle is equal to 370% of cycle salary. Dr. Jha’s base salary is equal to $900,000, and his short-term incentive target opportunity under MIP is equal to 200% of base salary. Per his employment agreement, Dr. Jha is not eligible to participate in the 2008-2010, 2009-2011 or 2010-2012 LRIP cycle. Mr. Fitzpatrick’s base salary is equal to $450,000, his short-term incentive target opportunity under MIP is equal to 95% of base salary, and his long-term incentive target opportunity under the 2008-2010 LRIP cycle is equal to 107.5% of cycle salary, under the 2009-2011 LRIP cycle is equal to 87.5% of cycle salary and under the 2010-2012 LRIP cycle is equal to 160% of cycle salary. Mr. Moloney’s base salary is equal to $650,000, and his short-term incentive target opportunity under MIP is equal to 100% of base salary. Mr. Moloney is not eligible to participate in the LRIP, as he was re-hired on September 1, 2010, after resigning from the Company on March 5, 2010. Mr. Delaney’s base salary is equal to $575,000, his short-term incentive target opportunity under MIP is equal to 95% of base salary, and his long-term incentive target opportunity under the 2008-2010 LRIP cycle is equal to 170% of cycle salary, under the 2009-2011 LRIP cycle is equal to 185% of cycle salary

86	PROXY STATEMENT

and under the 2010-2012 cycle is equal to 140% of cycle salary. Mr. Lawson’s base salary is equal to $540,000, his short-term incentive target opportunity under MIP is equal to 95% of base salary, and his long-term incentive target opportunity under the 2008-2010 LRIP cycle is equal to 180% of cycle salary, under the 2009-2011 LRIP cycle is equal to 185% of cycle salary and under the 2010-2012 LRIP cycle is equal to 100% of cycle salary.

(2)	Under Involuntary Termination—Not for Cause, severance is generally calculated as 12 months of base salary pursuant to the Executive Severance Plan. For Mr. Brown and Dr. Jha, severance is calculated as two times base salary plus two times target MIP award, as further discussed in “Employment Agreement with Gregory Q. Brown” and “Employment Agreement with Sanjay K. Jha”, respectively. Under Involuntary Termination—Change in Control, severance is calculated as three times base salary plus three times highest bonus during the five full years preceding the termination date pursuant to the Senior Officer Change in Control Severance Plan and pursuant to Mr. Brown and Dr. Jha’s respective employment agreements is calculated as three times base salary plus three times target bonus in the year of termination. Actual severance payments may vary. See “Executive Severance Plan” for further details, including a summary of new severance provisions applicable on a prospective basis. For Mr. Moloney, in the event his employment is terminated without cause before September 1, 2011, his severance is calculated as 18 months of base salary per his offer letter.

(3)	Assumes the effective date of termination is December 31, 2010 and that the payment under the short-term incentive plan is equal to the full target award; the pro rata payment under the 2008-2010 LRIP cycle is equal to the full target award, under the 2009-2011 LRIP cycle is equal to two-thirds of the target award and under the 2010-2013 LRIP cycle is equal to one-third of the target award if the Named Executive Officer meets the rule of retirement described below or as otherwise provided in a Separation Agreement, if applicable. If the Named Executive Officer does not meet the rule of retirement under the 2009 Motorola Incentive Plan (age 55 plus three years service) or under the Long-Range Incentive Plans (either age 55 plus 20 years service, age 60 plus 10 years service or age 65) on the effective date of termination, zeroes are entered under Voluntary Termination—Retirement. If a Named Executive Officer has not met the applicable rule of retirement, they are not automatically entitled to a pro rata payment under the Company’s LRIP in the event of an Involuntary Termination—Not for Cause unless the LRIP cycle is in its final year at the time of termination. The 2008-2010 LRIP cycle was in its final year, accordingly, Messrs. Brown, Fitzpatrick, Delaney and Lawson reflect the full target LRIP payment for the 2008-2010 cycle, and no pro rata payment for the 2009-2011 and 2010-2012 cycles in the event of an Involuntary Termination—Not for Cause.

(4)	On July 26, 2010, the Compensation and Leadership Committee approved amendments to the LRIP to reflect the expected Separation. The amendments to the 2009 LRIP provided that, if the Separation occurs prior to December 31, 2011, each outstanding performance cycle under the 2009 LRIP would terminate for all participants at Separation. Earned awards for each such performance cycle will be determined based on the Company’s performance through January 3, 2011. In addition, each participant’s awards for such performance cycles were pro rated based on the participant’s number of completed months of employment within the performance cycle through Separation, divided by 36.

(5)	Assumes the effective date of termination is December 31, 2010 and the price per share of common stock on the date of termination is $9.07 per share, the closing price of the Company’s common stock on December 31, 2010 (not adjusted for the Separation or the Reverse Stock Split). If the Named Executive Officer does not meet the rule of retirement, if applicable, under the equity plans (either age 55 plus 20 years of service, age 60 plus 10 years of service or age 65) on the effective date of termination, zeroes are entered under Voluntary Termination—Retirement. For Involuntary Termination—Not For Cause, the vesting for unvested RSUs granted on or after May 3, 2006 to August 1, 2009 is pro rata accelerated for full years of service from the grant date to the termination date. For RSUs granted on or after August 1, 2009, the vesting for unvested RSUs is pro rata accelerated for full months of service from the grant date to the termination date. For Mr. Brown and Dr. Jha, under Voluntary Termination—Good Reason and Involuntary Termination—Not For Cause, the unvested equity granted under each of their employment agreements accelerates immediately, with all other equity continuing to vest for a period of two years following terminations. The value of dividend equivalent shares on awards granted prior to May 1, 2006 until dividends were suspended on February 3, 2009 are not included.

PROXY STATEMENT	87

(6)	Payments associated with Benefits and Perquisites are limited to the items listed. No other benefits or perquisite continuation occurs under the termination scenarios listed that are not otherwise available to all regular U.S. employees.

(7)	Health and Welfare Benefits Continuation is calculated as 12 months (except Mr. Brown and Dr. Jha are calculated as 24 months per their respective employment agreements) as provided in the Executive Severance Plan under Involuntary Termination—Not for Cause and as 36 months under Involuntary Termination—Change in Control and as provided for in a Separation Agreement under Separation Agreement, if applicable.

(8)	If the “parachute payment” (severance plus the value of accelerated equity) is greater than three times the average W-2 reported compensation for the preceding five years, then an “excise tax” is imposed on the portion of the parachute payment that exceeds the average W-2 reported compensation for the preceding years. Per the Motorola, Inc. Senior Officer Amended and Restated Change In Control Severance Plan (in effect on December 31, 2010), an additional “gross up payment” equal to the value of the excise tax imposed will be paid. These estimates do not take into account mitigation tax payments made in consideration of non-competition agreements or as reasonable compensation. The determination as to whether and when a “gross up payment” is required, the amount of the “gross up payment” and the assumptions to be utilized in arriving at such determination, will be made by the Company’s independent registered public accounting firm, currently KPMG LLP. On January 25, 2011, the Company adopted the 2011 Senior Officer Change in Control Severance Plan, which became effective on February 1, 2011 for newly hired or promoted Senior Officers eligible for such plan, and on February 1, 2014 for existing senior officers. The 2011 Senior Officer Change in Control Severance Plan provides that in the event an excise tax is applicable, then either the participant will pay all excise taxes or the severance benefits will be reduced to an amount that will not be subject to excise taxes, whichever is more favorable to the executive on an after-tax basis.

(9)	See “Nonqualified Deferred Compensation in 2010” for a discussion of nonqualified deferred compensation. There would be no further enhancement or acceleration upon a termination or change in control.

(10)	Our Senior Officer Change in Control Severance Plan uses a “double trigger”. In other words, in order for severance benefits to be “triggered”, (1) a change in control must occur, and (2) an executive must be involuntarily terminated for a reason other than “cause” or must leave for “good reason” within 24 months of the change in control.

(11)	Dr. Jha is not eligible to participate in LRIP for the 2008-2010, 2009-2011 or 2010-2012 cycles pursuant to the terms of his employment agreement. Mr. Moloney resigned from the Company on March 5, 2010, and was rehired on September 1, 2010, therefore he is also not eligible to participate in the LRIP.

(12)	Under his employment agreement, as amended, in effect at December 31, 2010, Dr. Jha was entitled to the $38 million payment only if: (1) the separation of the Mobile Devices business did not occur on or prior to June 30, 2011, (2) the Company disposed of the Mobile Devices business resulting in Motorola Solutions owning less than 50% of the business on or prior to June 30, 2011, (3) the Company terminated Dr. Jha without cause as defined in his employment agreement, or (4) Dr. Jha terminated for good reason as defined in his employment agreement. See “Employment Agreement with Sanjay K. Jha” for further details.

(13)	This Elected Officer SRP Plan amount reflects the accrued benefit value at December 31, 2010 for retirement eligible participants. For a retirement eligible participant, in the event of death, the participant’s surviving spouse would receive half of the retirement benefit, as of the date immediately prior to the participant’s death, in a lifetime annuity payable monthly. Mr. Lawson and Mr. Delaney are the only Named Executive Officers who participate in the Elected Officer SRP Plan and only Mr. Lawson is vested and retirement eligible. In the event of a change in control or disability, a participant of any age at termination is entitled to an unreduced benefit upon retirement or after age 55.

88	PROXY STATEMENT

The following “Report of Audit and Legal Committee” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

AUDIT AND LEGAL COMMITTEE MATTERS

Report of Audit and Legal Committee

Dr. White, the Chair, Mr. Meister, Mr. Meredith and Mr. Vinciquerra, all non-employee directors, were the members of the Audit and Legal Committee (the “Committee”) at the end of 2010. Messrs. Meister, Meredith and Vinciquerra each resigned from the Board of Directors and the Committee as of January 4, 2011, when the Separation occurred. On January 4, 2011, Messrs Meister, Meredith and Vinciquerra became members of the Board of Directors of Motorola Mobility Holdings, Inc. and Mr. Intrieri, Ms. Lewent (each elected by the Board of Directors effective on January 4, 2011) and Mr. Warner were appointed to the Committee. The Committee operates pursuant to a written charter that was amended and restated by the Board as of January 26, 2010. A copy of the Committee’s current charter is available at www.MotorolaSolutions.com/investor.

On February 15, 2011, the Board determined that each member of the Committee was independent within the meaning of relevant NYSE listing standards, SEC rules and the Motorola Solutions, Inc. Director Independence Guidelines. The Board also determined that (1) each member of the Committee is an “audit committee financial expert” as defined by SEC rules, whose expertise has been attained through relevant experience as discussed in “Who Are the Nominees?” and (2) each member of the Committee is “financially literate.”

The responsibilities of the Committee include assisting the Board of Directors in fulfilling its oversight responsibilities as they relate to the Company’s accounting policies, internal controls, financial reporting practices and legal and regulatory compliance. The Committee also appoints and retains the independent registered public accounting firm.

The Committee fulfills its responsibilities through periodic meetings with the Company’s independent registered public accounting firm, internal auditors and management. During 2010, the Committee met eleven times. The Committee schedules its meetings with a view toward ensuring that it devotes appropriate attention to all of its tasks. During certain of these meetings, the Committee meets privately with the independent registered public accounting firm, the chief financial officer, the director of internal audit, the chief legal counsel and, from time-to-time, other members of management. Outside of formal meetings, Committee members had telephone calls to discuss important matters with management and the independent registered public accounting firm. The Committee also obtains a review, of the nature described in Statement on Auditing Standards (SAS) No. 100, from the independent registered public accounting firm containing the results of their review of the interim financial statements.

Throughout the year, the Committee monitors matters related to the independence of KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm. As part of its monitoring activities, the Committee reviews the relationships between the independent registered public accounting firm and the Company. After reviewing the relationships and discussing them with management, the Committee discussed KPMG’s overall relationship with the Company, as well as their objectivity and independence. Based on its review, the Committee is satisfied with the auditors’ independence.

KPMG also has confirmed to the Committee in writing, as required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding KPMG’s communications with the Committee concerning independence, that, in its professional judgment, it is independent of the Company under all relevant professional and regulatory standards.

The Committee also discussed with management, the internal auditors and the independent registered public accounting firm, the quality and adequacy of the Company’s internal controls and the internal audit function’s management, organization, responsibilities, budget and staffing. The Committee reviewed with both the independent registered public accounting firm and the internal auditors their audit plans, audit scope and identification of audit risks.

The Committee discussed and reviewed with the independent registered public accounting firm all matters required by the standards of the PCAOB,

PROXY STATEMENT	89

including those described in SAS No. 61, “Communication With Audit Committees,” as amended. With and without management present, the Committee discussed and reviewed the results of the independent registered public accounting firm’s examination of the consolidated financial statements. The Committee also discussed the results of the internal audit examinations.

The Committee reviewed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2010 with management and the independent registered public accounting firm. Management has the responsibility for the preparation and integrity of the Company’s consolidated financial statements and the independent registered public accounting firm has the responsibility for the examination of those statements. Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

The Committee also reviewed management’s report on its assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 and the report of the Company’s independent registered public accounting firm on the effectiveness of internal control over financial reporting as of December 31, 2010. Management is responsible for maintaining adequate internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm has the responsibility for auditing the effectiveness of internal control over financial reporting and expressing an opinion thereon based on their audit. Based on the above-mentioned review and discussions with management and the Company’s independent registered public accounting firm, the Committee recommended to the Board that management’s report on its assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 and the report of our independent registered public accounting firm be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

As specified in the Audit and Legal Committee Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and in accordance with U.S. generally accepted accounting principles. That is the responsibility of management and the Company’s independent registered public accounting firm. In giving its recommendation to the Board of Directors, the Committee has relied on: (1) management’s representation that such consolidated financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles, and (2) the reports of the Company’s independent registered public accounting firm with respect to such consolidated financial statements.

Respectfully submitted,

John A. White, Chair

Vincent J. Intrieri

Judy C. Lewent

Douglas A. Warner III

90	PROXY STATEMENT

Independent Registered Public Accounting Firm Fees

KPMG served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2010 and December 31, 2009 and is serving in such capacity for the current fiscal year. The Audit and Legal Committee appoints and engages the independent registered public accounting firm annually. The decision of the Audit and Legal Committee is based on auditor qualifications and performance on audit engagements.

Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

Total Fees Billed by KPMG

The aggregate fees billed by KPMG for professional services to the Company were $15.8 million in 2010 and $20.0 million in 2009.

Audit Fees

The aggregate fees billed by KPMG for professional services rendered in connection with the audit of the Company’s annual financial statements, the audit of internal control over financial reporting, the review of the Company’s quarterly financial statements, and services that are normally provided in connection with statutory and regulatory filings or engagements were $14.6 million in 2010 and $18.3 million in 2009. In 2010 and 2009, $2.3 million and $6.1 million of the audit fees, respectively, were related to separate audits of businesses performed in connection with the proposed separation of the Company.

Audit-Related Fees

The aggregate fees billed by KPMG for assurance and related services reasonably related to the performance of the audit of the Company’s financial statements, but not included under Audit Fees, were $0.6 million in 2010 and $1.3 million in 2009.

Tax Fees

The aggregate fees billed by KPMG for tax services were $0.4 million in 2010 and $0.4 million in 2009. The 2010 fees are primarily related to state and local tax efficiency analyses, and multi-national transfer pricing and tax services.

All Other Fees

The aggregate fees for all other services rendered by KPMG were $0.2 million in 2010 and none in 2009. The 2010 fees were primarily related to analyzing cost optimization studies for management.

The following table further summarizes fees billed to the Company by KPMG during 2010 and 2009.

(In millions)	2010	2009
Audit Fees	$14.6	$18.3
Audit-Related Fees	$0.6	$1.3
Tax Fees
International Tax Services	$0.1	$0.4
U.S. Tax Services	$0.3	$0.0

	$0.4	$0.4
All Other Fees	$0.2	$0.0

Total	$15.8	$20.0

Audit and Legal Committee Pre-Approval Policies

In addition to retaining KPMG to audit the Company’s consolidated financial statements and internal control over financial reporting for 2010, KPMG and other accounting firms were retained to provide auditing and advisory services in 2010. The Audit and Legal Committee has historically engaged KPMG to provide divestiture and acquisition-related due diligence and audit services, audit-related assurance services, and certain tax services. The Audit and Legal Committee has further determined that the Company will obtain non-audit services from KPMG only when the services offered by KPMG are competitive with other service providers and do not impair the independence of KPMG.

The Audit and Legal Committee Auditor Fee Policy requires the pre-approval of all professional services provided to the Company by KPMG. Below is a summary of the policy and procedures.

The Audit and Legal Committee pre-approves the annual audit plan and the annual audit fee. The Audit and Legal Committee policy includes an approved list of non-audit services that KPMG can provide, including audit-related services, tax services, and other services. The Audit and Legal Committee pre-approves the annual non-audit related services and budget. The Audit and Legal Committee allows the Company’s Chief Accounting Officer to authorize payment for any audit and non-audit service in the approved budget. The Audit and Legal Committee also provides the Company’s Chief Accounting Officer with the authority to pre-approve fees less than $100,000 that

PROXY STATEMENT	91

were not in the annual budget, but that are in the list of services approved by the Audit and Legal Committee. This authority excludes approval over the annual integrated audit, internal control over financial reporting services, and tax services. The Audit and Legal Committee Chairman has the authority to pre-approve fees on the list of approved services, outside of the Chief Accounting Officer’s allowable authorization, in advance of the Audit and Legal Committee meeting. The Chief Accounting Officer is responsible to report any approval decisions to the Audit and Legal Committee at its next scheduled meeting. The Audit and Legal Committee reviews, and if necessary, approves updated audit and non-audit services and fees in comparison to the previous approved budget at each regular Audit and Legal Committee meeting.

In 2010, management did not approve any services that were not on the list of services pre-approved by the Audit and Legal Committee.

COMMUNICATIONS

How Can I Recommend a Director Candidate to the Governance and Nominating Committee?

The Governance and Nominating Committee will consider a candidate for director proposed by a stockholder. A candidate must be highly qualified and be both willing and expressly interested in serving on the Board. A stockholder wishing to propose a candidate for consideration should forward the candidate’s name and information about the candidate’s qualifications in writing to the Governance and Nominating Committee, c/o Secretary, Motorola Solutions, Inc., 1303 E. Algonquin Road, Schaumburg, Illinois 60196.

The Governance and Nominating Committee will consider nominees recommended by Motorola Solutions stockholders provided that the recommendation contains sufficient information for the Governance and Nominating Committee to assess the suitability of the candidate, including the candidate’s qualifications. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by the Governance and Nominating Committee and management receive.

What is the Deadline and How Do I Submit Nominations to the Board?

A stockholder wishing to nominate a candidate for election to the Board at the 2012 Annual Meeting of Stockholders is required to give written notice addressed to the Secretary, Motorola Solutions, Inc., 1303 E. Algonquin Road, Schaumburg, Illinois 60196 of his or her intention to make such a nomination. The notice of nomination must be received by the Company’s Secretary at the address above no later than 5:00 pm Central Time on January 30, 2012.

The notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination as set forth in the Company’s Bylaws. In addition, it must include information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be barred from being considered independent under New York Stock Exchange Rule 303A.02(b), or, alternatively, a statement that the recommended candidate would not be so barred. A nomination that does not comply with the above requirements will not be considered.

What is the Deadline and How Do I Submit Proposals For the 2012 Annual Meeting?

Any stockholder who intends to present a proposal at the Company’s 2012 Annual Meeting of Stockholders must send the proposal to: Secretary, Motorola Solutions, Inc., 1303 East Algonquin Road, Schaumburg, Illinois 60196.

If the stockholder intends to present the proposal at the Company’s 2012 Annual Meeting of Stockholders and have it included in the Company’s proxy materials for that meeting, the proposal must be received by the Company no later than November 15, 2011, and must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. The Company is not obligated to include any shareholder proposal in its proxy materials for the 2012 Annual Meeting of Stockholders if the proposal is received after 5:00 pm Central Time on November 15, 2011.

If a stockholder wishes to present a proposal at the 2012 Annual Meeting of Stockholders but not have it included in the Company’s proxy materials for that meeting, the proposal: (1) must be received by the Company no later than January 30, 2012, (2) must present a proper matter for shareholder action under Delaware General Corporation Law, (3) must present a proper matter for consideration at such meeting under the Company’s Amended and Restated Certificate of Incorporation and Bylaws, (4) must be submitted in a manner that is consistent with the submission requirements provided in the Company’s Bylaws, and (5) must relate to subject matter which could not be

92	PROXY STATEMENT

excluded from a proxy statement under any rule promulgated by the Securities and Exchange Commission.

How Can I Communicate with the Board?

All communications to the Board of Directors, Chairman of the Board, the non-management directors or any individual director, must be in writing and addressed to them c/o Secretary, Motorola Solutions, Inc., 1303 East Algonquin Road, Schaumburg, IL 60196 or by email to boardofdirectors@MotorolaSolutions.com. Our Secretary reviews all written communications and forwards to the Board a summary and/or copies of any such correspondence that is directed to the Board or that, in the opinion of the Secretary, deals with the functions of the Board or Board committees or that he otherwise determines requires the Board’s or any Board committee’s attention.

OTHER MATTERS

The Board knows of no other business to be transacted at the 2011 Annual Meeting of Stockholders, but if any other matters do come before the meeting, it is the intention of the persons named in the accompanying proxy to vote or act with respect to them in accordance with their best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Each director and certain officers of the Company are required to report to the SEC, by a specified date, his or her transactions related to Motorola Solutions Common Stock. Based solely on a review of the copies of reports furnished to the Company or written representations that no other reports were required, the Company believes that, during the 2010 fiscal year, all filing requirements applicable to its officers and directors were complied with on a timely basis. However, Carl C. Icahn, a 10% beneficial owner, filed one Form 4 for a November 3, 2010 transaction on December 1, 2010, which is later than required.

Manner and Cost of Proxy Solicitation

The Company pays the cost of soliciting proxies. In addition to mailing proxies, officers, directors and regular employees of the Company, acting on its behalf, may solicit proxies by telephone, personal interview or other electronic means. You may also be solicited by means of press releases issued by the

Company and advertisements in periodicals. Also, the Company has retained D.F. King & Co., Inc. to aid in soliciting proxies for a fee estimated not to exceed $15,000 plus expenses. The Company will, at its expense, request banks, brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for security holders and cost savings for companies.

As in the past few years, a number of brokers with accountholders who are Motorola Solutions stockholders will be “householding” our proxy materials. As indicated in the notice previously provided by these brokers to Motorola Solutions stockholders, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker or call 1-800-579-1639, email: sendmaterials@proxyvote.com, or write us at Secretary, Motorola Solutions, Inc., 1303 E. Algonquin Road, Schaumburg, IL 60196.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

By order of the Board of Directors,

Lewis A. Steverson

Secretary

Appendix A

MOTOROLA SOLUTIONS

OMNIBUS INCENTIVE PLAN OF 2006,

AS AMENDED AND RESTATED JANUARY 4, 2011

1.    Purpose.  The purposes of the Motorola Solutions Omnibus Incentive Plan of 2006, as Amended and Restated January 4, 2011 (the “Plan”) are (i) to encourage outstanding individuals to accept or continue employment with Motorola Solutions, Inc. (“Motorola Solutions” or the “Company”) and its Subsidiaries or to serve as directors of Motorola Solutions, and (ii) to furnish maximum incentive to those persons to improve operations and increase profits and to strengthen the mutuality of interest between those persons and Motorola Solutions’ stockholders by providing them stock options and other stock and cash incentives.

2.    Administration.  The Plan will be administered by a Committee (the “Committee”) of the Motorola Solutions Board of Directors consisting of two or more directors as the Board may designate from time to time, each of whom shall satisfy such requirements as:

(a)    the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 or its successor under the Securities Exchange Act of 1934 (the “Exchange Act”);

(b)    the New York Stock Exchange may establish pursuant to its rule-making authority; and

(c)    the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Compensation and Leadership Committee shall serve as the Committee administering the Plan until such time as the Board designates a different Committee.

The Committee shall have the discretionary authority to construe and interpret the Plan and any benefits granted thereunder, to establish and amend rules for Plan administration, to change the terms and conditions of options and other benefits at or after grant, to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option or other benefit granted under the Plan, and to make all other determinations which it deems necessary or advisable for the administration of the Plan. The determinations of the Committee shall be made in accordance with their judgment as to the best interests of Motorola Solutions and its stockholders and in accordance with the purposes of the Plan. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, in writing signed by all the Committee members. The Committee may authorize one or more officers of the Company to select employees to participate in the Plan and to determine the number of option shares and other awards to be granted to such participants, except with respect to awards to officers subject to Section 16 of the Exchange Act or officers who are, or who are reasonably expected to be, “covered employees” within the meaning of Section 162(m) of the Code (“Covered Employees”) and any reference in the Plan to the Committee shall include such officer or officers.

3.    Participants.  Participants may consist of all employees of Motorola Solutions and its Subsidiaries and all non-employee directors of Motorola Solutions; provided, however, the following individuals shall be excluded from participation in the plan: (a) contract labor (including without limitation black badges, brown badges, contractors, consultants, contract employees and job shoppers) regardless of length of service; (b) employees whose base wage or base salary is not processed for payment by a Payroll Department of Motorola Solutions or any Subsidiary; (c) any individual performing services under an independent contractor or consultant agreement, a purchase order, a supplier agreement or any other agreement that the Company enters into for service. Any corporation or other entity in which a 50% or greater interest is at the time directly or indirectly owned by Motorola Solutions and

Appendix A

which Motorola Solutions consolidates for financial reporting purposes shall be a “Subsidiary” for purposes of the Plan. Designation of a participant in any year shall not require the Committee to designate that person to receive a benefit in any other year or to receive the same type or amount of benefit as granted to the participant in any other year or as granted to any other participant in any year. The Committee shall consider all factors that it deems relevant in selecting participants and in determining the type and amount of their respective benefits.

4.    Shares Available under the Plan.  There is hereby reserved for issuance under the Plan an aggregate of 19,047,120 shares of Motorola Solutions common stock (which number, and the other share numbers in this Plan, reflects both Motorola Solutions’ January 4, 2011 one-for-seven reverse stock split and Motorola Solutions’ January 4, 2011 spin-off of Motorola Mobility Holdings, Inc. (the “2011 Transactions”). In connection with approving this Plan, and contingent upon receipt of stockholder approval of this Plan, the Board of Directors has approved a merger of the Motorola Solutions Omnibus Incentive Plan of 2003, Motorola Solutions Omnibus Incentive Plan of 2002, the Motorola Solutions Omnibus Incentive Plan of 2000, and the Motorola Solutions Amended and Restated Incentive Plan of 1998 (collectively, the “Prior Plans”) into this Plan, so that on or after the date this Plan is approved by stockholders, the maximum number of shares reserved for issuance under this Plan shall not exceed (a) the total number of shares reserved for issuance under this Plan plus (b) the number of shares approved and available for grant under the Prior Plans as of the date of such stockholder approval (adjusted as appropriate to reflect the 2011 Transactions) plus (c) any shares that become available for issuance pursuant to the remainder of this section 4 (adjusted as appropriate to reflect the 2011 Transactions). If there is (i) a lapse, expiration, termination, forfeiture or cancellation of any Stock Option or other benefit outstanding under this Plan, a Prior Plan or under the Motorola Solutions Share Option Plan of 1996 (the “1996 Plan”), prior to the issuance of shares thereunder or (ii) a forfeiture of any shares of restricted stock or shares subject to stock awards granted under this Plan, a Prior Plan or the 1996 Plan prior to vesting, then the shares subject to these options or other benefits shall be added to the shares available for benefits under the Plan (to the extent permitted under the terms of the Prior Plans or the 1996 Plan if the award originally occurred under such plan). Shares covered by a benefit granted under the Plan shall not be counted as used unless and until they are actually issued and delivered to a participant. Any shares covered by a Stock Appreciation Right (including a Stock Appreciation Right settled in stock which the Committee, in its discretion, may substitute for an outstanding Stock Option) shall be counted as used only to the extent shares are actually issued to the participant upon exercise of the right. In addition, any shares of common stock exchanged by an optionee as full or partial payment of the exercise price under any stock option exercised under the Plan, any shares retained by Motorola Solutions to comply with applicable income tax withholding requirements, and any shares covered by a benefit which is settled in cash, shall be added to the shares available for benefits under the Plan (to the extent permitted under the terms of the Prior Plans or the 1996 Plan if the award originally occurred under such plan). All shares issued under the Plan may be either authorized and unissued shares or issued shares reacquired by Motorola Solutions. All of the available shares may, but need not, be issued pursuant to the exercise of Incentive Stock Options (as defined in Section 422 of the Code); provided, however, notwithstanding an Option’s designation, to the extent that Incentive Stock Options are exercisable for the first time by the Participant during any calendar year with respect to Shares whose aggregate Fair Market Value exceeds $100,000 (regardless of whether such Incentive Stock Options were granted under this Plan, the Prior Plans or the 1996 Plan), such Options shall be treated as nonqualified Stock Options.

Under the Plan, no participant may receive in any calendar year (i) Stock Options relating to more than 714,267 shares, (ii) Stock Appreciation Rights relating to more than 714,267 shares, (iii) Restricted Stock or Restricted Stock Units relating to more than 357,133 shares, (iv) Performance Shares relating to more than 357,133 shares, or (v) Deferred Stock Units relating to more than 11,904 shares. No non-employee director may receive in any calendar year Stock Options relating to more than 11,904 shares or Restricted Stock Units or Deferred Stock Units relating to more than 11,904 shares but excluding any Stock Options, Restricted Stock Units, or Deferred Stock Units a non-employee director elects to receive at Fair Market Value in lieu of all or a portion of such non-employee director’s Compensation. Compensation for this purpose includes all cash remuneration payable to a

Appendix A

non-employee director, other than reimbursement for expenses, and shall include retainer fees for service on the Motorola Solutions Board of Directors; fees for serving as Chairman of the Board or for serving as Chairman or member of any committee of the Board; compensation for work performed in connection with service on a committee of the Board or at the request of the Board, any committee of the Board or a Chief Executive Officer or any other kind or other category of fees or payments which may be put into effect in the future.

The shares reserved for issuance and each of the limitations set forth above shall be subject to adjustment in accordance with section 16 hereof.

5.    Types of Benefits.  Benefits under the Plan shall consist of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares, Performance Cash Awards, Annual Management Incentive Awards and Other Stock or Cash Awards, all as described below.

6.    Stock Options.  Stock Options may be granted to participants, at any time as determined by the Committee. The Committee shall determine the number of shares subject to each option and whether the option is an Incentive Stock Option. The exercise price for each option shall be determined by the Committee but shall not be less than 100% of the fair market value of Motorola Solutions’ common stock on the date the option is granted. Each option shall expire at such time as the Committee shall determine at the time of grant. Options shall be exercisable at such time and subject to such terms and conditions as the Committee shall determine; provided, however, that no option shall be exercisable later than the tenth anniversary of its grant. The exercise price, upon exercise of any option, shall be payable to Motorola Solutions in full by (a) cash payment or its equivalent, (b) tendering previously acquired shares having a fair market value at the time of exercise equal to the exercise price or certification of ownership of such previously-acquired shares, (c) to the extent permitted by applicable law, delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to Motorola Solutions the amount of sale proceeds from the option shares or loan proceeds to pay the exercise price and any withholding taxes due to Motorola Solutions, and (d) such other methods of payment as the Committee, at its discretion, deems appropriate. Notwithstanding any other provision of the Plan to the contrary, upon approval of the Company’s stockholders, the Committee may provide for, and the Company may implement, a one time only option exchange offer, pursuant to which certain outstanding Stock Options could, at the election of the person holding such Stock Option, be tendered to the Company for cancellation in exchange for the issuance of a lesser amount of Stock Options with a lower exercise price, or other equity benefit as approved by the Committee, provided that such one time only option exchange offer is implemented within twelve months of the date of such stockholder approval.

7.    Stock Appreciation Rights.  Stock Appreciation Rights (“SARs”) may be granted to participants at any time as determined by the Committee. Notwithstanding any other provision of the Plan, the Committee may, in its discretion, substitute SARs which can be settled only in stock for outstanding Stock Options. The grant price of a substitute SAR shall be equal to the exercise price of the related option and the substitute SAR shall have substantive terms (e.g., duration) that are equivalent to the related option. The grant price of any other SAR shall be equal to the fair market value of Motorola Solutions’ common stock on the date of its grant. An SAR may be exercised upon such terms and conditions and for the term as the Committee in its sole discretion determines; provided, however, that the term shall not exceed the option term in the case of a substitute SAR or ten years in the case of any other SAR and the terms and conditions applicable to a substitute SAR shall be substantially the same as those applicable to the Stock Option which it replaces. Upon exercise of an SAR, the participant shall be entitled to receive payment from Motorola Solutions in an amount determined by multiplying the excess of the fair market value of a share of common stock on the date of exercise over the grant price of the SAR by the number of shares with respect to which the SAR is exercised. The payment may be made in cash or stock, at the discretion of the Committee, except in the case of a substitute SAR payment may be made only in stock. In no event shall the Committee cancel any outstanding SAR for the purpose of reissuing the right to the participant at a lower grant price or reduce the grant price of an outstanding SAR.

Appendix A

8.    Restricted Stock and Restricted Stock Units.  Restricted Stock and Restricted Stock Units may be awarded or sold to participants under such terms and conditions as shall be established by the Committee. Restricted Stock provides participants the rights to receive shares after vesting in accordance with the terms of such grant upon the attainment of certain conditions specified by the Committee. Restricted Stock Units provide participants the right to receive shares at a future date after vesting in accordance with the terms of such grant upon the attainment of certain conditions specified by the Committee. Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee determines, including, without limitation, any of the following:

(a) a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period;

(b) a requirement that the holder forfeit (or in the case of shares or units sold to the participant, resell to Motorola Solutions at cost) such shares or units in the event of termination of employment during the period of restriction; or

(c) the attainment of performance goals including without limitation those described in section 14 hereof.

All restrictions shall expire at such times as the Committee shall specify. In the Committee’s discretion, participants may be entitled to dividends or dividend equivalents on awards of Restricted Stock or Restricted Stock Units.

9.    Deferred Stock Units.  Deferred Stock Units provide a participant a vested right to receive shares of common stock in lieu of other compensation at termination of employment or service or at a specific future designated date. In the Committee’s discretion, Deferred Stock Units may include the right to be credited with dividend equivalents in accordance with the terms and conditions of the units.

10.    Performance Shares.  The Committee shall designate the participants to whom long-term performance stock (“Performance Shares”) is to be awarded and determine the number of shares, the length of the performance period and the other terms and conditions of each such award; provided the stated performance period will not be less than 12 months. Each award of Performance Shares shall entitle the participant to a payment in the form of shares of common stock upon the attainment of performance goals and other terms and conditions specified by the Committee.

Notwithstanding satisfaction of any performance goals, the number of shares issued under a Performance Shares award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. However, the Committee may not, in any event, increase the number of shares earned upon satisfaction of any performance goal by any participant who is a Covered Employee (as defined in section 2 above). The Committee may, in its discretion, make a cash payment equal to the fair market value of shares of common stock otherwise required to be issued to a participant pursuant to a Performance Share award.

11.    Performance Cash Awards.  The Committee shall designate the participants to whom cash incentives based upon long-term performance (“Performance Cash Awards”) are to be awarded and determine the amount of the award and the terms and conditions of each such award; provided the stated performance period will not be less than 12 months. Each Performance Cash Award shall entitle the participant to a payment in cash upon the attainment of performance goals and other terms and conditions specified by the Committee.

Notwithstanding the satisfaction of any performance goals, the amount to be paid under a Performance Cash Award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. However, the Committee may not, in any event, increase the amount earned under Performance Cash Awards upon satisfaction of any performance goal by any participant who is a Covered Employee (as defined in section 2 above) and the maximum amount earned by a Covered Employee in any calendar

Appendix A

year may not exceed $10,000,000. The Committee may, in its discretion, substitute actual shares of common stock for the cash payment otherwise required to be made to a participant pursuant to a Performance Cash Award.

12.    Annual Management Incentive Awards.  The Committee may designate Motorola Solutions executive officers who are eligible to receive a monetary payment in any calendar year based on a percentage of an incentive pool equal to 5% of Motorola Solutions’ “consolidated earnings before income taxes” (as defined below) for the calendar year. The Committee shall allocate an incentive pool percentage to each designated executive officer for each calendar year. In no event may the incentive pool percentage for any one executive officer exceed 30% of the total pool.

For the purposes hereof, “consolidated earnings before income taxes” shall mean the consolidated earnings before income taxes of the Company, computed in accordance with generally accepted accounting principles, but shall exclude the effects of: the following items, if and only if, such items are separately identified in the Company’s quarterly earnings press releases: (i) extraordinary, unusual and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business or investment, (iii) changes in tax or accounting regulations or laws, or (iv) the effect of a merger or acquisition.

As soon as possible after the determination of the incentive pool for a Plan year, the Committee shall calculate the executive officer’s allocated portion of the incentive pool based upon the percentage established at the beginning of the calendar year. The executive officer’s incentive award then shall be determined by the Committee based on the executive officer’s allocated portion of the incentive pool subject to adjustment in the sole discretion of the Committee. In no event may the portion of the incentive pool allocated to an executive officer who is a Covered Employee (as defined in section 2 above) be increased in any way, including as a result of the reduction of any other executive officer’s allocated portion.

13.    Other Stock or Cash Awards.  In addition to the incentives described in sections 6 through 12 above, the Committee may grant other incentives payable in cash or in common stock under the Plan as it determines to be in the best interests of Motorola Solutions and subject to such other terms and conditions as it deems appropriate; provided an outright grant of stock will not be made unless it is offered in exchange for cash compensation that has otherwise already been earned by the recipient.

14.    Performance Goals.  Awards of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Cash Awards and other incentives under the Plan to a Covered Employee (as defined in section 2) may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code: cash flow; cost; ratio of debt to debt plus equity; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net sales; sales growth; price of Motorola Solutions common stock; return on net assets, equity or stockholders’ equity; market share; or total return to stockholders (“Performance Criteria”). Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Performance Criteria shall be calculated in accordance with the Company’s financial statements (including without limitation the Company’s “consolidated earnings before income taxes” as defined in section 12), generally accepted accounting principles, or under an objective methodology established by the Committee prior to the issuance of an award which is consistently applied. However, the Committee may not in any event increase the amount of compensation payable to a Covered Employee upon the attainment of a performance goal.

15.    Change in Control.  Except as otherwise determined by the Committee at the time of grant of an award, upon a Change in Control of Motorola Solutions, (i) all outstanding Stock Options and SARs shall become vested and exercisable; (ii) all restrictions on Restricted Stock and Restricted Stock Units shall lapse; (iii) all performance

Appendix A

goals shall be deemed achieved at target levels and all other terms and conditions met; (iv) all Performance Shares shall be delivered, all Performance Cash Awards, Deferred Stock Units and Restricted Stock Units shall be paid out as promptly as practicable; (v) all Annual Management Incentive Awards shall be paid out at target levels (or earned levels, if greater) and all other terms and conditions deemed met; and (vi) all Other Stock or Cash Awards shall be delivered or paid; provided, however, that the treatment of outstanding awards set forth above (referred to herein as “accelerated treatment”) shall not apply if and to the extent that such awards are assumed by the successor corporation (or parent thereof) or are replaced with an award that preserves the existing value of the award at the time of the Change in Control and provides for subsequent payout in accordance with the same vesting schedule applicable to the original award; provided, however, that with respect to any awards that are assumed or replaced, such assumed or replaced awards shall provide for the accelerated treatment with respect to any participant that is involuntarily terminated (for a reason other than “Cause”) or quits for “Good Reason” within 24 months of the Change in Control.

The term “Cause” shall mean, with respect to any participant, (i) the participant’s conviction of any criminal violation involving dishonesty, fraud or breach of trust or (ii) the participant’s willful engagement in gross misconduct in the performance of the participant’s duties that materially injures the Company or a Subsidiary.

The term Good Reason shall mean, with respect to any participant, without such participant’s written consent, (i) the participant is assigned duties materially inconsistent with his position, duties, responsibilities and status with the Company or a Subsidiary during the 90-day period immediately preceding a Change in Control, or the participant’s position, authority, duties or responsibilities are materially diminished from those in effect during the 90-day period immediately preceding a Change in Control (whether or not occurring solely as a result of the Company ceasing to be a publicly traded entity), (ii) the Company reduces the participant’s annual base salary or target incentive opportunity under the Company’s annual incentive plan, such target incentive opportunity as in effect during the 90-day period immediately prior to the Change in Control, or as the same may be increased from time to time, unless such target incentive opportunity is replaced by a substantially equivalent substitute opportunity, (iii) the Company or a Subsidiary requires the participant regularly to perform his duties of employment beyond a fifty (50) mile radius from the location of the participant’s employment immediately prior to the Change in Control, or (iv) the Company purports to terminate the Participant’s employment other than pursuant to a notice of termination which indicates the Participant’s employment has been terminated for “Cause” (as defined above) and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment.

A “Change in Control” shall mean:

A Change in Control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, or any successor provision thereto, whether or not Motorola Solutions is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Motorola Solutions representing 20% or more of the combined voting power of Motorola Solutions’ then outstanding securities (other than Motorola Solutions or any employee benefit plan of Motorola Solutions; and, for purposes of the Plan, no Change in Control shall be deemed to have occurred as a result of the “beneficial ownership,” or changes therein, of Motorola Solutions’ securities by either of the foregoing), (b) there shall be consummated (i) any consolidation or merger of Motorola Solutions in which Motorola Solutions is not the surviving or continuing corporation or pursuant to which shares of common stock would be converted into or exchanged for cash, securities or other property, other than a merger of Motorola Solutions in which the holders of common stock immediately prior to the merger have, directly or indirectly, at least a 65% ownership interest in the outstanding common stock of the surviving

Appendix A

corporation immediately after the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Motorola Solutions other than any such transaction with entities in which the holders of Motorola Solutions common stock, directly or indirectly, have at least a 65% ownership interest, (c) the stockholders of Motorola Solutions approve any plan or proposal for the liquidation or dissolution of Motorola Solutions, or (d) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board), contested election or substantial stock accumulation (a “Control Transaction”), the members of the Board immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board.

In the event that a payment or delivery of an award following a Change in Control would not be a permissible distribution event, as defined in Section 409A(a)(2) of the Code or any regulations or other guidance issued thereunder, then the payment or delivery shall be made on the earlier of (i) the date of payment or delivery originally provided for such benefit, or (ii) the date of termination of the participant’s employment or service with the Company or six months after such termination in the case of a “specified employee” as defined in Section 409A(a)(2)(B)(i).

16.    Adjustment Provisions.

(a) In the event of any change affecting the number, class, market price or terms of the shares of common stock by reason of stock dividend, stock split, recapitalization, reorganization, merger, consolidation, spin-off, disaffiliation of a Subsidiary, combination of shares, exchange of shares, stock rights offering, or other similar event, or any distribution to the holders of shares of common stock other than a regular cash dividend, (any of which is referred to herein as an “equity restructuring”), then the Committee shall make an equitable substitution or adjustment in the number or class of shares which may be issued under the Plan in the aggregate or to any one participant in any calendar year and in the number, class, price or terms of shares subject to outstanding awards granted under the Plan as it deems appropriate. Such substitution or adjustment shall equalize an award’s intrinsic and fair value before and after the equity restructuring.

(b) In direct connection with the sale, lease, distribution to stockholders, outsourcing arrangement or any other type of asset transfer or transfer of any portion of a facility or any portion of a discrete organizational unit of Motorola Solutions or a Subsidiary (a “Divestiture”), the Committee may authorize the assumption or replacement of affected participants’ awards by the spun-off facility or organization unit or by the entity that controls the spun-off facility or organizational unit following disaffiliation.

(c) In the event of any merger, consolidation or reorganization of Motorola Solutions with or into another corporation which results in the outstanding common stock of Motorola Solutions being converted into or exchanged for different securities, cash or other property, or any combination thereof, there shall be substituted, on an equitable basis as determined by the Committee in its discretion, for each share of common stock then subject to a benefit granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which holders of common stock of Motorola Solutions will be entitled pursuant to the transaction.

(d) Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Stock Options or SARs or cancel outstanding Stock Options or SARs in exchange for cash, other awards or Stock Options or SARs with an exercise price that is less than the exercise price of the original Stock Options or SARs without stockholder approval.

Appendix A

17.    Substitution and Assumption of Benefits.  The Board of Directors or the Committee may authorize the issuance of benefits under this Plan in connection with the assumption of, or substitution for, outstanding benefits previously granted to individuals who become employees of Motorola Solutions or any Subsidiary as a result of any merger, consolidation, acquisition of property or stock, or reorganization, upon such terms and conditions as the Committee may deem appropriate. Any substitute Awards granted under the Plan shall not count against the share limitations set forth in section 4 hereof, to the extent permitted by Section 303A.08 of the Corporate Governance Standards of the New York Stock Exchange.

18.    Nontransferability.  Each benefit granted under the Plan shall not be transferable other than by will or the laws of descent and distribution, and each Stock Option and SAR shall be exercisable during the participant’s lifetime only by the participant or, in the event of disability, by the participant’s personal representative. In the event of the death of a participant, exercise of any benefit or payment with respect to any benefit shall be made only by or to the beneficiary, executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant’s rights under the benefit shall pass by will or the laws of descent and distribution. Subject to the approval of the Committee in its sole discretion, Stock Options may be transferable to members of the immediate family of the participant and to one or more trusts for the benefit of such family members, partnerships in which such family members are the only partners, or corporations in which such family members are the only stockholders. “Members of the immediate family” means the participant’s spouse, children, stepchildren, grandchildren, parents, grandparents, siblings (including half brothers and sisters), and individuals who are family members by adoption.

19.    Taxes.  Motorola Solutions shall be entitled to withhold the amount of any tax attributable to any amounts payable or shares deliverable under the Plan, after giving notice to the person entitled to receive such payment or delivery, and Motorola Solutions may defer making payment or delivery as to any award, if any such tax is payable, until indemnified to its satisfaction. In connection with the exercise of a Stock Option or the receipt or vesting of shares hereunder, a participant may pay all or a portion of any withholding as follows: (a) with the consent of the Committee, by electing to have Motorola Solutions withhold shares of common stock having a fair market value equal to the amount required to be withheld up to the minimum required statutory withholding amount; or (b) by delivering irrevocable instructions to a broker to sell shares and to promptly deliver the sales proceeds to Motorola Solutions for amounts up to and in excess of the minimum required statutory withholding amount. For restricted stock and restricted stock unit awards, no withholding in excess of the minimum statutory withholding amount will be allowed.

20.    Duration of the Plan.  No award shall be made under the Plan more than ten years after the date of its adoption by the Board of Directors; provided, however, that the terms and conditions applicable to any option granted on or before such date may thereafter be amended or modified by mutual agreement between Motorola Solutions and the participant, or such other person as may then have an interest therein.

21.    Amendment and Termination.  The Board of Directors or the Committee may amend the Plan from time to time or terminate the Plan at any time. However, unless expressly provided in an award or pursuant to the terms of any incentive plan implemented pursuant to this Plan, no such action shall reduce the amount of any existing award or change the terms and conditions thereof without the participant’s consent; provided, however, that the Committee may, in its discretion, substitute SARs which can be settled only in stock for outstanding Stock Options without a participant’s consent. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary to comply with applicable laws, regulations, or stock exchange rules.

22.    Fair Market Value.  The fair market value of shares of Motorola Solutions’ common stock at any time shall be determined in such manner as the Committee may deem equitable, or as required by applicable law or regulation.

Appendix A

23.    Other Provisions.

(a) The award of any benefit under the Plan may also be subject to other provisions (whether or not applicable to the benefit awarded to any other participant) as the Committee determines appropriate, including provisions intended to comply with federal or state securities laws and stock exchange requirements, understandings or conditions as to the participant’s employment, requirements or inducements for continued ownership of common stock after exercise or vesting of benefits, or forfeiture of awards in the event of termination of employment shortly after exercise or vesting, or breach of noncompetition or confidentiality agreements following termination of employment, or effective as of January 1, 2008 cancellation of awards or benefits, reimbursement of compensation paid or reimbursement of gains realized, upon certain restatement of financial results.

(b) In the event any benefit under this Plan is granted to an employee who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individuals to comply with applicable law, regulation or accounting rules consistent with the purposes of the Plan and the Board of Directors or the Committee may, in its discretion, establish one or more sub-plans to reflect such modified provisions. All sub-plans adopted by the Committee shall be deemed to be part of the Plan, but each sub-plan shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any sub-plans to Participants in any jurisdiction which is not the subject of such sub-plan.

(c) The Committee, in its sole discretion, may require a participant to have amounts or shares of common stock that otherwise would be paid or delivered to the participant as a result of the exercise or settlement of an award under the Plan credited to a deferred compensation or stock unit account established for the participant by the Committee on the Company’s books of account.

(d) Neither the Plan nor any award shall confer upon a participant any right with respect to continuing the participant’s employment with the Company; nor shall they interfere in any way with the participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by applicable laws and any enforceable agreement between the employee and the Company.

(e) No fractional Shares shall be issued or delivered pursuant to the Plan or any award, and the Committee, in its discretion, shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(f) Payments and other benefits received by a participant under an award made pursuant to the Plan shall not be deemed a part of a participant’s compensation for purposes of determining the participant’s benefits under any other employee benefit plans or arrangements provided by the Company or a Subsidiary, notwithstanding any provision of such plan to the contrary, unless the Committee expressly provides otherwise in writing.

(g) The Committee may permit participants to defer the receipt of payments of awards pursuant to such rules, procedures or programs it may establish for purposes of this Plan. Notwithstanding any provision of the Plan to the contrary, to the extent that awards under the Plan are subject to the provisions of Section 409A of the Code, then the Plan as applied to those amounts shall be interpreted and administered so that it is consistent with such Code section.

24.    Governing Law.  The Plan and any actions taken in connection herewith shall be governed by and construed in accordance with the laws of the state of Illinois (without regard to any state’s conflict of laws principles). Any legal action related to this Plan shall be brought only in a federal or state court located in Illinois.

Appendix A

25.    Stockholder Approval.  The Plan was adopted by the Board of Directors on February 23, 2006, subject to stockholder approval. The Plan and any benefits granted thereunder shall be null and void if stockholder approval is not obtained at the next annual meeting of stockholders.

Location for the Annual Meeting of Stockholders:

Capital Hilton

1001 16th Street NW, Washington, DC 20036, (202) 393-1000

May 2, 2011 at 5:00 P.M., EDT

Map to the Capital Hilton

Directions to the Capital Hilton

Capital Hilton is located two blocks north of the White House on 16th Street and K Street, in Northwest Washington, DC. The hotel is easily accessible to three different Metro Stations: Farragut North (Red Line), Farragut West (Blue & Orange Lines), and McPherson Square (Blue & Orange Lines). Capital Hilton is also less than one mile to the Washington Convention Center.

Directions from Washington National Airport

Follow signs to Washington. Take first exit to I-395 N, which becomes 14th St Bridge. Move to left lane and go north on Route 1 (14th St). Turn left on I St. Turn right on 16th St. Go north one block. Hotel is on corner of 16th and K.

Directions from Washington Dulles International Airport

Take Dulles Toll Road to I-66 East. Follow signs to Washington. Take Constitution Ave exit. Turn left on 18th. Turn right on H St and then left on 16th. Go north two blocks. Hotel is on corner of 16th and K.

Directions from Baltimore/Washington International Airport

Take Baltimore-Washington Parkway (I-295 S) to Route 50 W (will become New York Ave). Cross over N Capitol St into Northwest DC. At Mt Vernon Sq, turn left on 10th St and right on K St. Turn right on 16th St. Hotel is on corner of 16th and K.

MOTOROLA SOLUTIONS, INC. 1303 E. ALGONQUIN RD. SCHAUMBURG, IL 60196

Vote 24 Hours a Day, 7 Days a Week by Internet, Telephone or Mail.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on Sunday, May 1, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on Sunday, May 1, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, please do NOT mail back the proxy card. You can access, view and download this year’s Annual Report and Proxy Statement at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M30271-P08196	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

MOTOROLA SOLUTIONS, INC.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR ALL NOMINEES LISTED BELOW:
			For	Against	Abstain
1.	Election of Directors for a One-Year Term

	1a.	Gregory Q. Brown	☐	☐	☐

	1b.	William J. Bratton	☐	☐	☐

	1c.	David W. Dorman	☐	☐	☐

	1d.	Michael V. Hayden	☐	☐	☐

	1e.	Vincent J. Intrieri	☐	☐	☐

	1f.	Judy C. Lewent	☐	☐	☐

	1g.	Samuel C. Scott III	☐	☐	☐

	1h.	John A. White	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE FOLLOWING PROPOSAL:

2.	Advisory approval of the Company’s executive compensation.		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE 1 YEAR ON THE FOLLOWING PROPOSAL:	1 Year	2 Years	3 Years	Abstain

3.	Recommend, by non-binding vote, the frequency of advisory votes on the Company’s executive compensation. ☐	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE FOLLOWING PROPOSALS:		For	Against	Abstain

4.	Reapproval of material terms for performance-based awards under the Motorola Solutions Omnibus Incentive Plan of 2006.	☐	☐	☐

5.	Ratification of the Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for 2011.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE AGAINST THE FOLLOWING PROPOSAL:

6.	Shareholder Proposal re: Human Rights Policy.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

ADMISSION TICKET TO MOTOROLA SOLUTIONS’

2011 ANNUAL MEETING OF STOCKHOLDERS

This is your admission ticket to gain access to Motorola Solutions’ 2011 Annual Meeting of Stockholders. Please present this ticket at one of the registration stations. Please note that a large number of stockholders may attend the meeting, and seating is on a first-come, first-served basis.

THIS TICKET IS NOT TRANSFERABLE

Location for the Annual Meeting of Stockholders:

Capital Hilton

1001 16th Street NW

Washington, DC 20036

May 2, 2011 at 5:00 p.m., EDT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M30272-P08196

THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

for the Annual Meeting of Stockholders, May 2, 2011

The stockholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Card hereby appoint(s) Gregory Q. Brown, Lewis A. Steverson and John K. Wozniak, or any one of them, as proxies (with power of substitution) to represent and to vote all the shares of common stock of Motorola Solutions, Inc. which the stockholder(s) would be entitled to vote, at the Annual Meeting of Stockholders of Motorola Solutions, Inc. to be held on May 2, 2011, and at any adjournments or postponements thereof.

In their discretion, the proxies are authorized to vote upon any other matter that may properly come before the meeting or any adjournments or postponements thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE, BUT IF NO CHOICES ARE INDICATED,

THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED, FOR PROPOSAL 2, FOR ONE YEAR ON PROPOSAL 3,

FOR PROPOSAL 4, FOR PROPOSAL 5, AND AGAINST PROPOSAL 6.

IMPORTANT - Please vote, date and sign on the reverse side and mail this proxy card promptly in the enclosed envelope. When there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the full corporation name should be given, and this proxy should be signed by a duly authorized officer, showing his or her title.